Exhibit 10.7

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED

$195,000,000

CREDIT AGREEMENT

dated as of September 1, 2016

among

CARBON ANALYTICS MERGER SUB LLC

(to be merged with and into CLEARWATER ANALYTICS, LLC),

as a Borrower,

CARBON ANALYTICS ACQUISITION LLC,

as Holdings,

CLEARWATER ANALYTICS, LLC,

in its capacity as successor by merger to Merger Sub immediately following consummation of the Merger,

as a Borrower

THE LENDERS PARTY HERETO,

ARES CAPITAL CORPORATION,

as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and Issuing Lender,

and

GOLUB CAPITAL LLC,

as Joint Lead Arranger, Joint Bookrunner and Syndication Agent

i

4.15.	Indemnity	66
4.16.	Repayment of Loans; Evidence of Debt	66
4.17.	Replacement of Lenders	67
4.18.	Defaulting Lenders	67

SECTION 5. REPRESENTATIONS AND WARRANTIES		70

5.1.	Financial Condition	70
5.2.	No Change	70
5.3.	Existence; Compliance with Law	70
5.4.	Power; Authorization	71
5.5.	Enforceable Obligations	71
5.6.	No Legal Bar	71
5.7.	No Material Litigation	71
5.8.	Investment Company Act	72
5.9.	Federal Regulation	72
5.10.	No Event of Default	72
5.11.	Taxes	72
5.12.	Subsidiaries	72
5.13.	Ownership of Property; Liens	72
5.14.	ERISA	73
5.15.	Collateral Documents	73
5.16.	Copyrights, Patents, Permits, Trademarks and Licenses	74
5.17.	Environmental Matters	75
5.18.	Accuracy and Completeness of Information	76
5.19.	Labor Matters	76
5.20.	Solvency	76
5.21.	Use of Proceeds	77
5.22.	Insurance	77
5.23.	Reserved	77
5.24.	PATRIOT Act; FCPA	77
5.25.	Foreign Assets Control Regulations and Anti-Money Laundering	77
5.26.	Status of Holdings	77

SECTION 6. CONDITIONS PRECEDENT		77

6.1.	Conditions Precedent on the Closing Date	77
6.2.	Conditions to All Loans and Letters of Credit	82

SECTION 7. AFFIRMATIVE COVENANTS		83

7.1.	Financial Statements	83
7.2.	Certificates; Other Information	85
7.3.	Conduct of Business and Maintenance of Existence	86
7.4.	Maintenance of Property; Insurance	86
7.5.	Inspection of Property; Books and Records; Discussions; Annual Lender Conference Call	87
7.6.	Notices	88
7.7.	Environmental Laws	89
7.8.	Additional Collateral and Guarantees	89
7.9.	Compliance with Law	91

7.10.	Security Interests; Further Assurances	91
7.11.	Control Agreements	91
7.12.	Payment of Taxes	91
7.13.	Certain Post-Closing Obligations	92
7.14.	[Reserved]	92
7.15.	Designation of Subsidiaries	92

SECTION 8. NEGATIVE COVENANTS		92

8.1.	Indebtedness	93
8.2.	Liens	95
8.3.	Specified Litigation Liabilities	98
8.4.	Fundamental Changes	98
8.5.	Sale of Assets	99
8.6.	Investments	101
8.7.	Modification of Organizational Documents	103
8.8.	Limitations on Holdings	104
8.9.	Financial Covenant	104
8.10.	Clauses Restricting Subsidiary Distributions	105
8.11.	Restricted Payments	105
8.12.	Transactions with Affiliates	107
8.13.	Changes in Fiscal Year	108
8.14.	Lines of Business	108
8.15.	Prepayments and Amendments of Certain Subordinated Indebtedness	108
8.16.	Negative Pledges	109
8.17.	Sales and Leasebacks	110
8.18.	Use of Proceeds	110

SECTION 9. EVENTS OF DEFAULT		110

SECTION 10. THE AGENTS AND THE ISSUING LENDER		113

10.1.	Appointment and Duties	113
10.2.	Binding Effect	114
10.3.	Use of Discretion	115
10.4.	Delegation of Rights and Duties	115
10.5.	Reliance and Liability	115
10.6.	Administrative Agent Individually	116
10.7.	Lender Credit Decision	117
10.8.	Expenses; Indemnities	117
10.9.	Resignation of Administrative Agent or Issuing Lender	118
10.10.	Additional Secured Parties	119
10.11.	Release of Collateral or Guarantors; Subordination of Liens	119
10.12.	Third Party Beneficiaries	120

SECTION 11. MISCELLANEOUS		120

11.1.	Amendments and Waivers	120
11.2.	Notices	124
11.3.	No Waiver; Cumulative Remedies	125
11.4.	Survival of Representations and Warranties	125

11.5.	Payment of Expenses; Indemnification	125
11.6.	Successors and Assigns; Participations and Assignments	127
11.7.	Adjustments; Set off	133
11.8.	Counterparts	134
11.9.	Governing Law; Third Party Rights	134
11.10.	Submission to Jurisdiction	134
11.11.	Marshaling; Payments Set Aside	135
11.12.	Interest	135
11.13.	Severability	136
11.14.	Integration	136
11.15.	Acknowledgments	136
11.16.	USA PATRIOT Act	136
11.17.	Loan Modification Offers	137

SCHEDULES

Schedule I	Commitment Amounts
Schedule II	Guarantors
Schedule 5.7	Litigation
Schedule 5.12	Subsidiaries
Schedule 5.13	Fee Properties, Leased Properties, Other Properties and Mortgaged Properties
Schedule 7.13	Post-Closing Matters
Schedule 8.1 (a)	Existing Indebtedness
Schedule 8.2(h)	Existing Liens
Schedule 8.6	Existing Investments
Schedule 8.10	Agreements Restricting Subsidiary Distributions
Schedule 8.12	Existing Affiliate Transactions
Schedule 8.16	Negative Pledge

EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Tranche B Term Note
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Excess Cash Flow Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Guarantee and Collateral Agreement
Exhibit G	[Reserved]
Exhibit H	Form of Portfolio Interest Certificate
Exhibit I	[Reserved]
Exhibit J	[Reserved]
Exhibit K	Form of Borrowing Notice
Exhibit L	Form of Interest Election Request
Exhibit M	Form of Solvency Certificate

This CREDIT AGREEMENT, dated as of September 1, 2016 (this “Agreement”), is entered into by and among Carbon Analytics Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), to be merged with and into Clearwater Analytics, LLC, a Delaware limited liability company (“Target” and in its capacity as successor by merger to Merger Sub immediately following consummation of the Merger, a “Borrower”), Carbon Analytics Acquisition LLC, a Delaware limited liability company (“Holdings”), ARES CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “Ares Capital”), as Administrative Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”), as Issuing Lender (as defined below) and as a Lender, and such Lenders.

W I T N E S S E T H:

A.    Pursuant to the Stock Purchase Agreement and Plan of Merger, dated as of July 26, 2016 (the “Merger Agreement”), among Holdings, Merger Sub, Target and the other persons party thereto, Merger Sub will be merged with and into Target (the “Merger”), with Target as the surviving limited liability company, in accordance with the terms thereof.

B.    Immediately prior to, or substantially simultaneously with, the consummation of the Merger, it is intended that (i) equity contributions will be made in cash directly or indirectly to Holdings by the Sponsor (as defined below) and certain other investors (collectively, together with the Sponsor, the “Investors”), a portion of which shall be further contributed directly or indirectly as common equity to Merger Sub and (ii) certain other equity will be rolled over or directly or indirectly invested in equity of Parent and certain other equity of Parent will be issued directly or indirectly to, or otherwise directly or indirectly acquired by, existing shareholders and management of Target (clauses (i) and (ii), collectively, the “Equity Contribution”).

C.    Immediately following, or substantially simultaneously with, the transactions contemplated by the preceding recitals, it is intended that the Lenders will extend credit to Borrower in the form of (i) Tranche B Term Loans (as defined below) on the Closing Date (as defined below), in an initial aggregate principal amount of $175,000,000 and (ii) Revolving Credit Loans (as defined below) from time to time on and after the Closing Date, in an aggregate principal amount at any time outstanding not to exceed $20,000,000. The Revolving Credit Facility (as defined below) may include one or more Letters of Credit (as defined below) from time to time, in each case, on terms and subject to the conditions set forth herein.

D.    After giving effect to the Merger and the other transactions contemplated to occur on or prior to the Closing Date, Parent will own 100% of the outstanding equity interests in Holdings, and Holdings will own 100% of the outstanding equity interests in Borrower.

E.    Immediately following the consummation of the Merger, the Target will, by its execution of the Acknowledgement to Credit Agreement and Credit Documents attached hereto (the “Acknowledgement”), assume all of the rights, obligations and liabilities as Borrower under the Credit Documents.

F.    The Lenders are willing to extend such credit to Borrower, and the Issuing Lender is willing to issue Letters of Credit for the account of Borrower, in each case on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1.    Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

“Acceptance Notice”: as defined in subsection 2.3(a).

“Acquisition”: any transaction or series of related transactions by any Person for (a) the direct or indirect (i) acquisition of all or substantially all of the Property of another Person, or of any business line, unit or division of another Person or (ii) acquisition of more than 50% of the Capital Stock of another Person, or otherwise causing another Person (other than a Restricted Subsidiary) to become a Restricted Subsidiary of such Person, or (b) a merger or consolidation or any other combination with another Person.

“Acquisition Consideration”: the aggregate purchase consideration for any Acquisition and all other payments made (other than customary and reasonable transaction expenses) and Indebtedness assumed by Borrower or any of its Restricted Subsidiaries (which for each Acquisition shall be measured at the date of consummation thereof), in exchange for, or as part of, or in connection with any Acquisition, whether paid in cash or by exchange of Capital Stock or of assets or otherwise and whether payable on or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs,” other Profit Payment Agreements and other payments (other than customary and reasonable transaction expenses); provided, that Acquisition Consideration shall be calculated net of cash and Cash Equivalents acquired as part of the applicable Acquisition.

“Act”: as defined in subsection 11.16.

“Additional Issuing Lender”: as defined in subsection 3.14.

“Administrative Agent”: Ares Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Affiliate”: with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person; provided for the purpose of subsection 8.12, a Guarantor shall not be deemed an Affiliate of any Credit Party, nor shall any portfolio company of Sponsor with respect to transactions entered into by Borrower or any of its Subsidiaries with such portfolio company in the ordinary course of business. For purposes of this definition, a Person shall be deemed to control another Person if such Person has the power, direct or indirect, (a) to vote 10% or more of the securities having ordinary voting power for the election of members of the Board of Directors of such other Person, whether by ownership of securities, contract, proxy or otherwise, or (b) to direct or cause the direction of the management and policies of such other Person, whether by ownership of securities, contract, proxy or otherwise.

“Affiliated Lender”: any Lender that is a Sponsor or a Controlled Investment Affiliate of a Sponsor, excluding, for the avoidance of doubt, Borrower, any Guarantor or their Subsidiaries.

“Agreement”: this Credit Agreement, as amended, supplemented or modified from time to time.

“Applicable Margin”: for any day with respect to (a) Tranche B Tenn Loans, 6.50% in the case of Index Rate Loans and 7.50% in the case of LIBOR Loans, (b) with respect to Revolving Credit Loans, 6.50% in the case of Index Rate Loans and 7.50% in the case of LIBOR Loans, (c) with respect to Incremental Term Loans that are not Tranche B Term Loans, the margin to be added to the Index Rate or LIBOR Rate, as the case may be, as agreed upon by Borrower and the Lender or Lenders providing the Incremental Term Commitment relating thereto as provided in subsection 2.3, (d) with respect to Extended Term Loans, such percentage as shall be agreed to by Borrower and the applicable Extending Tenn Lenders as shown in the applicable Loan Modification Offer and (e) with respect to any Extended Revolving Credit Commitment, such percentage as shall be agreed to by Borrower and the applicable Revolving Credit Lenders pursuant to the applicable Revolving Extension Notice.

“Approved Fund”: a fund or commingled investment vehicle that invests in loans and is managed or advised by (a) a Lender, (b) an Affiliate of a Lender or (c) the same investment advisor as such Lender or Affiliate or by an Affiliate of such investment advisor.

“Ares Capital”: as defined in the preamble hereto.

“Asset Sale”: any sale, sale-leaseback, transfer, lease, conveyance or other disposition by Borrower or any of its Restricted Subsidiaries of any of its property or assets, including the Capital Stock of any Subsidiary, including by issuance of Capital Stock, except sales and dispositions permitted by subsections 8.5(a), (b), (c), (d), (f), (h), (i), (j), (1), (m) (solely to the extent the aggregate net proceeds received in respect of which following the Closing Date are less than $10,000,000), (n), (o), (p) (solely with respect to sales, transfers, leases or other dispositions to Borrower or any Subsidiary Guarantor), (q), (r) and (s).

“Assignee”: each Person acquiring Loans and Commitments pursuant to subsection 11.6(c).

“Assignment and Assumption”: an assignment and acceptance substantially in the form of Exhibit E, or such other form as shall be approved by the Administrative Agent and, to the extent Borrower’s consent to the assignment evidenced thereby is required hereunder, Borrower.

“Available Amount”: as of any date of determination, an amount (if positive) equal to

(a)    $7,500,000, plus

(b)    for each fiscal year of Borrower commencing with the fiscal year ending December 31, 2017 and for which financial statements shall have been delivered in accordance with subsection 7.1(a), (i) 100% of Excess Cash Flow (which shall not be less than zero for any year) for such years minus (ii) the aggregate amount of prepayments made (or required to be made pursuant to the terms hereof) by Borrower in respect of such fiscal years in accordance with subsection 4.5(e) and made pursuant to subsection 4.4 to the extent such voluntary prepayments reduce a required Excess Cash Flow payment, plus

(c)    the amount of any capital contributions received by Holdings or proceeds of equity issuances by Holdings (other than proceeds of Permitted Securities otherwise applied pursuant to subsections 8.6(1) and 8.6(m)), in each case, solely to the extent permitted hereunder and contributed as common equity to Borrower (other than in connection with Cure Amounts or Excluded Claim Payments) after the Closing Date and prior to such date of determination, plus

(d)    to the extent not included in clause (b) above, (i) the aggregate amount of any cash Returns received by Borrower or any of its Restricted Subsidiaries in respect of Investments made in reliance on the Available Amount pursuant to Section 8.6(m) and 8.6(n); provided that in no case shall such amount exceed the amount of such Investments, and (ii) in the event that Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into Borrower or any Restricted Subsidiary, so long as Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Borrower or any Restricted Subsidiary), so long as the Investment corresponding to the initial designation of such Subsidiary as an Unrestricted Subsidiary was made in reliance on the Available Amount pursuant to Section 8.6(n), the fair market value (as determined in good faith by Borrower) of the Investment in such Unrestricted Subsidiary at the time of such redesignation, plus

(e)    the aggregate amount of any Declined Proceeds, minus

(f)    the aggregate amount of all Investments made in reliance on the Available Amount pursuant to subsection 8.6(m) and 8.6(n), minus

(g)    the aggregate amount of all Restricted Payments made in reliance on the Available Amount pursuant to subsection 8.1 l(i), minus

(h)    the aggregate amount of all prepayments of Junior Indebtedness made in reliance on the Available Amount pursuant to subsection 8.15(a)(3).

“Available Revolving Credit Commitment”: as to any Lender, at a particular time, an amount equal to (a) the amount of such Lender’s Revolving Credit Commitment (including any Incremental Revolving Credit Commitment) at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 3.1, (ii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit issued by the Issuing Lender and (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of L/C Obligations; collectively, as to all the Lenders, the “Available Revolving Credit Commitments.”

“Bankruptcy Code”: Title I of the Bankruptcy Reform Act of 1978, as amended and codified at Title 11 of the United States Code.

“Beneficial Owner”: as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board”: the Board of Governors of the Federal Reserve System, together with any successor.

“Board of Directors”: as for any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Borrower”: means, collectively, Merger Sub, immediately prior to the consummation of the Merger, and Target, as successor by merger to Merger Sub immediately following consummation of the Merger.

“Borrowing”: any borrowing of a Loan hereunder pursuant to a Borrowing Notice.

“Borrowing Date”: any Business Day specified in a notice pursuant to (a) subsection 4.1 as a date on which Borrower requests the Lenders to make Loans hereunder or (b) subsection 3.4 as a date on which Borrower requests the Issuing Lender to issue a Letter of Credit hereunder.

“Borrowing Notice”: any notice of Borrowing delivered substantially in the form of Exhibit K.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all of the partnership interests, membership interests or equivalent equity securities in a Person (other than a corporation) and any and all warrants or options to purchase, or securities or instruments convertible into or exchangeable for, any of the foregoing.

“Capitalized Leases”: all leases that have been or are required to be, subject to subsection 1.2(e), in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time or demand deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by, guaranteed by or placed with, and money market deposit accounts issued or offered by, any office of any Lender, or any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-l by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition of such commercial paper; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition of such security issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest substantially all of their assets in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) other shortterm investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Agreement”: any agreement relating to Cash Management Services.

“Cash Management Services” means any one or more of the following types of services or facilities including (a) ACH transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, bank acceptance draft issuance and commercial acceptance draft discounting, sight draft and electronic funds transfer services, (c) credit card processing services, (d) credit or debit cards and (e) purchase cards.

“CERCLA”: as defined in subsection 5.17(h).

“CFC”: a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Law”: with respect to any Lender, (a) the adoption of, or change in, any law, treaty, rule, regulation, policy, guideline or directive (whether or not having the force of law, and including regulations enacted after the Closing Date pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act), (b) any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, or (c) any determination of an arbitrator or a court or other Governmental Authority with which such Lender, in the reasonable opinion of its counsel, must comply to avoid censure or penalty, in each case after the Closing Date.

“Change of Control”: shall be considered to have occurred if:

(a)    at any time prior to a Qualified Public Offering, either (i) the Permitted Holders shall cease to own, directly or indirectly, in the aggregate, issued and outstanding Capital Stock of Borrower having at least forty percent of the voting power of the then outstanding Capital Stock of Borrower or (ii) the Sponsor shall cease to have the right, directly or indirectly, to designate a majority of the members of the Board of Directors of Borrower;

(b)    at any time after a Qualified Public Offering: if (i) any Person (other than the Permitted Holders or any person acting in the capacity of an underwriter with respect to a distribution of Capital Stock of Borrower), whether singly or in concert with one or more Persons, shall, directly or indirectly, have acquired or acquire the power to vote or direct the voting of 35% or more, on a fully diluted basis, of the outstanding Capital Stock of Borrower and (ii) at such time the Permitted Holders own, directly or indirectly, in the aggregate, issued and outstanding Capital Stock of Borrower representing less voting power than the then outstanding Capital Stock of Borrower held by such Person(s); or

(c)    Holdings shall cease to own and control, directly or indirectly, one hundred percent (100%) of the then outstanding Capital Stock of Borrower.

“Closing Date”: the Business Day of the funding of the Tranche B Term Loans.

“Closing Date Material Adverse Effect”: a Material Adverse Effect (as defined in the Merger Agreement).

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property and assets of the Credit Parties, owned as of the Closing Date or thereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender at any time, such Lender’s Tranche B Term Loan Commitment, Incremental Tenn Commitment, Revolving Credit Commitment and/or Incremental Revolving Credit Commitment; collectively, as to all the Lenders from time to time, the “Commitments”.

“Commitment Fee”: as defined in subsection 3.2.

“Commitment Fee Rate”: 0.50% per annum.

“Commitment Percentage”: as to any Lender at any time, its Tranche B Term Loan Commitment Percentage, Incremental Term Loan Commitment Percentage, Tenn Loan Commitment Percentage or Revolving Credit Commitment Percentage, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Representations”: such representations and warranties regarding the Target and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or its Affiliates has the right to terminate its or its Affiliates’ obligations under the Merger Agreement (or the right not to consummate the Merger pursuant to the Merger Agreement) or to not close thereunder as a result of a failure of such representations and warranties to be true and correct.

“Compliance Certificate”; an officer’s certificate substantially in the form of Exhibit C or such other fonn as shall be approved by the Administrative Agent and Borrower.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents and the current portion of deferred tax assets) that would, in confonnity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any long-term Indebtedness of Borrower and its Restricted Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of contingent obligations under outstanding Letters of Credit or Revolving Credit Loans to the extent otherwise included therein and (c) the current portion of deferred tax liabilities.

“Consolidated EBITDA”: for any period:

(a)    Consolidated Net Income for such period, plus

(b)    without duplication and, except with respect to clauses (xiii)(l) and (xiv), to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(i)    total provision for income tax expense and the amount of any Tax Distributions, plus

(ii)    consolidated interest expense, premiums paid on Indebtedness repaid or redeemed, costs of surety bonds in connection with financing activities and other fees and charges associated with the acquisition or repayment of any Indebtedness of Borrower or its Subsidiaries, and net payments, if any, pursuant to Interest Rate Agreements, plus

(iii)    depreciation and amortization (including impairment of goodwill) expense, plus

(iv)    franchise taxes, state single business unitary and other state-based or jurisdictional taxes and similar taxes that are in the nature of income taxes, plus

(v)    any extraordinary expenses, losses or charges, in an aggregate amount not to exceed 10% of Consolidated EBITDA (prior to giving effect to such addback) for such period, plus

(vi)    any other non-cash charges, plus

(vii)    any fees, costs and expenses related to any warrant or equity offering or repurchase, Investment, Permitted Acquisition, Asset Sale, dividend or distribution peimitted hereunder or the incurrence or amendment or other modification of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each case, whether or not successful), plus

(viii)    the amount of expenses accrued in such period and payable to the Sponsor to the extent permitted under subsection 8.12(h) or (i), plus

(ix)    any costs and expenses related to the Transactions, plus

(x)    (1) non-recurring or unusual expenses, losses or charges and (2) fees, charges and expenses in respect of integration, severance, retention, relocation, transition and other similar employee expenses, consolidation, opening and closing costs for facilities and/or consolidation of facilities, future lease commitments, systems establishment, business optimization and other restructuring or similar costs (including accounting expenses related thereto), in an aggregate amount for clauses (1) and (2) not to exceed (I) 15% of Consolidated EBITDA for each such period after the Closing Date and prior to the second anniversary of the Closing Date and (II) 10% for each such period thereafter (in each case, after giving effect to any Specified Transaction, but prior to giving effect to (A) such addbacks and (B) any deduction in the calculation of Consolidated EBITDA in respect of capitalized software development costs incurred in such Test Period in accordance with clause (c)(iv) below), plus

(xi)    all settlement or judgment payments, including legal fees and expenses, with respect to the Specified Litigation Liabilities to the extent that such payments are not prohibited to be made pursuant to Section 8.3(a), plus

(xii)    any net loss attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of during the period, plus

(xiii)    (1) the aggregate amount of expenses or losses incurred by Borrower or one of its Restricted Subsidiaries relating to business interruption to the extent covered by insurance and (x) actually reimbursed or otherwise paid to Borrower or such Restricted Subsidiary or (y) so long as such amount is reasonably expected to be received by Borrower or such Restricted Subsidiary within 180 days of the date of determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 180 days) and (2) the aggregate amount of any loss incurred by Borrower or one of its Restricted Subsidiaries during such period for which there is other insurance or indemnity coverage and for which such insurance or indemnity recovery is reasonably expected to be received by Borrower or one of its Restricted Subsidiaries within 180 days of the date of determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 180 days), plus

(xiv)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains were deducted in the calculation of Consolidated EBITDA pursuant to clause (c)(i) below for any current or previous period and not added back, plus

(xv)    customary fees, expenses and indemnity payments paid to or on behalf of Borrower’s directors, plus

(xvi)    costs, fees and expenses to the extent funded with the net proceeds of the issuance of any Permitted Securities received by Borrower during such period, plus

(xvii)    expenses during such period in connection with earn-outs, guarantees and other deferred or similar payments in connection with Permitted Acquisitions, Investments and the Merger, in each case, to the extent required to be included in the calculation of Consolidated Net Income in accordance with GAAP during such period as an accounting adjustment to the extent that the actual amount payable or paid in respect of such earn-outs or other deferred payments exceeds the liability booked by the applicable Credit Party therefore; minus

(c)    without duplication and to the extent included in the statement of Consolidated Net Income for such period, the sum of:

(i)    all non-cash income or gains, plus

(ii)    all cash payments made (or netting arrangements resulting in reduced cash receipts) during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (b)(vi) above in a previous period, plus

(iii)    to the extent included in the statement of such Consolidated Net Income for such period, the sum of (1) interest income (except to the extent deducted in determining consolidated interest expense), (2) any extraordinary, non-recurring or unusual income or gains, (3) gains on the sales of assets outside of the ordinary course of business, (4) any net after tax gain or income from the early extinguishment of Indebtedness and (5) any net income attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of during the period, all as determined on a consolidated basis, plus

(iv)    the aggregate amount of capitalized software development costs incurred in such Test Period;

provided that the following items shall be excluded from Consolidated Net Income for purposes of the determination of Consolidated EBITDA: (x) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Hedge Agreements in accordance with GAAP; (y) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses, including those (A) related to currency remeasurements of Indebtedness and (B) resulting from hedge agreements for currency exchange risk; and (z) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application). Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarters ended September 30, 2015, December 31, 2015, March 31, 2016 and June 30, 2016 shall be deemed to be $5,124,897, $7,202,664, $6,127,654 and $6,614,653, respectively; provided that the numbers in this sentence are subject (without duplication) to further adjustment pursuant to subsection 1.3.

“Consolidated Indebtedness”: at a particular date, the aggregate stated principal amount of Indebtedness consisting (without duplication) of funded Indebtedness for borrowed money, purchase money Indebtedness, obligations in respect of Capitalized Leases, unpaid earnouts and similar contingent payment obligations to the extent due and owing and debt obligations evidenced by promissory notes or similar instruments and guarantees thereof, determined on a consolidated basis in accordance with GAAP at such date; provided that Consolidated Indebtedness shall not include Indebtedness in respect of (a) any letter of credit, except to the extent of unreimbursed amounts under standby letters of credit or (b) obligations under Hedge Agreements.

“Consolidated Net Income”: for any period, net income (or loss) of Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that (a) the net income (but not net loss) of any Person that is accounted for by the equity method of accounting shall not be included except to the extent paid in cash as a dividend or distribution to Borrower or a Guarantor and (b) Consolidated Net Income shall not include any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development).

“Consolidated Total Net Leverage Ratio”: at any time, the ratio of (a) Consolidated Indebtedness of Borrower and its Restricted Subsidiaries as of such time minus the lesser of (i) $12,500,000 and (ii) the amount of unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries (other than unrestricted cash and Cash Equivalents that are maintained in Excluded Accounts) that, beginning with the date that is ninety (90) days after the Closing Date, is subject to a first priority perfected Lien in favor of the Administrative Agent pursuant to a Control Agreement (excluding, for the avoidance of doubt, with respect to any calculation of the Consolidated Total Net Leverage Ratio pursuant to subsection 2.3(a), the proceeds of any loans drawn under any Incremental Facilities on the applicable Increased Amount Date) to (b) Consolidated EBITDA for the most recently completed four fiscal quarters of Borrower for which financial statements have been or are required to be provided to the Lenders pursuant to subsection 7.1.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties or other similar contingent obligations, including indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by Borrower in good faith.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property or assets owned by it are bound.

“Control Agreement”: as defined in the Guarantee and Collateral Agreement.

“Controlled Investment Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of management and policies of such Person whether by contract or otherwise.

“Covered Taxes”: all Taxes excluding Excluded Taxes.

“Credit Documents”: this Agreement, the Notes, any agreements entered into with the Issuing Lender with respect to the issuance of Letters of Credit hereunder, the Guarantee and Collateral Agreement, the Mortgages, any Incremental Loan Amendment and all other documents delivered to the Administrative Agent and/or any Lender in connection herewith or therewith.

“Credit Parties”: the collective reference to Borrower and the Guarantors.

“Cure Amount”: as defined in Section 9.

“Cure Right”: as defined in Section 9.

“Debtor Relief Laws”: the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time.

“Declined Proceeds”: as defined in subsection 4.7(c).

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied, unless cured (to the extent able to be cured) or waived in accordance with the terms of this Agreement.

“Defaulting Lender”: subject to subsection 4.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is solely the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based solely on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) is or has become, after the date it becomes a Lender, or has a direct or indirect parent company that is or has become, after the date it becomes a Lender, (i) the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination made in good faith by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to subsection 4.18(b)) upon delivery of written notice of such determination to Borrower, the Issuing Lender and each Lender.

“Destruction”: any and all damage to, or loss or destruction of, all or any portion of the Collateral.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) (a) require the payment of any cash dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 91 days after the latest maturity date for any of the Loans (other than upon a change of control, asset sale or similar event or IPO, if such payment is subject to repayment of the Obligations (other than unasserted expense reimbursement and contingent indemnity obligations)) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness other than Indebtedness otherwise permitted under subsection 8.01; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender”: (a) (i) those persons identified in writing by Borrower or the Sponsor from time to time that are competitors of the Credit Parties and their Subsidiaries and (ii) any Affiliates of any such competitors (other than Affiliates that are bona fide debt funds or fixed income investors that are engaged in making or purchasing commercial loans in the ordinary course of business, except to the extent otherwise disqualified pursuant to the following clause (b)), in each case, that are either (x) separately identified in writing by Borrower or the Sponsor from time to time or (y) clearly identifiable on the basis of such affiliate’s name, (b) those banks, financial institutions and other persons separately identified by Borrower or the Sponsor to Agent in writing prior to the date hereof or (c) private equity affiliates of the Lenders. With respect to any Disqualified Lender that is designated after the Closing Date, such designation shall not have retroactive effect.

“Disregarded Subsidiary”: any Subsidiary if all or substantially all of its assets, directly or indirectly through one or more Subsidiaries that are disregarded entities for U.S. federal income tax purposes, consist of cash and the Capital Stock and debt of one or more Foreign Subsidiaries that are CFCs.

“Dollars” and “$”: lawful money of the United States.

“Domestic Subsidiary”: any Subsidiary of Borrower that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“E-Fax”: any system used to receive or transmit faxes electronically.

“E-Svstem”: any electronic system, approved by the Administrative Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other person, providing for access to data protected by passcodes or other security system.

“Electronic Transmission”: each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Assignee”: (a) a Non-Defaulting Lender; (b) an Affiliate of any NonDefaulting Lender (other than a private equity Affiliate or an Affiliated Lender); (c) an Approved Fund of a Non-Defaulting Lender (other than a private equity Affiliate or an Affiliated Lender); (d) an Affiliated Lender pursuant to the terms and conditions of subsection 11.6(j); (e) Holdings, Borrower or a Subsidiary of Borrower pursuant to the terms and conditions of subsection 11.6(k); and (f) any other Person (other than a natural person) approved by the Administrative Agent and Borrower (in each case, such approval not to be unreasonably withheld or delayed); provided that (i) Borrower’s approval is not required during the existence and continuation of an Event of Default under subsection 9(A)(a), 9(A)(c) (solely with respect to a default in the observance or performance of any agreement contained in subsection 8.9), 9(A)(d) (solely with respect to a default in the observance or performance of any agreement contained in subsections 7.1(a), 7.1(b) or 7.1(c) or subsection 7.2(a)) or 9(A)(f); (ii) approval by Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from Borrower within ten Business Days after such request for such approval has been delivered to Borrower in writing; and (iii) neither Borrower nor an Affiliate of Borrower (other than in accordance with and subject to the restrictions of (x) in the case of an Affiliated Lender, subsection 11.6(j) and (y) with respect to Holdings, Borrower and their respective Subsidiaries, 11.6(k)) shall qualify as an Eligible Assignee; provided, further, that it shall not be deemed unreasonable for the Administrative Agent to require any proposed Eligible Assignee to disclose whether it is the holder of any Junior Indebtedness of Holdings, Borrower or any of its Subsidiaries or to withhold its approval with respect to any such proposed Eligible Assignee that is a holder of any such Junior Indebtedness. Notwithstanding the foregoing, (1) no Person shall be an Eligible Assignee with respect to Revolving Credit Loans, Revolving Credit Commitments or Incremental Revolving Credit Commitments unless (a) such Person is already a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender that is a Non-Defaulting Lender hereunder, or (b) has been approved in writing by the Administrative Agent and the Issuing Lender (such approval not to be unreasonably (subject to the proviso of the immediately preceding sentence) withheld of delayed) and (2) no assignment shall be made to any Disqualified Lender unless an Event of Default exists under subsection 9(A)(a) or 9(A)(f).

“Employee Benefit Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA, but other than a Multiemployer Plan) that is maintained or contributed to by Borrower or any Restricted Subsidiary or, solely with respect to an employee benefit plan subject to Title IV of ERISA, by any ERISA Entity or with respect to which Borrower or any of its Restricted Subsidiaries has or may have any Liability.

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or Requirements of Law (including, without limitation, common law) relating to pollution or protection of the environment (including, without limitation, pollution or protection of ambient air, soil, subsurface strata, surface water, groundwater and natural resources such as flora, fauna and wetlands) or public or employee health and safety (to the extent related to exposure to Hazardous Materials), including, without limitation, to the release or threatened release, manufacture, storage, treatment, handling, use, transport, arrangement for disposal or disposal of Hazardous Materials, on or prior to the Closing Date or that may at any time thereafter be in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions, variances and any other authorizations required by any Governmental Authority under or pursuant to any Environmental Law.

“Equity Interests”: as defined in the Guarantee and Collateral Agreement.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity”: any member of the ERISA Group.

“ERISA Event”: (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by applicable regulation); (b) a failure by any Pension Plan to meet the minimum funding standards (as defined in Section 412 or 430 of the Code or Section 302 or 303 of ERISA) applicable to such Pension Plan, in each instance, whether or not waived that would result in the imposition of a Lien or other encumbrance; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan that would result in the imposition of a Lien or other encumbrance; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the incurrence by any ERISA Entity of any Liability under Title IV of ERISA with respect to the termination of any Pension Plan; (f) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the tennination of or the appointment of a trustee to administer any Pension Plan; (g) the incurrence by any ERISA Entity of any Liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by any ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in Reorganization, within the meaning of Title IV of ERISA; (i) the making of any amendment to any Pension Plan that could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security; (j) the occurrence of a “prohibited transaction” (as defined in Section 4975 of the Code) with respect to any Employee Benefit Plan or Multiemployer Plan with respect to which Borrower or any such Restricted Subsidiary could have Liability; or (k) the failure of any Employee Benefit Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Employee Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code.

“ERISA Group”: Borrower, any Restricted Subsidiary and all corporations and all trades or businesses (whether or not incorporated) under common control that, together with Borrower or any Restricted Subsidiary, are treated as a single employer under Section 414(b) or (c) of the Code, or Section 414(m) or (o) of the Code solely with respect to Section 412 or 430 of the Code.

“Event of Default”: any of the events specified in Section 9; provided that any requirement for the giving of notice, the lapse of time, or both, in each case, as set forth in such Section 9, has been satisfied.

“Excess Cash Flow”: for any fiscal year of Borrower, the excess, if any, of:

(a)    the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year (provided that for the purpose of this definition, Consolidated EBITDA shall not be calculated on a Pro Forma Basis) and (ii) decreases in Consolidated Working Capital for such fiscal year (determined without giving effect to (w) any Permitted Acquisition or Asset Sale, (x) purchase accounting, (y) as a result of the reclassification of items from short-term to long-term and vice versa or (z) changes to Consolidated Working Capital resulting from non-cash charges and credits to consolidated current assets and consolidated current liabilities (including, without limitation, derivatives, deferred income tax and deferred revenues)), minus

(b)    the sum, without duplication, of (i)the aggregate amount actually paid by Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of capital expenditures (other than capital expenditures funded with the proceeds of the incurrence of Indebtedness (other than revolving loans) or the issuance of Permitted Securities), (ii) the aggregate amount of payments of principal in respect of any Indebtedness (including the principal component of payments made in respect of Capital Leases) during such fiscal year (other than (w) voluntary prepayments of the Term Loans and Revolving Credit Loans made pursuant to subsection 4.4, (x) pursuant to subsection 4.5, except in the case of a prepayment under subsection 4.5(c) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, (y) payments of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in the commitments in respect of such facility and (z) any repayment of Indebtedness to the extent made with the proceeds of the incurrence of Indebtedness (other than revolving loans) or the issuance of Permitted Securities), (iii) cash interest expense (including fees paid in connection with letters of credit and surety bonds and commitment fees and other periodic bank charges) of Borrower and its Restricted Subsidiaries, (iv) the amount of taxes (including franchise taxes, state single business unitary taxes and other state-based or jurisdictional taxes and similar taxes that are in the nature of income taxes) or, without duplication, Tax Distributions actually paid or to be paid in cash by Borrower and its Restricted Subsidiaries for such fiscal year either during such fiscal year or within a normal payment period thereof, (v) to the extent added to Consolidated Net Income in calculating Consolidated EBITDA for such fiscal year, the net cash cost of Interest Rate Agreements, (vi) the amount of all non-cash credits included in the calculation of Consolidated EBITDA and cash actually paid by Borrower and its Restricted Subsidiaries in connection with sub-clauses (v), (vii), (viii), (ix), (x), (xi), (xii), (xiii) and (xv) of clause (b) in the definition of Consolidated EBITDA, (vii) increases in Consolidated Working Capital for such fiscal year (determined without giving effect to (w) any Permitted Acquisition or Asset Sale, (x) purchase accounting, (y) as a result of the reclassification of items from short-term to long-term and vice versa or (z) changes to Consolidated Working Capital resulting from non-cash charges and credits to consolidated current assets and consolidated current liabilities (including, without limitation, derivatives, deferred income tax and deferred revenues)), (viii) the aggregate amount paid in cash by Borrower and/or its Subsidiaries on account of (x) Restricted Payments permitted under subsections 8.11(c), 8.11(e), 8.11(g), 8.11 (i), 8.1 l(k), 8.1 l(m), 8.11(n) and 8.11(o) (except to the extent made with the proceeds of Indebtedness (other than revolving loans) or the issuance of Permitted Securities), and (y) Permitted Acquisitions or Investments, including payments in cash of earn-outs, deferred purchase price and other contingent payment obligations in connection therewith (except to the extent made with the proceeds of Indebtedness (other than revolving loans) or the issuance of Permitted Securities), solely to the extent such amounts have not already been deducted in calculating Consolidated EBITDA, (ix) cash payments by Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of Borrower and its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness permitted hereunder, (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration paid in cash by Borrower and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, investments or capital expenditures to be consummated or made, plus any restructuring cash expenses or pension payments in each case within the period from the end of such fiscal year to the Excess Cash Flow Prepayment Date and (xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, cash payments against non-cash charges accrued in a prior period and other cash payments not expensed in determining Consolidated Net Income for such period;

provided that, at the option of Borrower, all such payments made after the end of the applicable fiscal year and prior to the Excess Cash Flow Prepayment Date may (without duplication of such amount deducted in any prior period) be deducted from Excess Cash Flow for such prior fiscal year.

“Excess Cash Flow Certificate”: an officer’s certificate substantially in the form of Exhibit D or such other form as shall be approved by the Administrative Agent and Borrower.

“Excess Cash Flow Prepayment Date”: as defined in subsection 4.5(e)

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Account”: as defined in the Guaranty and Collateral Agreement.

“Excluded Claim Payment”: shall mean settlement or judgment payments, including legal fees and expenses, with respect to the Specified Litigation Liabilities that are funded with (i) the net cash proceeds of equity investments in Holdings, tlie cash proceeds of which are contributed to Borrower and that consist of common equity or other Qualified Equity Interests (and that does not include Cure Amounts), (ii) insurance proceeds or (iii) third party indemnification.

“Excluded Equity Interests”: (a) solely in the case of any pledge of Equity Interests of (i) any Foreign Subsidiary that is a CFC or (ii) any Disregarded Subsidiary, in each case directly owned by Borrower or any Domestic Subsidiary of Borrower, any Equity Interests that are Equity Interests of such Subsidiary in excess of 65% of the outstanding Equity Interests of such Subsidiary, (b) any and all Equity Interests in any Subsidiary of a CFC or a Disregarded Subsidiary, (c) any Equity Interests of a Subsidiary if the greater of the aggregate fair market value and aggregate book value for all such Subsidiaries whose Equity Interests constitute Excluded Equity Interests pursuant to this clause (c) is less than $5,000,000, (d) any Equity Interests of any Excluded Subsidiary (other than a Subsidiary of the type described in clause (b), (c) and (d) of the definition of “Excluded Subsidiary”), (e) any Equity Interests of any Subsidiary that is not a wholly-owned Subsidiary of Borrower or a Guarantor, (f) any margin stock, (g) any Equity Interests of any Subsidiary if the granting of a security interest in such Equity Interests is prohibited by applicable Law or regulation or Contractual Obligations or if the granting of such security interest would require governmental (including regulatory) or third party consent, approval, license or authorization and (h) any Equity Interests if the granting of a security interest therein would be reasonably likely to result in an adverse tax consequence (other than a de minimis tax consequences) as determined by Borrower in consultation with the Administrative Agent.

“Excluded Subsidiary”: (a) any Subsidiary that is not a wholly-owned Subsidiary of Borrower or a Guarantor, (b) any Foreign Subsidiary, (c) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary, (d) any Disregarded Subsidiary, (e) any Subsidiary designated as such by Borrower if the greater of the aggregate fair market value and aggregate book value for all such Subsidiaries constituting Excluded Subsidiaries pursuant to this clause (e) is less than $5,000,000, (f) any Subsidiary that is prohibited by applicable Law or regulation from providing a Guaranty or if such Guaranty would require governmental (including regulatory) consent, approval, license or authorization to grant such Guaranty, (g) any captive insurance company, (h) any non-for-profit Subsidiaries, (i) any special purpose securitization vehicle or similar entity), (j) any Subsidiary, to the extent a Guaranty is prohibited or restricted by contracts existing on the Closing Date (or if the Subsidiary is acquired after the Closing Date, on the date of such acquisition), (k) any Subsidiary, if such Guaranty could reasonably be expected to result in adverse tax consequences as reasonably detennined by Borrower or to the extent the Administrative Agent and Borrower determine the cost and/or burden of obtaining such Guaranty outweigh the benefit to the Lenders and (1) each Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Security Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes”: In the case of each Lender, Issuing Lender, the Administrative Agent and any other recipient of any payment to be made by or on account of any obligation of Borrower under any other Credit Document, (a) Taxes imposed on (or measured by) its net income (however denominated) or overall gross income (in lieu of net income) including branch profits and franchise (and similar) Taxes imposed on it in lieu of net income by (i) the jurisdiction under the laws of which such Lender, Issuing Lender or Agent is incorporated or organized or (ii) a jurisdiction in which the Administrative Agent, Lender or Issuing Lender is treated for applicable Tax purposes as residing in, doing business in or having present or former connection with, such jurisdiction (other than any connection arising solely from the Administrative Agent, Lender or Issuing Lender, as the case may be, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Credit Document), (b) any U.S. federal withholding Tax to the extent such Tax is imposed under the law in effect on the date the Administrative Agent or Lender becomes a party to this agreement (or designates a new lending office) except to the extent that such Person, (or its assignor, as applicable) was entitled (immediately prior to such assignment or designation of lending office) to gross-up payments or indemnification in respect of such Tax under subsection 4.14, (c) any Taxes attributable to such Lender’s or Issuing Lender’s failure to comply with Section 4.14(d)(iv) or with respect to the Administrative Agent, the Administrative Agent’s failure to comply with Section 4.14(d)(v) and (d) any Taxes imposed by FATCA.

“Existing Credit Agreements”: each of (i) that Credit Agreement, dated as of November 1, 2014, by and between the Target and Wells Fargo Bank, National Association and (ii) that certain Revolving Line of Credit, dated as of November 10, 2014, by and between the Target and Wells Fargo, National Association.

“Existing Tranche”: as defined in subsection 11.17(a).

“Extended Revolving Credit Commitment”: as defined in subsection 11.17(b).

“Extended Term Loans”: as defined in subsection 11.17(a).

“Extended Term Maturity Date”: with respect to any Extended Term Loans created pursuant to any Loan Modification Offer, the final maturity date specified in the applicable Loan Modification Offer.

“Extending Term Lender”: as defined in subsection 11.17(a).

“Extension”: as defined in subsection 11.17(b).

“Extension Election”: as defined in subsection 11.17(a).

“Facility”: each of (a) the extensions of credit made hereunder in the form of Tranche B Tenn Loans and any outstanding Tranche B Tenn Loan Commitments (the “Tranche B Term Loan Facility”), (b) the Revolving Credit Commitments (including the Incremental Revolving Credit Commitments) and the extensions of credit made thereunder (together, the “Revolving Credit Facility”), and (c) the extensions of credit made under any other separate Tranche of Loans and Commitments hereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), and any regulations, official interpretations or other guidance issued in connection therewith, including any such regulations, official interpretations or other guidance issued after the date of this Agreement and any agreements entered into pursuant to Section 1471(b) of the Code and any applicable governmental agreements with respect thereto.

“Federal Funds Effective Rate”: for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by the Administrative Agent, quoted for overnight federal funds transactions last arranged prior to such day.

“Fee Property”: means all land, together with all buildings, structures, improvements and fixtures located thereon, owned by Borrower or any of its Restricted Subsidiaries.

“Foreign Subsidiary”: each Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender that is a Revolving Credit Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, if requested by either Borrower or the Required Lenders, Borrower and Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrower’s financial condition and results of operations of Borrower and its Restricted Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made. Following a request by either Borrower or the Required Lenders not to give effect to any Accounting Change, until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative

Agent and the Required Lenders, except for purposes of subsection 5.1 and subsection 7.1, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender”: as defined in subsection 11.6(i).

“Guarantee and Collateral Agreement”: the guarantee and collateral agreement dated as of the Closing Date, substantially in the form of Exhibit F, to be entered into by each of the Credit Parties in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as the same may be amended, modified or supplemented from time to time.

“Guarantees”: the collective reference to the guarantee of the Obligations by each of the Guarantors set forth in the Guarantee and Collateral Agreement and any guarantee which may from time to time be executed and delivered by a Subsidiary pursuant to subsection 7.8.

“Guarantors”: each of (a) Holdings, (b) each Subsidiary of Borrower listed on Schedule II and (c) each Subsidiary of Borrower which pursuant to subsection 7.8 becomes a party to the Guarantee and Collateral Agreement.

“Hazardous Materials”: any pollutants, contaminants, chemicals, materials or wastes, radioactivity or radiation, hazardous pesticides or hazardous or toxic substances that give rise to liability under, or are subject to regulation or standards of conduct under, any Environmental Law due to their hazardous, toxic or deleterious characteristics, including, without limitation, asbestos, toxic mold, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), and polychlorinated biphenyls.

“Hedge Agreements”: all Interest Rate Agreements, currency swap agreements, crosscurrency rate swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by Holdings or any Restricted Subsidiary in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting Holdings or any of its Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Highest Lawful Rate”: as defined in subsection 11.12.

“Holdings”: as defined in the preamble hereto.

“In Permanent Reduction of the Revolving Credit Commitments”: with respect to a prepayment of the Revolving Credit Loans, that the Revolving Credit Commitment of each Lender shall automatically and permanently be reduced by an amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate of principal prepaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder.

“Increased Amount Date”: as defined in subsection 2.3(a).

“Incremental Facility”: an aggregation of Incremental Revolving Credit Commitments and Incremental Term Commitments of one or more Lenders that are made available to Borrower and become effective on the same date, pursuant to the same Incremental Loan Amendment and the extensions of credit hereunder in respect of Incremental Revolving Credit Loans and Incremental Tenn Loans.

“Incremental Installment Payment Date”: as defined in subsection 4.6(c).

“Incremental Loan”: any Incremental Revolving Credit Loan and/or Incremental Term Loan advanced by a Lender.

“Incremental Loan Amendment”: as defined in subsection 2.3(a).

“Incremental Revolving Credit Commitment”: as defined in subsection 2.3(a).

“Incremental Revolving Credit Loans”: each Loan made by an Incremental Revolving Lender to Borrower.

“Incremental Revolving Lender”: as defined in subsection 2.3(a).

“Incremental Term Commitments”: as defined in subsection 2.3(a).

“Incremental Term Lender”: as defined in subsection 2.3(a).

“Incremental Term Loan Commitment Percentage”: as to any Incremental Term Lender at any time, the percentage of the aggregate Incremental Term Commitments that are not in respect of Tranche B Term Loans, then constituted by such Lender’s Incremental Tenn Commitments that are not in respect of Tranche B Tenn Loans (or, after such Incremental Tenn Loans are made, the percentage of the aggregate outstanding principal amount of the Incremental Term Loans that are not Tranche B Tenn Loans, then constituted by the principal amount of such Incremental Tenn Lender’s Incremental Term Loans that are not in respect of Tranche B Term Loans).

“Incremental Tenn Loans”: as defined in subsection 2.3(c).

“Incremental Tenn Maturity Date”: for any Incremental Term Loan the date upon which the final scheduled payment of principal of such Incremental Tenn Loan shall be due and payable pursuant to the applicable Incremental Loan Amendment, which such date shall in no event be earlier than the Tranche B Maturity Date.

“Incremental Tenn Note”: as defined in subsection 4.16(e).

“Indebtedness”: of any Person at any date, without duplication,

(a)    all indebtedness of such Person for borrowed money,

(b)    all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables and accrued expenses incurred in the ordinary course of such Person’s business and not more than 180 days overdue, (ii) accrued management, consulting or advisory fees and (iii) liabilities associated with customer prepayments and deposits),

(c)    all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d)    all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

(e)    all obligations under Capitalized Leases of such Person and the obligations of such Person under and in respect of synthetic lease transactions under which such Person is the lessee,

(f)    the face amount (as reduced in accordance with the terms thereof) of all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances or letters of credit (whether drawn or undrawn), less amounts in respect of prior drawings that have been reimbursed,

(g)    the liquidation value of all Capital Stock of such Person (other than Permitted Securities),

(h)    all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above,

(i)    all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and

(j)    for the purposes of subsection 8.1 and subsection 9(A)(e) only, all obligations of such Person in respect of Hedge Agreements, it being understood that the amount of any Hedge Agreement for purposes of subsection 9(A)(e) shall be, as of any date of determination, the net amounts, if any, that would be required to be paid by such Person if such Hedge Agreements were terminated on such date.

The Indebtedness of any Person (x) shall not include (i) surety, performance, appeal bonds or similar obligations and (ii) earn-outs and similar contingent payment obligations, non-compete arrangements, indemnification obligations and purchase price adjustments in connection with the Merger or any Permitted Acquisition or permitted Investment (unless such obligations, arrangements and adjustments are not paid after becoming due and payable), and (y) shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any Indebtedness of any Person, to the extent such Indebtedness is non-recourse Indebtedness, shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. Intercompany Indebtedness and Obligations in respect of Cash Management Services shall only constitute “Indebtedness” for purposes of subsection 8.1.

“Indemnitee”: as defined in subsection 11.5(b).

“Index Rate”: for any day, a floating rate equal to the greater of (x) the higher of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a prime rate of the type described, either (a) the per annum rate quoted as the base rate on such corporate loans in a different national publication as reasonably selected by Administrative Agent or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum, and (y) the sum of LIBOR calculated based on a LIBOR Period of one (1) month determined two (2) business days prior to the first day of the then current month (not to be less than 1.00% per annum) plus 1.00% per annum. Each change in any interest rate based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loans”: Loans bearing interest based upon the Index Rate.

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Installment Payment Date”: each Tranche B Installment Payment Date and each Incremental Installment Payment Date.

“Intellectual Property”: the collective reference to all rights, priorities and privileges in and to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, trade secrets, goodwill, proprietary information, designs, inventions and know-how, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate future or option contract or other similar agreement or arrangement.

“Investment”: for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of equity interests, bonds, notes, debentures or other securities of any other Person or of all or substantially all of the assets, of any acquisition of a business or a product line, of other companies; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) any capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) any other Person; and (d) the entering into, or direct or indirect incurrence, of any Contingent Obligation with respect to Indebtedness or other liability of any other Person; provided, however, that Investments shall not include (x) accounts receivable or other indebtedness owed by customers and other Persons that make payments in respect of customers of such Person (other than any Credit Party) which arose in the ordinary course of such Person’s business or (y) prepaid expenses of such Person incurred and prepaid in the ordinary course of business. The amount of any Investment outstanding as of any time shall be the original cost of such Investment (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on Borrower’s good faith estimate of the fair market value of such asset or property at the time such Investment is made), plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, less, except to the extent such Returns have been applied to increase the Available Amount pursuant to clause (d) of the definition thereof, all Returns in respect thereof.

“Investors”: as defined in the recitals hereto.

“Issuing Lender”: (a) Ares Capital, acting through any of its Affiliates or branches, or one or more other Lenders reasonably satisfactory to Borrower, each in its capacity as issuer of the Letters of Credit and (b) after the appointment of an Additional Issuing Lender pursuant to subsection 3.14, unless the context otherwise requires, such Additional Issuing Lender.

“Junior Indebtedness”: collectively, (a) Subordinated Indebtedness, (b) any Indebtedness that is secured by a Lien junior to the Liens securing the Obligations and (c) any unsecured Indebtedness.

“L/C Application”: as defined in subsection 3.4(a).

“L/C Fees”: the Letter of Credit fees contemplated by subsection 3.8(a)(i).

“L/C Obligations”: the obligations of Borrower to reimburse the Issuing Lender for any payments made by the Issuing Lender under any Letter of Credit that have not been reimbursed by Borrower pursuant to subsection 3.7(a).

“L/C Participating Interest”: an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“Law”: any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, pennit, concession, franchise, license, agreement or other governmental restriction of the United States or Canada or any state, province or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.

“Leased Property”: as defined in subsection 5.13.

“Lenders”: as defined in the preamble hereto.

“Letter of Credit”: an irrevocable standby letter of credit or documentary letter of credit issued hereunder under which the Issuing Lender agrees to make payments in Dollars for the account of Borrower, on behalf of Borrower or any Guarantor in respect of obligations of Borrower or any Subsidiary.

“Liabilities”: all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Lending Office”: as to any Lender, the office of such Lender which shall be making or maintaining the LIBOR Loans.

“LIBOR Loans”: Loans bearing interest based upon LIBOR.

“LIBOR Period”: with respect to any LIBOR Loan, initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such LIBOR Loan and in each case ending one, two, three or six months (or, to the extent available to all Lenders of such LIBOR Loan, twelve months) thereafter as selected by Borrower in its notice of borrowing as provided in subsection 4.1 or its notice of conversion as provided in subsection 4.2; provided that the foregoing provisions relating to LIBOR Periods are subject to the following:

(a)    if any LIBOR Period would otherwise end on a day which is not a Business Day, that LIBOR Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such LIBOR Period into another calendar month, in which event such LIBOR Period shall end on the immediately preceding Business Day;

(b)    any LIBOR Period that would otherwise extend beyond (i) in the case of an LIBOR Period for a Tenn Loan, the Maturity Date for such Term Loan shall end on such Maturity Date or, if such Maturity Date shall not be a Business Day, on the immediately preceding Business Day, and (ii) in the case of any LIBOR Period for a Revolving Credit Loan, the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, or if the Revolving Credit Tennination Date shall not be a Business Day, on the immediately preceding Business Day; or

(c)    any LIBOR Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Business Day of a calendar month.

“LIBOR Rate”: the greater of (a) 1.00% per annum, and (b) the rate per annum appearing on Bloomberg L.P.’s service (the “Service”) (or on any successor to or substitute for such Service) for ICE LIBOR USD interest rates two (2) Business Days prior to the commencement of the requested LIBOR Period, for a term and in an amount comparable to the LIBOR Period and the amount of the LIBOR Loan requested (whether as an initial LEBOR Loan or as a continuation of a LIBOR Loan or as a conversion of an Index Rate Loan to a LIBOR Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error. If the Service shall no longer report ICE LIBOR USD interest rates, or such interest rates cease to exist, the Administrative Agent shall be permitted to select an alternate service that quotes, or alternate interest rates that reasonably approximate, the rates of interest per annum at which deposits of Dollars in immediately available funds are offered by major financial institutions reasonably satisfactory to Agent in the London interbank market (and relating to the relevant LIBOR Period for the applicable principal amount on any applicable date of determination).

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or preference, priority or other security agreement or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing), but not including the interest of a lessor under a lease which is a Capitalized Lease.

“Loan Modification Offer”: as defined in subsection 11.17(a).

“Loans”: the Tranche B Term Loans, the Incremental Term Loans, the Revolving Credit Loans and the Incremental Revolving Credit Loans; individually, a “Loan”.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, results of operations, financial condition or liabilities (contingent or otherwise) of Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of Borrower or any of its Restricted Subsidiaries to perform its respective payment obligations under any Credit Document or (iii) the material rights and remedies of the Administrative Agent, Issuing Lender or Lenders under any Credit Document.

“Material Intellectual Property”: Intellectual Property of the Credit Parties that, if disposed, would reasonably be expected to result in a Material Adverse Effect.

“Material Subsidiary”: any Subsidiary that would be a “significant subsidiary” of Borrower within the meaning of Rule l-02(w) of Regulation S-X under the Securities Act of 1933 (replacing references to 10 percent therein with 5 percent), or any group of Subsidiaries that together would constitute a Material Subsidiary.

“Maturity Date”: the Tranche B Maturity Date, the Incremental Term Maturity Date, the Extended Term Maturity Date or clause (a) of the definition of “Revolving Credit Termination Date”, as the case may be.

“Merger”: as defined in the recitals.

“Merger Agreement”: as defined in the recitals and as in effect on the Closing Date.

“Merger Sub”: as defined in the preamble hereto.

“Minimum Collateral Amount”: at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time.

“MNPI”: as defined in subsection 10.7(b).

“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties”: any Real Property covered by a Mortgage delivered pursuant to subsection 7.8(d).

“Mortgages”: each of the mortgages and deeds of trust in respect of real property made by any Credit Party in favor of, or for the benefit of, the Administrative Agent for its benefit and for the benefit of the other Secured Parties, in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemplover Plan”: a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Entity is making or accruing an obligation to make contributions or (ii) with respect to which any Credit Party has or may have any Liability (including on account of being considered a single employer with any ERISA Entity).

“Net Proceeds”: the aggregate cash proceeds received by Borrower or any of its Restricted Subsidiaries in respect of:

(a)    the incurrence of any Indebtedness (including debt securities convertible into, or exchangeable or exercisable for, Capital Stock) or loans by Borrower or any of its Restricted Subsidiaries;

(b)    any Asset Sale; provided that the proceeds of any Asset Sale shall constitute Net Proceeds only to the extent such proceeds are not reinvested or subject to a legally binding commitment to reinvest in Permitted Acquisitions or properties or assets owned (or to be owned) by Borrower or a Subsidiary used or useful in the business of Borrower and its Restricted Subsidiaries within 365 days from the date of receipt thereof (or, if commitments to reinvest are entered into within 365 days, within 90 days following such 365 day period); provided, further, that (i) Borrower shall have given written notice to the Administrative Agent of its intention to reinvest or cause to be reinvested all or a portion of such Net Proceeds (which election may only be made if no Event of Default has occurred and is then continuing) and (ii) if the property so sold constituted Collateral under the Security Documents then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of die other Secured Parties in accordance with subsection 7.8;

(c)    any insurance recoveries in respect of any Destruction or any proceeds or awards on account of any Taking; provided that so long as no Event of Default pursuant to subsections 9(A)(a), (c) (solely with respect to subsection 8.9) or (f) shall have occurred and be continuing at the time of such Destruction or Taking, the proceeds of any such insurance recoveries in respect of any Destruction or proceeds or award of any such Taking shall constitute Net Proceeds only to the extent they are not reinvested or subject to a legally binding commitment to reinvest in properties or assets owned (or to be owned) by Borrower or a Subsidiary used or useful in the business of Borrower and its Restricted Subsidiaries within 365 days from the date of receipt thereof (or, if commitments to reinvest are entered into within 365 days, within 90 days following such 365 day period); provided, further, that (i) Borrower shall have given written notice to the Administrative Agent of its intention to reinvest or cause to be reinvested all or a portion of such Net Proceeds (which election may only be made if no Event of Default referred to above has occurred and is then continuing) and (ii) if the property subject to such Destruction or Taking constituted Collateral under the Security Documents then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with subsection 7.8;

(d)    any cash received in respect of substantially like-kind exchanges of property to the extent provided in the proviso to subsection 8.5(e);

(e)    any cash payments received in respect of promissory notes delivered to Borrower or any of its Restricted Subsidiaries in respect of an Asset Sale; and

(f)    any Cure Amount;

in each case, net of (without duplication) (w) to the extent such Indebtedness and such Lien are permitted hereunder, the amount required to repay any Indebtedness (including premium or penalty (if any) and interest on Indebtedness) (other than the Loans) secured by a Lien on any assets of Borrower or any of its Restricted Subsidiaries (that are collateral for any such Indebtedness) that are sold or otherwise disposed of in connection with such Asset Sale or subject to the applicable Destruction or Taking, (x) the reasonable fees and expenses (including legal fees and brokers’ and underwriters’ commissions, lenders’ fees and credit enhancement fees) incurred in effecting the applicable event or events described in clauses (a) through (e) above, (y) any Taxes (including any withholding or distributions in respect of Taxes and any Tax Distributions in connection therewith) reasonably attributable to the applicable event or events described in clauses (a) through (e) above (including, where proceeds are realized by a Subsidiary of Borrower, any incremental Taxes actually incurred as a result of distributing (or a deemed distribution of) the relevant proceeds from any Subsidiary to Borrower) and reasonably estimated by Borrower or its Restricted Subsidiaries to be actually payable (provided that, if the amount of any estimated Taxes pursuant to clause (y) exceeds the amount of Taxes actually required to be paid in cash in respect of the applicable event or events described in clause (a) through (e) above, the aggregate amount of such excess shall constitute Net Proceeds) and (z) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment or other contingent liabilities associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve or such reserve is reduced, such amounts shall constitute Net Proceeds).

“Non-Consenting Lender”: as defined in subsection 11.1.

“Non-Credit Party”: each Restricted Subsidiary of Borrower that is not a Guarantor.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Notes”: the Revolving Credit Notes and the Term Notes; each of the Notes, a “Note”.

“Obligations”: as defined in the Guarantee and Collateral Agreement.

“OFAC”: as defined in subsection 5.25.

“Officer’s Certificate”: a certificate of the entity in question executed on its behalf by a Responsible Officer of such entity.

“Other Taxes”: any present or future stamp or documentary Taxes and any other excise Taxes, sales Taxes or property Taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any Note, Guarantee or Collateral, excluding, in each case, such amounts that result from the Administrative Agent, Lender or Issuing Lender’s grant of a Participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under this Agreement or any other Credit Document. For the avoidance of doubt, Other Taxes shall not include any Excluded Taxes.

“Parent”: Carbon Analytics Holdings LLC, a Delaware limited liability company.

“Participant Register”: as defined in subsection 11.6(b).

“Participants”: as defined in subsection 11.6(b).

“Participating Lender”: any Revolving Credit Lender (other than the Issuing Lender) with respect to its L/C Participating Interest in each Letter of Credit.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Pension Plan”: an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 or 303 of ERISA and is maintained or contributed to by any Credit Party or with respect to which Borrower or any of its Restricted Subsidiaries has or may have any Liability by application of Section 4069 of ERISA or on account of being considered a single employer with any ERISA Entity.

“Perfection Certificate”: the perfection certificate delivered pursuant to subsection 6.1(a)(iv).

“Permitted Acquisition”: as defined in subsection 8.6(m).

“Permitted Acquisition Agreement”: any agreement of merger, purchase or acquisition relating to a Permitted Acquisition.

“Permitted Acquisition Company Representations”: with respect to the representations and warranties contained in any Permitted Acquisition Agreement with respect to a Permitted Acquisition subject to customary “funds certain provisions”, such representations and warranties regarding the target of such Permitted Acquisition in the Permitted Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Borrower or any of its Restricted Subsidiaries or any of their respective Affiliates has the right to terminate its or its affiliates’ obligations under the Permitted Acquisition Agreement (or the right not to consummate the acquisition pursuant to the Permitted Acquisition Agreement) or to not close thereunder as a result of a breach of such representations and warranties in such Permitted Acquisition Agreement.

“Permitted Encumbrances”: with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy delivered with respect thereto.

“Permitted Holders”: (a) the Sponsor and its Controlled Investment Affiliates, (b) the officers, directors, and other members of senior management of Holdings or any of its Restricted Subsidiaries, who at any date Beneficially Own or have the right to acquire, directly or indirectly, Capital Stock of Borrower and (c) any group of investors including the Sponsor, the other Investors, and other Persons who become equity investors (directly or indirectly) in Borrower, and their respective Controlled Investment Affiliates that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) solely to the extent that the Sponsor and its Controlled Investment Affiliates Beneficially Own at least a majority of the voting power of the Capital Stock of Borrower that is Beneficially Owned by such group.

“Permitted Liens”: Liens permitted to exist under subsection 8.2.

“Permitted Repricing Amendment”: as defined in subsection 11.1.

“Permitted Securities”: any equity securities of Borrower, Holdings or any direct or indirect parent thereof having no mandatory redemption, repurchase or similar requirements prior to 91 days after the latest maturity date for any of the Loans (other than upon a change of control, asset sale or similar event or IPO, if such payment is subject to repayment of the Obligations (other than unasserted expense reimbursement and contingent indemnity obligations) in full), and upon which all dividends or distributions (if any) shall be payable solely (a) in additional shares of such equity security or (b) on or after the 91 st day after the latest maturity date for any of the Loans; provided that if such equity securities are issued pursuant to a plan for the benefit of employees of Borrower and its Restricted Subsidiaries, Holdings or any direct or indirect parent company thereof, or by any such plan to such employees, such equity securities shall not fail to qualify as “Permitted Securities” solely because such equity securities may be required to be repurchased by Borrower or its Restricted Subsidiaries, Holdings (or any direct or indirect parent thereof) in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s tennination, death or disability.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Portfolio Interest Certificate”: a certificate substantially in the form of Exhibit H.

“Pro Fonna Basis”: for purposes of calculating the financial covenant set forth in subsection 8.9 or any other financial ratio or test, such calculation shall be made in accordance with subsection 1.3 hereof.

“Pro Forma Financial Statements”: as defined in subsection 5.1.

“Profit Payment Agreement”: any agreement to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Property”: any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Capital Stock or other ownership interests of any Person.

“Purchase Money Indebtedness”: Indebtedness (excluding Capitalized Leases), incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of Borrower and its Restricted Subsidiaries or the cost of installation, construction or improvement thereof; provided that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by Borrower or any of its Restricted Subsidiaries or such installation, construction or improvement.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Qualified Public Offering”: any public offering of the common (or other voting) Capital Stock of Holdings (or other Person which then owns, directly or indirectly, 100% of the outstanding Capital Stock of Holdings) pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act of 1933, as amended.

“Real Property”: each Fee Property and Leased Property listed on Schedule 5.13, all right, title and interest (including, without limitation, any leasehold estate) in and to a parcel of real property owned, held or operated by any Credit Party, whether by lease, license or other use or occupancy agreement, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof or thereon.

“Refinance”: to refinance, repay, prepay, replace, renew, extend, restructure or refund.

“Refinancing Indebtedness”: Indebtedness incurred to Refinance other Indebtedness (the “Refinanced Indebtedness”); provided

(a)    the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness, other reasonable amounts paid and reasonable fees and expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(b)    if the Refinancing Indebtedness is to be the obligation of any Credit Party, the Refinanced Indebtedness shall also have been the obligation of such Credit Party and no Restricted Subsidiary which was not an obligor in respect of the Refinanced Indebtedness shall be an obligor in respect of the Refinancing Indebtedness;

(c)    if the Refinanced Indebtedness was contractually subordinated in right of payment to the Loans, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans, at least to the same extent (taken as a whole) as the Refinanced Indebtedness or otherwise reasonably acceptable to the Administrative Agent;

(d)    other than with respect to the Refinancing Indebtedness in respect of subsection 8.1(g), the Refinancing Indebtedness shall have a maturity that is not earlier than the earlier of (i) the maturity of the Indebtedness being Refinanced and (ii) 91 days after the latest Maturity Date hereunder;

(e)    other than with respect to the Refinancing Indebtedness in respect of subsection 8.1(g), the Refinancing Indebtedness shall have a longer or equal Weighted Average Life to Maturity than the Indebtedness being Refinanced (except by virtue of amortization or prepayment of the Refinanced Indebtedness prior to the time of such incurrence); and

(f)    the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured (or would be required to be secured (other than any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to the Lien securing such Refinanced Indebtedness, which Indebtedness is permitted hereunder and which requires, pursuant to its terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender)).

“Register”: as defined in subsection 11.6(d).

“Regulation U”: Regulation U (12 C.F.R. Part 221) of the Board, as the same may be modified and supplemented and in effect from time to time.

“Regulation X”: Regulation X (12 C.F.R. Part 224) of the Board, as the same may be modified and supplemented and in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Required Lenders”: at a particular time, the holders of more than 50% of the sum of (i) the Term Loans then outstanding, (ii) any outstanding Tenn Loan Commitment and (iii) the Revolving Credit Commitments (including any Incremental Revolving Credit Commitments) or, if the Revolving Credit Commitments have been terminated in full, the Revolving Credit Exposure. The Tenn Loans and/or the Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that if there are two or more Lenders, then Required Lenders shall include at least two Lenders (Lenders that are Affiliates or Approved Funds of one another being considered as one Lender for purposes of this proviso).

“Requirement of Law”: as to any Person, any Law, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Person, the president, chief executive officer, the chief operating officer, the chief financial officer, treasurer, controller or any vice president with responsibility for the administration of the obligations of such Person under this Agreement of such Person.

“Restricted Payments”: dividends (in cash or property) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fond for, or the purchase, redemption, retirement or other acquisition of, any Capital Stock of Borrower or any of its Restricted Subsidiaries, but excluding dividends paid solely through the issuance of additional shares of Permitted Securities and any redemption or exchange of any Capital Stock of such Person solely through the issuance of Permitted Securities of such Person, other than the payment of compensation in the ordinary course of business to holders of any such Capital Stock who are employees of Borrower or any Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of a Person other than an Unrestricted Subsidiary. Unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of Borrower.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof.

“Revolving Credit Commitment”: as to any Lender, its obligations to (i) make Revolving Credit Loans (including pursuant to any Incremental Revolving Credit Commitment) to Borrower pursuant to subsection 2.3 or 3.1, as applicable, and (ii) purchase its L/C Participating Interest in any Letter of Credit, in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I opposite the caption “Revolving Credit Commitment” or in the Assignment and Assumption by which such Lender acquired its Revolving Credit Commitment, as the same may be reduced from time to time pursuant to subsection 4.3 or 4.5 or adjusted pursuant to subsection 11.6(c) or extended as Extended Revolving Credit Commitments pursuant to subsection 11.17; collectively, as to all the Lenders, the “Revolving Credit Commitments”. The original aggregate principal amount of the Revolving Credit Commitments is $20,000,000.

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments (including any Incremental Revolving Credit Commitments) then constituted by such Lender’s Revolving Credit Commitment. Upon termination of the Revolving Credit Commitments, the Revolving Credit Commitment Percentage shall mean, as to any Lender, the percentage of the aggregate Revolving Credit then held by such Lender.

“Revolving Credit Commitment Period”: the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Exposure”: the sum of (a) the aggregate unpaid principal amount of the Revolving Credit Loans, (b) the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and (c) L/C Obligations.

“Revolving Credit Facility”: as defined in the definition of “Facility”.

“Revolving Credit Lender”: any Lender with a Revolving Credit Commitment (including any Incremental Revolving Credit Commitment) or an outstanding Revolving Credit Loan.

“Revolving Credit Loans”: as defined in subsection 3.1(a), but including any Loans made in respect of any Incremental Revolving Credit Commitment.

“Revolving Credit Note”: as defined in subsection 4.16(e).

“Revolving Credit Termination Date”: the earlier of (a) the sixth anniversary of the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day and (b) such other earlier date as the Revolving Credit Commitments and any Incremental Revolving Credit Commitments shall terminate in lull hereunder. With respect to Extended Revolving Credit Commitments, Revolving Credit Loans extended pursuant thereto, and Letters of Credit issued thereunder, clause (a) above shall be deemed replaced with the date specified in the applicable Revolving Extension Notice for any such Extended Revolving Credit Commitments.

“Revolving Extension Notice”: as defined in subsection 11.17(b).

“S&P”: Standard and Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Cash Management Agreement”: any Cash Management Agreement between Borrower and a Secured Cash Management Provider or the counterparty thereto, which Borrower has designated as a “Secured Cash Management Agreement” and the Administrative Agent has acknowledged in writing constitutes a “Secured Cash Management Agreement” hereunder.

“Secured Cash Management Provider”: a Lender or an Affiliate of a Lender (or a person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Cash Management Agreement).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Secured Swap Agreement”: any Hedge Agreement between Borrower and a Secured Swap Provider or the counterparty thereto, which Borrower has designated as a “Secured Swap Agreement”, and the Administrative Agent has acknowledged in writing constitutes a “Secured Swap Agreement” hereunder.

“Secured Swap Provider”: (a) a Lender or an Affiliate of a Lender (or a person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Hedge Agreement) who has entered into a Secured Swap Agreement with Borrower, (b) a person with whom Borrower has entered into a Secured Swap Agreement provided or arranged by Ares Capital or an Affiliate of Ares Capital, and any assignee thereof or (c) any other counterparty having combined capital and surplus of not less than $500,000,000.

“Security Documents”: the Guarantee and Collateral Agreement, the Mortgages (if any), all UCC or other financing statements and other instruments of perfection required by this Agreement, the Guarantee and Collateral Agreement or the Mortgages to be executed, delivered and/or filed or recorded, and any other documents utilized to pledge to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, any other property or assets constituting Collateral for the Obligations.

“Solvent” and “Solvency”: when used with respect to any Person, as of any date of determination, (a) the amount of the fair value of the assets of such Person, on a consolidated basis, will, as of such date at fair valuation (determined on a going concern basis), exceed the amount of all debts and liabilities of such Person, on a consolidated basis, subordinated, contingent or otherwise, as of such date, (b) the present fair saleable value of the property of such Person, on a consolidated basis, will, as of such date, be greater than the amount that will be required to pay the probable liability, on a consolidated basis, of such Person on its debts and liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital with which to conduct its business in which such Person is engaged as such business is presently conducted or proposed to be conducted following such date, and (d)    such Person, on a consolidated basis, will be able to pay its debts and liabilities as they become absolute and matured. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Special Escrow Account” has the meaning set forth in the Merger Agreement.

“Special Escrow Agreement” has the meaning set forth in the Merger Agreement.

“Specified Litigation Liabilities”: has the meaning set forth in the Merger Agreement.

“Specified Representations”: the representations and warranties set forth in subsections 5.3(a), 5.4(a), 5.5, 5.6(b), 5.8, 5.9, 5.15(a) and (b), 5.20, 5.24(b) and 5.25, provided that, with respect to subsections 5.15(a) and (b), only with respect to (i) the execution and delivery of customary United States security agreements with respect to personal property collateral, (ii) the pledge and perfection of Collateral with respect to which a lien may be perfected solely by the filing of financing statements under the UCC and (iii) the pledge and perfection of security interest in the capital stock of Borrower and Subsidiary Guarantors with respect to which a lien may be perfected upon the Closing Date by the delivery of a stock certificate.

“Specified Transaction”: any (a) Asset Sale of all or substantially all the assets of or all the Capital Stock of any Restricted Subsidiary or of any business unit, line of business or division of Borrower or any of its Restricted Subsidiaries, (b) Permitted Acquisition or Investment that results in a Person becoming (directly or indirectly) a Restricted Subsidiary of Borrower or constituting an acquisition of assets constituting a business line, unit or division of Borrower or any of its Restricted Subsidiaries, (c) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with subsection 7.15 or (d) the proposed incurrence of Indebtedness or making of a Restricted Payment in respect of which compliance with the financial covenant set forth in subsection 8.9 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsor”: WCAS Management Corporation and any of its Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates.

“SPV”: as defined in subsection 11.6(i).

“Subordinated Indebtedness”: any Indebtedness of Borrower or its Restricted Subsidiaries incurred from time to time and contractually subordinated in right of payment to the Obligations.

“Subsection 7 Financials”: the financial statements delivered, or required to be delivered, pursuant to subsection 7.1(a) or (b), together with the accompanying Officer’s Certificate delivered, or required to be delivered, pursuant to subsection 7.2(a).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower; provided that any joint venture or non-wholly owned Person in which an investment is made pursuant to subsection 8.6(i) shall at the option of Borrower, so long as such investment is maintained in reliance on such subsection, not be a “Subsidiary” of Borrower for any purpose of this Agreement.

“Subsidiary Guarantor”: any Guarantor other than Holdings.

“Supermajority Lenders”: at a particular time, the holders of more than 75% of the sum of (i) the Term Loans then outstanding, (ii) any outstanding Term Loan Commitment and (iii) the Revolving Credit Commitments (including any Incremental Revolving Credit Commitments) or, if the Revolving Credit Commitments have been terminated in full, the Revolving Credit Exposure. The Tenn Loans and/or the Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time.

“Survey”: a survey of any Mortgaged Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state, province or country where such Mortgaged Property is located, (ii) dated as of a recent date reasonably acceptable to the Administrative Agent (and sufficient to delete the standard survey exception to the Title Policy for the Mortgage Property), (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company reasonably acceptable to the Administrative Agent, (iv) in form, scope and substance reasonably satisfactory to the Administrative Agent and (v) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey; provided, however, that such survey is in a form sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) and issue survey, access and comprehensive endorsements with respect to such Mortgaged Property.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section I a(47) of the Commodity Exchange Act.

“Taking”: any taking of any assets of Borrower or any of its Restricted Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or by reason of the temporary requisition of the use of such assets or any portion thereof, by any Governmental Authority, civil or military.

“Target”: as defined in the preamble hereto.

“Tax Distributions” means for any period, distributions made by Borrower to Holdings or by Holdings to its direct or indirect equityholders for payment of U.S. federal, state and local income taxes imposed on such equityholders for such period that are attributable to the activities of Borrower (and each of its Subsidiaries that is treated as a pass-through entity for U.S. federal and applicable state and local income tax purposes) for such period, (i) calculated by multiplying income or gain allocated by Borrower or Holdings (directly or indirectly), as applicable, by an assumed tax rate equal to the highest marginal statutory rate then in effect applicable to an individual or corporation (whichever is higher) resident in New York, New York, (ii) taking into account the deductibility of state and local taxes for federal income tax purposes, the character of such Person’s income or gain (i.e., as ordinary income, qualified dividends or capital gain), and any basis adjustments described in Section 743(b) or Section 734(a)

of the Code, and (iii) taking into account, to the extent not previously applied, any prior losses allocated by Borrower or Holdings (directly or indirectly) to such equityholder to offset such income, to the extent such losses would be deductible in determining such equityholder’s tax liability for such period if such equityholder’s only items of income, gain and loss were those allocated to it by Borrower or Holdings (directly or indirectly). Any Tax Distributions shall (i) in the case of estimated taxes, be computed on the basis of the estimated taxable income of such Person allocated to it in respect of Holdings, Borrower and its Subsidiaries (as estimated in good faith by the board of directors, managers or other governing body of such Person) for the relevant period, with any adjustments to such estimated taxable income being taken into account when computing future payments, such that such future payments shall be increased or decreased to the extent necessary to take into account any such adjustment, and (ii) be paid not more than 10 days prior to the date that the equityholders of such Person would be required to pay such estimated taxes.

“Taxes”: any and all present or future taxes, duties, levies, fees, imposts, deductions, charges or withholdings imposed by the U.S. Internal Revenue Service or any other taxing authority (whether domestic or foreign and including any federal, state, U.S. possession, county, local, provincial or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Term Lender”: each Lender that is a Tranche B Lender or Incremental Lender.

“Term Loan Commitment Percentage”: as to any Lender at any time, the percentage of the aggregate outstanding principal amount of Tenn Loans then constituted by the principal amount of such Lender’s Term Loans.

“Tenn Loan Commitments”: collectively, the Tranche B Tenn Loan Commitments, any Incremental Tenn Commitment and any Commitments in respect of Extended Tenn Loans; individually a “Term Loan Commitment”.

“Tenn Loans”: shall mean the Tranche B Tenn Loans and the Incremental Term Loans.

“Term Note”: a Tranche B Tenn Note or any Incremental Term Note, as the context shall require, and collectively, the “Term Notes”.

“Test Period”: a period of four (4) consecutive fiscal quarters.

“Third Party Intellectual Property”: as defined in subsection 5.16.

“Title Company”: such title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy”: the American Land Title Association 2006 Fonn extended coverage Lender’s Fee Policy of title insurance or such other form as is reasonably acceptable to the Administrative Agent or a binding marked commitment to issue such policy dated as of the Closing Date and to be redated the date of recording of the Mortgages with respect to each Mortgage, paid for by Borrower, issued by Title Company, insuring the first Lien in favor of the Administrative Agent for the benefit of the Lenders created by the Mortgages, together with such endorsements (including, without limitation, “tie in” or “cluster”, first loss, last dollar, usury, contiguity, revolving credit, doing business, non imputation, public road access, survey, variable rate, zoning (provided that with respect to zoning, Borrower may, in lieu of such endorsement, deliver a zoning compliance letter prepared by the appropriate Governmental Authority or a zoning and site requirement summary report prepared by the Planning and Zoning Resource Corporation or other similar service reasonably acceptable to the Administrative Agent) and so called comprehensive coverage over covenants and restrictions), coinsurance and reinsurance as may be reasonably requested by the Administrative Agent and, provided that such endorsements are available in a given jurisdiction, in form and substance reasonably acceptable to the Administrative Agent, and subject only to Permitted Encumbrances and such other Liens expressly agreed to by the Administrative Agent.

“Tranche”: (a) the Tranche B Term Loans, (b) any Incremental Term Loans (that are not Tranche B Term Loans), (c) the Revolving Credit Commitments (including any Incremental Revolving Credit Commitments), (d) any new tranche of Extended Tenn Loans converted from existing Term Loans, and (e) any new tranche of Revolving Credit Commitments established as a result of Revolving Extension Notices.

“Tranche B Installment Payment Date”: as defined in subsection 4.6(a).

“Tranche B Lender”: each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

“Tranche B Maturity Date”: the date which is six years after the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day. With respect to Extended Term Loans such date shall be deemed replaced with the Extended Term Maturity Date.

“Tranche B Term Loan”: as defined in subsection 2.1(a).

“Tranche B Term Loan Commitment”: as to any Tranche B Lender, its obligation to make a Tranche B Term Loan to Borrower pursuant to subsection 2.1 in an aggregate amount not to exceed the amount set forth under such Lender’s name on Schedule I or in an Incremental Loan Amendment or in the Assignment and Assumption pursuant to which a Lender acquires its Tranche B Term Loan Commitment, as the same may be adjusted pursuant to subsection 11.6(c); collectively, as to all the Tranche B Lenders, the “Tranche B Term Loan Commitments”. The aggregate principal amount of the Tranche B Term Loan Commitments on the Closing Date is $175,000,000.

“Tranche B Term Loan Commitment Percentage”: as to any Tranche B Lender at any time, the percentage of tire aggregate Tranche B Term Loan Commitments then constituted by such Lender’s Tranche B Term Loan Commitment (or, after the Tranche B Term Loans are made, the percentage of the aggregate outstanding principal amount of the Tranche B Tenn Loans then constituted by the principal amount of such Tranche B Lender’s Tranche B Term Loan).

“Tranche B Term Loan Facility”: as defined in the definition of “Facility”.

“Tranche B Tenn Note”: as defined in subsection 4.16(e).

“Transactions”: collectively, (a) the execution and delivery and performance by the Credit Parties of each Credit Document to which they are party and the making of the initial Loans hereunder, (b) the repayment of the amounts outstanding under the Existing Credit Agreements, the repayment or settlement of Hedge Agreements (if any) in connection therewith, and the discharge of the security interests and liens related thereto, (c) the Equity Contribution, (d) the payment of stock purchase and merger consideration pursuant to the Merger Agreement and the consummation of the Merger and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transferee”: as defined in subsection 11.6(f).

“Type”: as to any Loan, its nature as an Index Rate Loan or LIBOR Loan.

“UCC”: the Uniform Commercial Code as in effect in the applicable jurisdiction.

“United States”: the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary of Borrower designated by the Board of Directors of Borrower as an Unrestricted Subsidiary pursuant to subsection 7.15 subsequent to the Closing Date.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“UK Subsidiary” means Clearwater Analytics, Ltd., a private limited company organized under the laws of England and Wales.

“UK Subsidiary Markup” means the mark-up applicable to services provided by the UK Subsidiary to the Target.

1.2.    Rules of Construction. (a) In this Agreement and each other Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular the plural and the part the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) agreements (including this Agreement), promissory notes and other contractual instruments include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Credit Document; (iv) statutes and related regulations include any amendments of same and any successor statutes and regulations; and (v) time shall be a reference to New York, New York time. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b)    In this Agreement and each other Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, extend, renew, restructure, refinance, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in this Agreement or any other Credit Document refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document;

(iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “satisfactory to” the Administrative Agent or the Issuing Lender shall mean in form, scope and substance and on terms and conditions satisfactory to the Administrative Agent or the Issuing Lender, as the case may be; (vi) “permitted” (and similar terms), with respect to any Credit Document, means permitted in accordance with the terms of such Credit Document, whether express, implied or by operation of any consent, waiver or amendment and (vii) “asset” and “property” shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description.

(c)    In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subsection is to a Section or such other subsection of this Agreement.

(d)    No Default shall arise as a result of any limitation or threshold set forth herein in U.S. Dollars being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time the relevant determination occurs or in respect of which such determination is being made or the relevant amount was incurred, as the case may be.

(e)    Anything in this Agreement to the contrary notwithstanding, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on the date of this Agreement shall not be treated as capital lease solely as a result of (x) the adoption of changes in GAAP or (y) changes in the application of GAAP, in each case, after the date of this Agreement.

(f)    For purposes of determining compliance with any subsection of Section 8 at any time, in the event that any Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Lien, Investment, Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such subsections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by Borrower in its sole discretion at such time.

(g)    The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(h)    When the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

(i)    All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

(j)    All references to “knowledge” of any Credit Party or a Restricted Subsidiary of Borrower means the actual knowledge after due inquiry of a Responsible Officer.

1.3.    Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Consolidated Total Net Leverage Ratio pursuant to this Agreement shall be calculated in the manner prescribed by this subsection 1.3.

(a)    In the event that Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the end of the Test Period for which such financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Test Period.

(b)    For purposes of calculating any financial ratio or test, (i) Specified Transactions that have been made by Borrower or any of the Restricted Subsidiaries during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which such calculation is being made shall be given pro forma effect assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period and (ii) to the extent permitted by Section 1.3(c), “run-rate” cost savings and synergies that have been or are reasonably expected to be realized during the 12 months after the Closing Date or the date of the applicable Specified Transaction, as applicable, shall be given pro forma effect. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this subsection 1.3, then any applicable financial ratio or test shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

(c)    Whenever pro forma effect is to be given to a Specified Transaction or the Transactions, the pro forma calculations shall be made in good faith by a senior finance officer of Borrower (including the “run-rate” cost savings and synergies resulting from such Specified Transactions that have been or are expected to be realized (“run-rate” means the full recurring benefit for a period that is associated with any action taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions; provided that (x) with respect to the Transactions, such cost savings or synergies for any period shall not exceed 10% of Consolidated EBITDA (after giving effect to such Specified Transaction, but prior to giving effect to such cost-saving or synergy adjustments) for such period and (y) with respect to any Specified Transaction, such cost savings or synergies for any period shall not exceed 20% of Consolidated EBITDA for such period (after giving effect to such Specified Transaction, but prior to giving effect to such cost-saving or synergy adjustments), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Test Periods in which the effects thereof are expected to be realized); provided, that (i) such amounts are reasonably identifiable, and factually supportable, are projected by Borrower in good faith to be realizable within 12 months after the end of the fiscal quarter in which such Specified Transaction occurred (or, in the case of the Transactions, the 12 months after the Closing Date) and, in each case, certified by a senior finance officer of Borrower, which certification shall be delivered together with reasonable supporting detail in respect of any such run-rate cost savings and synergies, (ii) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Test Period and (iii) the amount of any items that would be permitted to be included in financial Statements prepared in accordance with Regulation S-X shall not be subject to limitations included in (x) and (y) above.

(d)    Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a senior finance officer of Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a LIBOR offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Borrower may designate.

(e)    Notwithstanding the foregoing, when calculating the Consolidated Total Net Leverage Ratio for purposes of subsection 4.5(e) or subsection 8.9, the events described in subsections 1.3(b), (c) and (d) above that occurred subsequent to the end of the Test Period shall not be given pro forma effect.

SECTION 2. TERM LOANS; INCREMENTAL LOANS

2.1.    Tranche B Term Loans. (a) Subject to the terms and express conditions hereof, each Tranche B Lender severally agrees to make a loan in Dollars (individually, a “Tranche B Term Loan”; and collectively, the “Tranche B Term Loans”) to Borrower on the Closing Date, in an aggregate principal amount equal to such Lender’s Tranche B Term Loan Commitment.

(b)    Borrower may repay the Tranche B Term Loans as provided in subsection 4.4 and shall repay the Term Loans as provided in subsections 4.5 and 4.6.

(c)    The proceeds of the Tranche B Term Loans (other than any Incremental Tenn Loans) shall be used to repay all amounts owing under the Target’s existing Indebtedness for borrowed money (other than Indebtedness pennitted to remain outstanding under the Merger Agreement and subsection 8.1), pay a portion of the consideration under the Merger Agreement and to pay fees and expenses incurred in connection with the Transactions.

2.2.    [Reserved].

2.3.    Incremental Credit Facilities. (a) At any time or from time to time after the Closing Date, Borrower may by written notice to the Administrative Agent, elect to request (i) prior to the Revolving Credit Termination Date, one or more increases to the existing Revolving Credit Commitments (any such increase, the “Incremental Revolving Credit Commitments”); or (ii) prior to the Maturity Date of the Tranche B Term Loan Facility, the establishment of one or more new term loan commitments (the “Incremental Tenn Commitments”, and together with the Incremental Revolving Credit Commitments, the “Incremental Facilities”). The aggregate amount of all such Incremental Facilities shall not exceed the sum of (A) $12,500,000, plus (B) an additional amount such that, in the case of this clause (B) only, after giving pro forma effect thereto (including the use of proceeds thereof and other customary events and assuming that any Incremental Revolving Credit Commitments established at such time are fully funded), the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements are available (or, in the case of a Permitted Acquisition or other permitted Investment subject to “funds certain provisions”, as of the most recently ended fiscal quarter for which financial statements are available prior to the date of execution of the related acquisition agreement) is no greater than 6.75:1.00 (in each case, excluding cash proceeds of such Incremental Facilities from any unrestricted cash permitted to be netted in the calculation of such ratio), plus (C) to the extent not financed with long-term indebtedness, an amount equal to all voluntary prepayments of the Term Loans and, to the extent accompanied by a permanent reduction of the Revolving Credit

Commitments, voluntary prepayments of the Revolving Credit Loans (it being understood that, unless Borrower otherwise elects in writing to the Administrative Agent, (I) Borrower shall be deemed to have utilized amounts under clause (B) (to the extent compliant therewith) prior to utilization of amounts under clause (A) or (C), and (II) loans may be incurred under clauses (A), (B) and (C) above, and proceeds from any such incurrence under each of clauses (A), (B) and (C) above, may be utilized in a single transaction by first calculating the incurrence under clause (B) above and then calculating the incurrence under clause (A) and/or (C) above); provided, that in no event shall the aggregate amount of Incremental Revolving Credit Commitments incurred in reliance upon clauses (A) or (B) above exceed $5,000,000. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower determines that the Incremental Revolving Credit Commitments or Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as shall be reasonably acceptable to the Administrative Agent) and (B) the identity of each Lender or other Person (each of which must be an Eligible Assignee) (each, an “Incremental Revolving Lender” or “Incremental Term Lender,” as applicable) to whom Borrower proposes any portion of such Incremental Revolving Credit Commitments or Incremental Term Commitments, as applicable, be allocated and the amounts of such allocations; provided, that each existing Lender shall first be afforded, by written notice to the Administrative Agent not less than ten (10) Business Days prior to the Increased Amount Date (which notice shall be promptly forwarded by the Administrative Agent to the applicable existing Lenders), the opportunity to provide its Revolving Credit Commitment Percentage of any Incremental Revolving Credit Commitments and/or its Term Loan Commitment Percentage of any Incremental Term Commitments, as applicable; provided, further, that any Lender approached to provide all or a portion of the Incremental Revolving Credit Commitments or Incremental Term Commitments may elect or decline, in its sole discretion, to provide an Incremental Revolving Credit Commitment or an Incremental Term Commitment. Each Lender may elect to provide all or a portion of Revolving Credit Commitment Percentage of any Incremental Revolving Credit Commitments and/or its Term Loan Commitment Percentage of any Incremental Term Commitments, as applicable, by providing written notice (each, an “Acceptance Notice”) to the Administrative Agent and Borrower no later than 5:00 p.m. five (5) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent. Each Acceptance Notice from a given Lender shall specify the principal amount of the Incremental Revolving Credit Commitment and/or Incremental Term Commitment to be provided by such Lender. If a Lender fails to deliver an Acceptance Notice to the Administrative Agent within the time frame specified above or such Acceptance Notice fails to specify the principal amount of the Incremental Revolving Credit Commitment and/or Incremental Term Commitments to be provided, any such failure will be deemed a rejection of the opportunity to provide any portion of the Incremental Revolving Credit Commitment and/or Incremental Tenn Commitment, and Borrower may have other Persons to provide the remaining uncommitted portion of the Incremental Revolving Credit Commitment and/or Incremental Tenn Commitments. Such Incremental Revolving Credit Commitments or Incremental Term Commitments shall become effective as of such Increased Amount Date; provided that after giving effect to the making of any Incremental Tenn Loans or effectiveness of Incremental Revolving Credit Commitments and the use of proceeds thereof, (I) no Event of Default shall have occurred and be continuing (or to the extent the proceeds of such Incremental Facility are being used to finance a Pennitted Acquisition or other Investment subject to “funds certain provisions”, no Event of Default shall have occurred and be continuing as of the date of the relevant Permitted Acquisition Agreement or the signing date of the relevant Investment); (II) each of the conditions set forth in subsections 6.2(a) and (c)(ii) shall be satisfied; (III) Borrower shall be in compliance, on a Pro Forma Basis and after giving effect to any related Acquisitions, Asset Sales and incurrence or repayment of Indebtedness (and with respect to any Incremental Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available under such Incremental Revolving Credit Commitment), with the covenant set forth in subsection 8.9 (in the event that the proceeds of such Incremental Facility are being used to finance a Pennitted Acquisition subject to “funds certain provisions”, such compliance shall be tested as of the most recently ended twelve month period for which financial statements have been or are required to delivered pursuant to subsection 7.1 prior to the date of execution of the related acquisition agreement); (IV) Borrower shall make any payments required pursuant to subsection 4.15 in connection with the Incremental Revolving Credit Commitments or Incremental Tenn Commitments, if applicable; (V) Borrower shall deliver an Officer’s Certificate evidencing compliance with the conditions set forth in sub-clause (III) hereof, together with reasonably detailed calculations (in substantially the same format as the calculations included in the Compliance Certificate) in support thereof; and (VI) Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. The Incremental Revolving Credit Commitments or Incremental Term Commitments, as applicable, shall be effected pursuant to one or more amendments (each, an “Incremental Loan Amendment”) executed and delivered by Borrower, the Incremental Revolving Lender or Incremental Term Lender, as applicable and the Administrative Agent, and each of which shall be recorded in the Register. Borrower shall use the proceeds of any Incremental Facilities hereunder for Permitted Acquisitions, Investments permitted by Section 8.6, Restricted Payments, capital expenditures, to provide for the ongoing working capital and general corporate purposes and working capital needs of Borrower and its Subsidiaries or for any other transaction not prohibited hereunder.

(b)    On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Credit Lenders shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (ii) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (iii) each Incremental Revolving Lender shall become a Lender with respect to the Incremental Revolving Credit Commitment and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in subsection 4.1 and subsections 4.4 and 4.5 of this Agreement, and the pro rata borrowing requirements in subsection 4.12 of this Agreement, shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c)    Any Incremental Tenn Loans made on an Increased Amount Date shall be designated a separate Tranche of Incremental Term Loans for all purposes of this Agreement. On any Increased Amount Date on which any Incremental Term Commitments of any Tranche are effected, subject to the satisfaction of the foregoing tenns and conditions, (i) each Incremental Term Lender of such Tranche shall make a Loan to Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Tranche, and (ii) each Incremental Term Lender of such Tranche shall become a Lender hereunder with respect to the Incremental Term Commitment of such Tranche and the Incremental Term Loans of such Tranche made pursuant thereto.

(d)    The Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof (i) the Incremental Revolving Credit Commitments and the Incremental Revolving Lenders with respect thereto or the Tranche of Incremental Term Commitments and the Incremental Tenn Lenders of such Tranche, as applicable, and (ii) in the case of each notice to any Revolving Credit Lender with respect to an increase in the Revolving Credit Commitments, the respective interests in such Revolving Credit Lender’s Revolving Credit Commitments, in each case subject to the assignments contemplated by clause (b) of this subsection 2.3.

(e)    The terms and provisions of the Incremental Term Loans and Incremental Term Commitments of any Tranche shall be as agreed between Borrower and the Incremental Tenn Lenders providing such Incremental Term Loans and Incremental Term Commitments and except as otherwise permitted pursuant to this clause (e), shall be identical to the Tranche B Term Loans (it being understood that the lenders under any Incremental Term Commitments may agree to “most favored nations” provisions that are less favorable to such lenders than to the Tranche B Term Lenders, as applicable). In any event:

(i)    the Incremental Facilities shall rank pari passu in right of payment and be equal with respect to security with the Tranche B Term Loans and the Revolving Credit Commitments;

(ii)    the Weighted Average Life to Maturity of all Incremental Term Loans of any Tranche shall be no shorter than the Weighted Average Life to Maturity of the Tranche B Term Loans made on the Closing Date (except by virtue of amortization or prepayment of the Tranche B Term Loans made on the Closing Date prior to the time of such incurrence);

(iii)    the Maturity Date of any Tranche of Incremental Term Loans of any Tranche shall be no earlier than the maturity of the Tranche B Term Loans made on the Closing Date;

(iv)    all tenns of the Incremental Revolving Credit Commitments and each Loan thereunder shall be identical to the Revolving Credit Commitments and the Revolving Credit Loans;

(v)    the Incremental Tenn Loans will share ratably in right of prepayment with the Term Loans pursuant to subsections 4.4 and 4.5 or otherwise; provided that the tenns of any Incremental Term Loans may permit non-pro rata prepayments of existing Tranche B Tenn Loans maturing prior to such Incremental Tenn Loans; and

(vi)    the yield applicable to the Incremental Term Loans of each Tranche shall be detennined by Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Loan Amendment; provided, however, that the yield applicable to such Incremental Tenn Loans (after giving effect to all upfront or similar fees payable generally to all Persons providing such Incremental Term Loan, original issue discount payable or interest rate floors with respect to such Incremental Term Loans) shall not be greater than the applicable interest rate payable pursuant to the tenns of this Agreement as amended through the date of such calculation with respect to the Tranche B Tenn Loans made on the Closing Date, plus 0.50% per annum unless the Applicable Margin with respect to the Tranche B Tenn Loans made on the Closing Date is increased so as to cause the then applicable interest rate under this Agreement on the Tranche B Tenn Loans made on the Closing Date (including any upfront or similar fees or original issue discount paid and payable to the initial Lenders hereunder and the adjustment of any interest rate floor) to equal the yield then applicable to the Incremental Tenn Loans (after giving effect to all upfront or similar fees payable generally to all Persons providing such Incremental Tenn Loan, original issue discount payable or interest rate floors with respect to such Incremental Tenn Loans) minus 0.50% (it being agreed that any increase in yield on any initial Tranche B Term Loans required due to the application of an interest rate floor on any Incremental Facilities shall be effected solely through an increase in (or implementation of, as applicable) any interest rate floor applicable to such Tranche B Term Loan, but only to the extent that an increase in the interest rate floor with respect to Tranche B Term Loans made on the Closing Date would cause an increase in the interest rate then in effect at the time of determination hereunder; provided that customary arrangement, structuring, underwriting, closing, commitment, amendment or similar fees payable to the initial Lenders (or their respective affiliates) or one or more arrangers of Facilities under this subsection 2.3 shall be excluded (regardless of whether paid in whole or in part to any or all Lenders). For purposes of the foregoing, any fees or original issue discount shall be equated to interest rates based on the lesser of an assumed four-year average life to maturity or the remaining life to maturity and without any present value discount.

(f)    Each Incremental Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrower to effect the provision of this subsection 2.3, and for the avoidance of doubt, this subsection 2.3 shall supersede any provisions in subsection 4.12 or 11.1 to the contrary.

(g)    The Loans and Commitments extended or established pursuant to this subsection 2.3 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the extension or establishment of any such Loans or any such Commitments.

SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

3.1.    Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to the extent of its Revolving Credit Commitment or Incremental Revolving Credit Commitment to extend credit to Borrower at any time and from time to time on any Borrowing Date during the Revolving Credit Commitment Period in each case (i) by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and (ii) by making loans in Dollars (individually, a “Revolving Credit Loan”; and collectively, the “Revolving Credit Loans”) to Borrower from time to time; provided that the aggregate amount of Revolving Credit Loans outstanding on the Closing Date shall not exceed $4,000,000. Notwithstanding the above, in no event shall any Revolving Credit Loans be made, or Letter of Credit be issued, if the aggregate amount of the Revolving Credit Loans to be made or Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the aggregate Available Revolving Credit Commitments nor shall any Letter of Credit be issued if after giving effect thereto the sum of the undrawn amount of all outstanding Letters of Credit and the amount of all L/C Obligations would exceed $5,000,000.

(b)    During the Revolving Credit Commitment Period, Borrower may use the Revolving Credit Commitments and any Incremental Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.

(c)    Each borrowing of Revolving Credit Loans pursuant to the Revolving Credit Commitments and any Incremental Revolving Credit Commitments shall be in an aggregate principal amount of the lesser of (i) $500,000 or a whole multiple of $100,000 in excess thereof in the case of Index Rate Loans, and $500,000 or a whole multiple of $100,000 in excess thereof, in the case of LIBOR Loans, and (ii) the Available Revolving Credit Commitments, except any borrowing under subsection 3.4 shall be in the amount of the applicable Letter of Credit draw.

3.2.    Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender, subject to subsection 4.18(a)(iii)(A), a commitment fee (the “Commitment Fee”) from and including the Closing Date to but excluding the Revolving Credit Termination Date computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made (whether or not Borrower shall have satisfied the applicable conditions for borrowing or for the issuance of a Letter of Credit set forth in Section 6). Such commitment fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first such date to occur on or following the Closing Date, in each case for the actual number of days elapsed in a year of 360 days.

3.3.    Proceeds of Revolving Credit Loans. On the Closing Date, up to $4,000,000 in Revolving Credit Loans may be used to fond any original issue discount or upfront fees with respect to the Facilities, pay a portion of the consideration under the Merger Agreement and to pay fees and expenses incurred in connection with the Transactions and for general corporate purposes and working capital needs. From and after the Closing Date, Borrower shall use the proceeds of Revolving Credit Loans for Permitted Acquisitions and to provide for the ongoing working capital and general corporate purposes and working capital needs of Borrower and its Subsidiaries, in each case, after the Closing Date.

3.4.    Issuance of Letters of Credit. (a) Borrower may from time to time, up to thirty days prior to the Revolving Credit Termination Date, request the Issuing Lender to issue a Letter of Credit by delivering to the Issuing Lender (with a copy to the Administrative Agent) at its address specified in subsection 11.2 (or such other location as the Issuing Lender may direct) a letter of credit application in the Issuing Lender’s then customary fonn (the “L/C Application”) completed to the satisfaction of the Issuing Lender, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that Borrower may request any Revolving Credit Lender, in such Lender’s sole discretion, to open such Letter of Credit upon the same terms offered to the Issuing Lender and each reference to the Issuing Lender for purposes of subsections 3.5 through 3.12 shall be deemed to be a reference to such Issuing Lender for the purposes of such Letter of Credit. The Issuing Lender may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by applicable Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies.

(b)    Each Letter of Credit issued hereunder shall be issued for the account of Borrower and shall, among other things, (i) be in such form requested by Borrower as shall be acceptable to the Issuing Lender in its sole discretion (provided that any Letter of Credit may be for the benefit of any

Subsidiary of Borrower) and (ii) have an expiry date occurring not later than 365 days after the date of issuance of such Letter of Credit and may be automatically renewed on its expiry date for an additional period equal to the initial term (or such longer period of time as may be agreed by the Issuing Lender), but in no case shall any Letter of Credit have an expiry date occurring later than the fifth Business Day prior to the Revolving Credit Termination Date (unless cash in an amount equal to 103% of such amount has been deposited to a cash collateral account established by the Administrative Agent or such Letters of Credit have been replaced or backstopped with alternate Letters of Credit reasonably satisfactory to the issuing Lender).

3.5.    Participating Interests. Effective in the case of each Letter of Credit as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each such Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application (if applicable), an L/C Participating Interest in a percentage equal to such Lender’s Revolving Credit Commitment Percentage.

3.6.    Procedure for Opening Letters of Credit. The Issuing Lender will notify each Lender after the end of each calendar month of any L/C Applications received by the Issuing Lender from Borrower during such month. Upon receipt of any L/C Application from Borrower, the Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to Borrower and, after the end of the calendar month in which such Letter of Credit was opened, provide details of the Letters of Credit issued to the other Lenders; provided that no such Letter of Credit shall be issued until tire Issuing Lender has consulted with the Administrative Agent, who has not advised the Issuing Lender that subsection 3.1 would be violated thereby or a condition precedent to the issuance of such Letter of Credit is not satisfied.

3.7.    Payments in Respect of Letters of Credit. (a) Borrower agrees within one Business Day following demand by the Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto, to (i) reimburse the Issuing Lender for any payment made by the Issuing Lender under any Letter of Credit issued for the account of Borrower to the extent not reimbursed by the borrowing contemplated by the next sentence and (ii) pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (a) on or prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from Borrower for such payment, the Index Rate plus the Applicable Margin for the Revolving Credit Loans and (b) thereafter, the Index Rate plus the Applicable Margin for the Revolving Credit Loans plus 2%. Each drawing under any Letter of Credit shall (unless an event of the type described in paragraph (f) of Section 9 shall have occurred and be continuing, in which case the procedures specified in this subsection 3.7 for payments in respect of Letters of Credit shall apply) constitute a request by Borrower to the Administrative Agent for a borrowing pursuant to subsection 3.1(a) of Index Rate Loans in the amount of such drawing, which borrowing shall be applied by the Administrative Agent to reimburse the Issuing Lender for such drawing. The Borrowing Date with respect to such borrowing shall be the date of payment of the relevant drawing.

(b)     In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed pursuant to subsection 3.7(a) in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify each other Revolving Credit Lender. Forthwith upon its receipt of any such notice, each such other Lender will transfer to the Administrative Agent on behalf of the Issuing Lender, in immediately available funds, an amount equal to such other Lender’s Revolving Credit Commitment Percentage of the L/C Obligation arising from such unreimbursed payment.

(c)    Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Lender’s Revolving Credit Commitment Percentage of the L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, the Issuing Lender will promptly distribute to such other Lender its pro rata share thereof in like funds as received; provided that in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

3.8.    Letter of Credit Fees. (a) Borrower agrees to pay the Administrative Agent, (i) for the account of the Issuing Lender and the Participating Lenders (subject to subsection 4.1 S(a)(iii)(B) and (C)), with respect to each Letter of Credit issued for the account of Borrower, a Letter of Credit fee equal to the Applicable Margin for Revolving Credit Loans that are LIBOR Loans per annum on the daily average amount available to be drawn under each Letter of Credit, payable, in arrears, on the last Business Day of each March, June, September and December and on the Revolving Credit Termination Date and (ii) for the account of the Issuing Lender and not on account of its L/C Participating Interest therein, certain fees, documentary and processing charges as separately agreed between Borrower and such Issuing Lender or otherwise in accordance with such Issuing Lender’s standard schedule in effect at the time of determination thereof. The Administrative Agent will disburse any Letter of Credit fees received pursuant to subsection 3.8(a)(i) to the Issuing Lender and the respective Lenders promptly following the receipt of any such fees.

(b)    For purposes of any payment of fees required pursuant to this subsection 3.8, the Administrative Agent agrees to provide to Borrower a statement of any such fees to be so paid; provided that the failure by the Administrative Agent to provide Borrower with any such invoice shall not relieve Borrower of its obligation to pay such fees.

3.9.    Letter of Credit Reserves. (a) If any Change in Law shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost of the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, Borrower shall pay to the Issuing Lender within 10 days following demand, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to Index Rate Loans pursuant to subsection 4.8(b). Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.9(a) unless the Issuing Lender has given written notice to Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by the Issuing Lender to Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b)    In the event that any Change in Law with respect to the Issuing Lender shall, in the reasonable opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount reasonably deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to Borrower of such Change in Law, within 15 days after demand by the Issuing Lender, Borrower shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. The Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this subsection 3.9 with respect to the Issuing Lender, it will, if requested by Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event; provided that such avoidance or minimization can be made in such a manner that the Issuing Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.9(b) unless the Issuing Lender has given written notice to Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by the Issuing Lender to Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c)    Borrower and each Participating Lender agree that the provisions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or, in the case of paragraph (b), any corporation controlling such Participating Lender.

3.10.    Further Assurances. Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.

3.11.    Obligations Absolute. The payment obligations of Borrower under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i)     the existence of any claim, set-off, defense or other right which Borrower or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, any Credit Document, the transactions contemplated herein, or any unrelated transaction;

(ii)    any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect, except arising from the gross negligence or willful misconduct on the part of the Issuing Lender;

(iii)    payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(iv)    any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

3.12.    Participations. The obligation of each Revolving Credit Lender to purchase participating interests pursuant to subsection 3.5 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Borrower; (iv) any breach of this Agreement by Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.13.    Cash Collateral. (a) At any time that an Event of Default shall have occurred and is continuing, within three Business Days following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to any Defaulting Lender (determined after giving effect to subsection 4.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount or make other arrangements satisfactory to the Issuing Lender in its sole discretion.

(b)    Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any Lien of any Person other than the Administrative Agent and the Issuing Lender as herein provided or nonconsensual Liens permitted by subsection 8.2, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this subsection 3.13 or subsection 4.18 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)    Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection 3.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral, which excess shall promptly be returned to the Person providing such Cash Collateral; provided that, subject to subsection 4.18, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

3.14.    Addition of an Issuing Lender. A Lender reasonably acceptable to Borrower and the Administrative Agent may become an additional Issuing Lender (the “Additional Issuing Lender”) hereunder pursuant to a written agreement among Borrower, the Administrative Agent and such Additional Issuing Lender; provided, that the aggregate amount available to be drawn at any time under all outstanding Letters of Credit issued by the Additional Issuing Lender shall not exceed $3,500,000. The Administrative Agent shall notify the Revolving Credit Lenders of any such Additional Issuing Lender.

3.15.    Provisions Related to Extended Revolving Credit Commitments. If the Revolving Credit Termination Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the expiration date of a Letter of Credit shall not have so occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other tranches, automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to subsection 3.5 and subsection 3.7(b) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such nonterminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), Borrower shall Cash Collateralize any such Letter of Credit in an amount equal to the Minimum Collateral Amount.

3.16.    Conflict with L/C Application. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

4.1.    Procedure for Borrowing. (a) Subject to the terms and express conditions hereof, Borrower may borrow under the Commitments on any Business Day (it being understood that Tranche B Term Loans may be borrowed only on the Closing Date and that Revolving Credit Loans may be borrowed only during the Revolving Credit Commitment Period); provided that, with respect to any borrowing, Borrower shall give the Administrative Agent an irrevocable Borrowing Notice (which notice must be received by the Administrative Agent prior to 11:30 a.m. New York City time, in the case of Tranche B Term Loans on the Closing Date and Revolving Credit Loans, (x) three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be LIBOR Loans and (y) on the requested Borrowing Date if the borrowing is to be solely of Index Rate Loans (or prior to 11:30 a.m. New York City time one Business Day prior to the requested Borrowing Date in the case of a borrowing of Index Rate Loans on the Closing Date or a borrowing of Index Rate Loans in an amount greater than $5,000,000), (b) whether such Loans are initially to be LIBOR Loans or Index Rate Loans or a combination thereof, (c) if the borrowing is to be entirely or partly LIBOR Loans, the length of the LIBOR Period for such LIBOR Loans and (d) whether the Loan is a Term Loan or Revolving Credit Loan. If no election as to the Type of borrowing is specified in any such notice, then the requested borrowing shall be borrowing of Index Rate Loans. If no LIBOR Period with respect to any LIBOR Loan is specified in any such notice, then Borrower shall be deemed to have selected an LIBOR Period of one month’s duration. Upon receipt of such notice the Administrative Agent shall promptly notify each affected Lender thereof. Not later than 2:00 p.m., New York City time, on the Borrowing Date specified in such notice, each affected Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender. Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to Borrower in immediately available funds to be delivered by wire transfer to the account(s) designated by Borrower in the applicable borrowing notice, in the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

(b)    Any borrowing of LIBOR Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all LIBOR Loans having the same LIBOR Period shall not be less than $500,000 or a whole multiple of $100,000 in excess thereof and (ii) no more than eight (8) LIBOR Periods (or such greater number of LIBOR Periods as may be agreed by the Administrative Agent) shall be in effect at any one time.

4.2.    Conversion and Continuation Options. (a) Subject to subsection 4.15, Borrower may elect from time to time to convert LIBOR Loans into Index Rate Loans by giving the Administrative Agent irrevocable written notice of such election, to be received by the Administrative Agent prior to 2:00 p.m. New York City time at least one Business Day prior to the proposed conversion date. Borrower may elect from time to time to convert all or a portion of the Index Rate Loans then outstanding to LIBOR Loans by giving the Administrative Agent irrevocable written notice of such election, to be received by the Administrative Agent prior to 2:00 p.m. New York City time at least three Business Days prior to the proposed conversion date, specifying the LIBOR Period selected therefor. Such conversion shall be made on the requested conversion date (which date must be a Business Day); provided that no such conversion of Index Rate Loans to LIBOR Loans with a LIBOR Period in excess of one month shall be made when any Event of Default has occurred and is continuing and the Required Lenders have, by written notice to Borrower and the Administrative Agent, determined that such conversion is not appropriate. Upon receipt of any notice pursuant to this subsection 4.2, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the outstanding Loans may be converted as provided herein; provided that partial conversions of Index Rate Loans shall be in the aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting LIBOR Loans outstanding in respect of any one LIBOR Period shall be at least $500,000 or a whole multiple of $100,000 in excess thereof.

(b)    Any LIBOR Loans may be continued as such upon the expiration of the then current LEBOR Period with respect thereto by Borrower giving irrevocable written notice to the Administrative Agent not later than 2:00 p.m., New York City time, three Business Days prior to continuation, in accordance with the applicable provisions of the term “LIBOR Period” set forth in subsection 1.1, of the length of the next LIBOR Period to be applicable to such Loans; provided that no LIBOR Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Required Lenders have, by written notice to Borrower and the Administrative Agent, determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 4.1(b) would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of continuations of Revolving Credit Loans) or the final Installment Payment Date of the Term Loans.

(c)    Each notice pursuant to this subsection 4.2 shall be in writing and irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Loan that Borrower requests be converted or continued, (ii) whether such Loan is to be converted to or continued as a LIBOR Loan or an Index Rate Loan, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Loan is to be converted to or continued as a LIBOR Loan, the LIBOR Period with respect thereto. If no LIBOR Period is specified in any such notice with respect to any conversion to or continuation as a LIBOR Loan, Borrower shall be deemed to have selected an LIBOR Period of one month’s duration. The Administrative Agent shall promptly advise the effected Lenders of any notice given pursuant to this subsection 4.2 and of each affected Lender’s portion of any converted or continued Loan. If Borrower shall not have given notice in accordance with this subsection 4.2 to continue any Loan into a subsequent LIBOR Period (and shall not otherwise have given notice in accordance with this subsection 4.2 to convert such Loan), such Loan shall, at the end of the LIBOR Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an Index Rate Loan. Any portion of a borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a LIBOR Loan.

4.3.    Changes of Commitment Amounts. (a) Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, at any time subsequent to the Closing Date, to terminate or from time to time to permanently reduce the Revolving Credit Commitments and any Incremental Revolving Credit Commitments in whole or in part, subject to the provisions of this subsection 4.3.

To the extent, if any, that the sum of the amount of the Revolving Credit Loans and L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments and any Incremental Revolving Credit Commitments, as then reduced, Borrower shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied, first, to payment of any L/C Obligations then outstanding, second to payment of the Revolving Credit Loans then outstanding and third, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Issuing Lender and the Administrative Agent. Any termination of the Revolving Credit Commitments and any Incremental Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans and L/C Obligations then outstanding in excess of the then outstanding Revolving Credit Commitments and any Incremental Revolving Credit Commitments after giving effect to such reduction and by (x) replacement or backstop of all Letters of Credit with alternate letters of credit reasonably satisfactory to the Administrative Agent and the Issuing Lender or (y) cash collateralization of any outstanding Letters of Credit on terms reasonably satisfactory to the Issuing Lender and Administrative Agent. Upon termination of the Revolving Credit Commitments and any Incremental Revolving Credit Commitments, any Letter of Credit then outstanding that has been so cash collateralized, backstopped or replaced shall no longer be considered a “Letter of Credit” as defined in subsection 1.1 and any L/C Participating Interests granted by the Issuing Lender to the Lenders prior to the Closing Date in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under subsection 3.8 shall continue to accrue to the Issuing Lender and the Participating Lenders (or, in the event of any such automatic reinstatement, as provided in subsection 3.8) with respect to such Letter of Credit until the expiry thereof (provided that in lieu of paying a Letter of Credit fee equal to the Applicable Margin for Revolving Credit Loans which are LIBOR Loans per annum, Borrower shall pay to the Issuing Lender an amount equal to 0.25% per annum).

(b)    In the case of termination of the Revolving Credit Commitments and/or Incremental Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments and/or Incremental Revolving Credit Commitments, shall be in an amount of $500,000 or a whole multiple of $100,000 in excess thereof and shall, in each case, reduce permanently the amount of the Revolving Credit Commitments and/or Incremental Revolving Credit Commitments then in effect.

(c)    The Tranche B Term Loan Commitments and any Incremental Term Commitments shall be automatically and permanently reduced upon the making of a Tranche B Term Loan or Incremental Term Loan, as the case may be, by the amount of such Loan.

4.4.    Optional Prepayments. Subject to subsections 4.7(d) and 4.15, Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, by irrevocable {provided that a notice of optional prepayment may state that such notice is conditional upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of any other specified event, in which case such notice of prepayment may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified date) written notice to the Administrative Agent by 2:00 p.m. New York City time on the Business Day preceding the proposed date of prepayment in the case of Index Rate Loans, and by 2:00 p.m. New York City time on the third Business Day preceding the proposed date of prepayment in the case of LIBOR Loans, specifying the date and amount of prepayment and whether the prepayment is of Revolving Credit Loans or Term Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof. If such notice is given, unless revoked due to the failure of a condition expressly set forth in such notice of optional prepayment, as contemplated above, Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Partial prepayments of Term Loans pursuant to this subsection 4.4 shall be in an aggregate principal amount equal to the lesser of (a) (i) $500,000 or a whole multiple of $100,000 in excess thereof with respect to LIBOR Loans or (ii) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Index Rate Loans and (b) the aggregate unpaid principal amount of the Tenn Loans. Partial prepayments of Revolving Credit Loans pursuant to this subsection shall be in an aggregate principal amount equal to the lesser of (a) (i) $500,000 or a whole multiple of $100,000 in excess thereof with respect to LIBOR Loans or (ii) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Index Rate Loans and (b) the aggregate unpaid principal amount of the Revolving Credit Loans (or the aggregate unpaid principal amount of Revolving Credit Loans maintained as Index Rate Loans (in the case of a prepayment of such Revolving Credit Loans) or as LIBOR Loans with a single LIBOR Period (in the case of a prepayment of such Revolving Credit Loans)), as the case may be. Prepayments of the Term Loans pursuant to this subsection 4.4 shall be applied in accordance with subsection 4.7 below. All prepayments under this subsection 4.4 shall be subject to subsections 4.7(d) and 4.15 but otherwise without premium or penalty and (other than prepayments of Index Rate Revolving Credit Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments or Incremental Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

4.5.    Mandatory Prepayments.

(a)    Cure Amounts. If, subsequent to the Closing Date, Borrower receives a Cure Amount, within five Business Days of receipt of the Net Proceeds therefrom, Borrower shall prepay outstanding Loans in an amount equal to 50% of such Net Proceeds and such prepayment shall be applied in accordance with subsection 4.7 below.

(b)    Indebtedness. If, subsequent to the Closing Date, Borrower or any of its Restricted Subsidiaries shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, Capital Stock, but excluding Indebtedness permitted to be incurred under subsection 8.1 (other than Replacement Term Loans)), within five Business Days of receipt of any Net Proceeds therefrom, Borrower shall prepay outstanding Loans in an amount equal to 100% of such Net Proceeds and such prepayment shall be applied in accordance with subsection 4.7 below.

(c)    Asset Sales. If, subsequent to the Closing Date, Borrower or any of its Restricted Subsidiaries shall receive Net Proceeds from any Asset Sale, within five Business Days of receipt of any Net Proceeds therefrom, Borrower shall prepay outstanding Loans in an amount equal to 100% of such Net Proceeds and such prepayment shall be applied in accordance with subsection 4.7 below; provided that prepayments shall be required pursuant to this subsection 4.5(c) only to the extent that the aggregate amount of Net Proceeds received by Borrower or any of its Restricted Subsidiaries from any Asset Sales exceeds $7,500,000 (and has not yet been so applied).

(d)    Casualty Events. If, subsequent to the Closing Date, Borrower or any of its Restricted Subsidiaries shall receive Net Proceeds from insurance recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking, in each case, in excess of $7,500,000, within five Business Days of receipt of such Net Proceeds, Borrower shall prepay outstanding Loans in an amount equal to the Net Proceeds thereof in excess of such amount and such prepayment shall be applied in accordance with subsection 4.7 below.

(e)    Excess Cash Flow. If, for any fiscal year of Borrower commencing with its fiscal year ending on December 31, 2017, there shall be Excess Cash Flow for such fiscal year, not later than fifteen days following the day by which financial statements have been or are required to be provided to the Lenders pursuant to subsection 7.1(a) for such fiscal year (such date, the “Excess Cash Flow Prepayment Date”), Borrower shall prepay Loans in an amount equal to 50% of such Excess Cash Flow and such prepayment shall be applied in accordance with subsection 4.7 below; provided that such percentage shall be reduced to 25% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 5.00 to 1.00; and provided further that no mandatory prepayment shall be required under this subsection 4.5(e) if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.50 to 1.00. The amount of any mandatory prepayment under this subsection 4.5(e) for any fiscal year shall be reduced by the amount of Term Loans voluntarily prepaid pursuant to subsection 4.4 during such fiscal year and during the period thereafter through the Excess Cash Flow Prepayment Date (without duplication in subsequent periods) and, solely to the extent that the amount of the Revolving Credit Commitments are permanently reduced under subsection 4.3(a) in connection therewith, by the amount of any voluntary prepayments of Revolving Credit Loans under subsection 4.4 during such fiscal year and during the period thereafter through the Excess Cash Flow Prepayment Date (without duplication in subsequent periods) in each case, except to the extent such prepayment is funded with the proceeds of Indebtedness (other than Revolving Credit Loans) or the proceeds of Permitted Securities.

(f)    Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this subsection 4.5, (i) a certificate signed by a Responsible Officer of Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice of such prepayment; provided no notice shall be required for prepayments pursuant to clause (e) above. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments under this subsection 4.5 shall be subject to subsection 4.15, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(g)    Notwithstanding any other provisions of this subsection 4.5, (i) to the extent that all or any portion of any amount otherwise payable pursuant to this Section 4.5 is prohibited or delayed by (1) applicable local Law (including, for the avoidance of doubt, applicable local Laws relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries), (2) the certificate of incorporation, articles of incorporation, certificate of limited partnership, articles of organization, bylaws, limited liability company agreement, limited partnership agreement or comparable document, as applicable, of the applicable Subsidiary, or (3) any other material agreement to which the applicable Subsidiary or its assets are bound, from being repatriated to the United States, an amount equal to the portion of such amount so affected will not be required to be applied to repay the Loans at the times provided in this subsection 4.5 but may be retained by the applicable Subsidiary for so long, but only for so long, as such prohibition on repatriation to the United States is effective (Borrower hereby agreeing to cause the applicable Subsidiary to promptly take all commercially reasonable efforts (as determined in Borrower’s reasonable business judgment) to overcome or eliminate any such restrictions), and once such repatriation of any of such affected amount is permitted under the applicable local Law, an amount equal to such portion of such Foreign Repatriation Amount will be promptly (and in any event, not later than two Business Days after such repatriation) applied (net of additional costs, expenses, or taxes payable or reserved against as a result of such repatriation) to the repayment of the Loans pursuant to this subsection 4.5 to the extent provided herein and (ii) to the extent that Borrower has determined in good faith that repatriation of all or any portion of the amounts otherwise payable pursuant to this Section 4.5 would have an adverse tax cost (other than de minimis tax consequences) for Holdings, Borrower or its Subsidiaries (and any of their direct or indirect equityholders) (including in connection with a tax dividend, deemed dividend pursuant to Section 956 of the Code or a withholding tax), taking into account any foreign tax credit or benefit that would be actually realized in connection with such repatriation were it to take place, the amount of the prepayment required under subsection 4.5(b), (c), (d) or (e), as applicable, shall be reduced by such net cost. The non-inclusion of any amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default, and such amounts shall be available for working capital purposes of Borrower and its Subsidiaries as long as not required to be prepaid in accordance with the foregoing provisions.

4.6.    Repayment of Term Loans. (a) The Tranche B Term Loans shall be repaid on the last Business Day of each March, June, September and December commencing with December 2016 (each such day, a “Tranche B Installment Payment Date”), in the amounts equal to 0.25% of the total principal amount of Tranche B Tenn Loans made on the Closing Date (subject to reduction as described in subsection 4.7 or 11.6(k)).

Amounts repaid on account of the Tranche B Tenn Loans pursuant to this subsection or otherwise may not be reborrowed. Accrued interest on the amount of any prepayments shall be paid on the date of such prepayment. To the extent not previously paid and not converted into Extended Term Loans, all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(b)    [reserved].

(c)    The applicable Incremental Loan Amendment may provide for scheduled repayments of any Incremental Tenn Loans that are not Tranche B Tenn Loans (each such day, an “Incremental Installment Payment Date”), subject to the requirements of the definition of Incremental Tenn Maturity Date.

4.7.    Application of Prepayments. (a) Prepayments of Term Loans pursuant to subsection 4.4 shall be applied to repay principal owed in direct order of maturity or as otherwise elected by Borrower. Prepayments pursuant to subsection 4.5 shall be applied first, to Term Loans outstanding (except to the extent that any Loan Modification Offer for any Tranche of Extended Term Loans provides that such Extended Term Loans shall participate on a lesser basis or not at all), second, to the extent no Term Loans remain outstanding, and subject to clause (c) below, to the Revolving Credit Loans in the amount of the Net Proceeds or Excess Cash Flow remaining to be applied (without a permanent reduction of the Revolving Credit Commitments) and third to the extent no Revolving Credit Loans remain outstanding, and subject to clause (c) below, to Cash Collateralize any outstanding Letters of Credit. Notwithstanding anything to the contrary herein, Tranche B Term Loans and Incremental Term Loans will share ratably in right of prepayment pursuant to subsections 4.4 and 4.5 or otherwise, except as provided in subsection 2.3(e)(v).

(b)    Prepayments of Term Loans pursuant to subsection 4.5 shall be applied pro rata to the Term Loans based upon the aggregate principal amount of Term Loans then outstanding under each Tranche of Tenn Loans; within each Tranche prepayments will be applied first to the next ten scheduled repayments of the Tenn Loans pursuant to subsections 4.6(a), (b) or (c) above, as applicable, in direct order of maturity, and second to the remaining scheduled repayments of the Term Loans, and to reduce the payment to be made on the applicable Maturity Date, on a pro rata basis. Except as otherwise may be directed by Borrower, any prepayment of Loans pursuant to subsection 4.4 or 4.5 shall be applied, first, to any Index Rate Loans of the applicable Tranche then outstanding and the balance of such prepayment, if any, to the LIBOR Loans of the applicable Tranche then outstanding; provided that if a Lender exercises its right to decline proceeds pursuant to clause (c) below, any prepayments of Loans pursuant to subsection 4.5 shall be applied pro rata across Index Rate Loans and LIBOR Loans of the applicable Tranche; provided further that prepayments of LIBOR Loans, if not on the last day of the LIBOR Period with respect thereto, shall be prepaid subject to the provisions of subsection 4.15.

(c)    Notwithstanding the foregoing, any Tenn Lender may elect, by five Business Days’ prior written notice to the Administrative Agent, or at such time and in such manner otherwise specified by the Administrative Agent, to decline all (but not less than all) of any mandatory prepayment (other than a prepayment pursuant to subsection 4.5(b)) of its Tenn Loans pursuant to subsection 4.5 (such declined amounts, the “Declined Proceeds”). To the extent any Tenn Lenders elect to decline their pro rata shares of such Declined Proceeds, Borrower shall be entitled to retain such remaining Declined Proceeds.

(d)    If, prior to the third anniversary of the Closing Date, all or any portion of any Tranche B Tenn Loans is prepaid pursuant to Section 4.4 (excluding prepayments to the extent funded with (x) internally generated cash of Borrower and its Restricted Subsidiaries in an amount not to exceed $7,500,000 in any fiscal year or (y) Declined Proceeds (other than Declined Proceeds of a prepayment pursuant to subsection 4.5(c))) or subsection 4.5(b), then the aggregate principal amount so prepaid will be subject to a fee payable by Borrower equal to (i) in the case of any such prepayment occurring prior to the first anniversaiy of the Closing Date, 3.0% of the principal amount thereof, (ii) in the case of any such prepayment occurring on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 2.0% of the principal amount thereof and (iii) in the case of any such prepayment occurring on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, 1.0% of the principal amount thereof.

(e)    Notwithstanding any provision herein to the contrary, all proceeds of Collateral and all amounts collected or received by Administrative Agent, including all payments made by the

Credit Parties to Administrative Agent, after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), shall be applied as follows:

(i)    first, to payment of costs and expenses, including attorney costs, of the Administrative Agent payable or reimbursable by the Credit Parties under the Credit Documents;

(ii)    second, to payment of all accrued unpaid interest on the Loans and fees owed to the Administrative Agent, Lenders and the Issuing Lender;

(iii)    third, to payment of principal of the Loans, any obligations under any Secured Swap Agreements and L/C Obligations then due and payable until paid in full and Cash Collateralization of unmatured Letters of Credit to the extent not then due and payable in an amount equal to 103% of the face amount thereof; provided that such payments pursuant to this clause (iii) shall not constitute a payment In Permanent Reduction of the Revolving Credit Commitments;

(iv)    fourth, to the payment of all other Obligations owing to the Secured Parties then due and payable; and

(v)    fifth, any remainder shall be for the account of Borrower,

In carrying out the foregoing, (x) amounts received shall be applied to each category in numerical order until amounts in such category have been paid in full in cash prior to the application to the next succeeding category and (y) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third and fourth above.

Notwithstanding the foregoing, amounts received from any Borrower or any Guarantor that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations.

(f)    Provisions contained in this subsection 4.7 for application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof.

4.8.    Interest Rates and Payment Dates. (a) LIBOR Loans shall bear interest for each day during each LIBOR Period applicable thereto, commencing on (and including) the first day of such LIBOR Period to, but excluding, the last day of such LIBOR Period, on the unpaid principal amount thereof at a rate per annum equal to the LIBOR Rate determined for such LIBOR Period plus the Applicable Margin.

(b)    Index Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into LIBOR Loans on the impaid principal amount thereof at a rate per annum equal to the Index Rate plus the Applicable Margin.

(c)    Upon the occurrence and during the continuance of an Event of Default under subsection 9(A)(a) or 9(A)(f) or at the election of the Supermajority Lenders upon the occurrence and during the continuation of any other Event of Default, the Loans, interest and other obligations shall, without limiting the rights of the Lenders under Section 9, bear interest (which shall be payable on demand): (i) in the case of any Loan, at the rate (including the Applicable Margin) otherwise applicable to such Loan pursuant to this subsection 4.8 plus 2%; and (ii) in all other cases, a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Index Rate and the Applicable Margin for Index Rate Loans that are Revolving Credit Loans plus 2%; provided that no default interest shall accrue or be payable to a Defaulting Lender so long as such Lender shall continue to be a Defaulting Lender.

(d)    Except as otherwise expressly provided for in this subsection 4.8, interest shall be payable in arrears (i) for LIBOR Loans, at the end of each LIBOR Period (or, for any LIBOR Period longer than three months, at three month intervals following the first day of such LIBOR Period) and on the final maturity of the Loans, (ii) for Index Rate Loans, quarterly in arrears on the last Business Day of each March, June, September and December and on the final maturity of the Loans, and (iii) with respect to any Loan, upon prepayment (other than prepayments of Index Rate Revolving Credit Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments or Incremental Revolving Credit Commitments).

4.9.    Computation of Interest. (a) Interest in respect of Index Rate Loans shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and interest on Loans shall in all other cases be calculated on the basis of the actual number of days elapsed over a year of 360 days. The Administrative Agent shall as soon as practicable notify Borrower and the Lenders of each determination of a LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Index Rate or the LIBOR Rate shall become effective as of the opening of business on the day on which such change in the Index Rate is announced or such change in the LIBOR Rate becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify Borrower and the Lenders of the effective date and the amount of each such change.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining the LIBOR Rate.

4.10.    Certain Fees. Borrower agrees to pay to the Administrative Agent for its own account and for the account of the Administrative Agent, to be allocated among the Administrative Agent at their discretion, a non refundable agent’s fee in an amount and at such times as previously agreed to with the Administrative Agent in writing.

4.11.    Inability to Determine Interest Rate. In the event that the Administrative Agent or the Required Lenders shall have reasonably determined (which determination shall be conclusive and binding upon Borrower in the absence of manifest error) that (a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any LIBOR Period with respect to (i) proposed Loans that Borrower has requested be made as LIBOR Loans, (ii) any LIBOR Loans that will result from the requested conversion of all or part of the Index Rate Loans into LIBOR Loans or (iii) the continuation of any LIBOR Loan as such for an additional LIBOR Period, or (b) Dollar deposits in the relevant amount and for the relevant period with respect to any such LIBOR Loan are not generally available to the Lenders in their respective LIBOR Lending Offices’ interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy or electronic notice of such determination, confirmed in writing, to Borrower and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such LIBOR Period. If such notice is given (i) any requested LIBOR Loans shall be made as

Index Rate Loans, (ii) any Index Rate Loans that were to have been converted to LIBOR Loans shall be continued as Index Rate Loans, and (iii) any outstanding LIBOR Loans shall be converted on the last day of the then current LIBOR Period applicable thereto into Index Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made and no Index Rate Loans shall be converted to LIBOR Loans. Upon receipt of such notice, Borrower may revoke any pending request for a LIBOR Loan or a conversion to or continuation of LIBOR Loan or, failing that, will be deemed to have converted such request into a request for an Index Rate Loan in the amount specified therein.

4.12.    Pro Rata Treatment and Payments. (a) Except to the extent otherwise provided herein, each borrowing of Loans by Borrower from the Lenders and any termination or reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced. The provisions of this subsection shall not be construed to apply to (i) any payment or prepayment made by or on behalf of Borrower or any other Credit Party on a non-pro rata basis pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided in subsection 3.13, (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or L/C Participating Interests to any assignee or participant or the termination of any Lender’s commitment and non-pro rata repayment of Loans pursuant to subsection 4.17, (iv) transactions in connection with an open market purchase or a “Dutch auction” or other debt buyback expressly permitted hereunder, or (v) in connection with a transaction pursuant to a Loan Modification Offer or Extension, Incremental Loan Amendment or amendment in connection with Replacement Term Loans. For the avoidance of doubt, this Section shall not limit the ability of Holdings, Borrower or any Restricted Subsidiary, to the extent expressly permitted by the terms of this Agreement, to (i) purchase and retire Term Loans pursuant to an open market purchase or a “Dutch auction” or other debt buyback or (ii) pay principal, fees, premiums and interest with respect to Replacement Term Loans, Incremental Loans or Extended Term Loans or Extended Revolving Credit Commitments following the effectiveness of any amendment with respect to Replacement Term Loans, any Extension Election or Incremental Loan Amendment, as applicable, on a basis different from the Loans of such Class that will continue to be held by Lenders that were not Extending Tenn Lenders, Lenders with an Extended Revolving Credit Commitment or Lenders pursuant to such Incremental Loan Amendment or amendment with respect to Replacement Tenn Loans, as applicable.

(b)    Whenever any payment received by the Administrative Agent under this Agreement or any Note or any other Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent (in such capacity and not in its capacity as a Lender) under and in connection with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under subsection 11.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under subsections 3.2 and 3.8, ratably among the Lenders in accordance with the Commitment Percentage of each Lender of the Commitment for which such payment is owed and, in the case of the Issuing Lender, the amount retained by the Issuing Lender for its own account pursuant to subsection 3.8; fourth, to the payment of interest then due and payable on the Loans and the L/C Obligations ratably in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations due and payable to them on the date of any such distribution).

(c)    All payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set-off, counterclaim or other defense and shall be made to the Administrative Agent, for the account of the Issuing Lender or the Lenders, as the case may be, at the Administrative Agent’s office located at the address set forth in Section 11.2 not later than 1:00 p.m. New York City time, on the date when due, in lawful money of the United States and in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent shall promptly distribute such payments in accordance with the provisions of subsection 4.12(b) upon receipt in like funds as received. If any payment hereunder (other than payments on LIBOR Loans or as otherwise expressly provided herein) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with subsection 4.1 and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.12(d) shall be conclusive absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Index Rate Loans hereunder (in lieu of any otherwise applicable interest), on demand, from Borrower, without prejudice to any rights which Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 4.12 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(e)    The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

4.13.    Illegality. Notwithstanding any other provision herein, if any Change in Law occurring after the date that any Person becomes a Lender party to this Agreement shall make it unlawful for such Lender to make or maintain LIBOR Loans as contemplated by this Agreement as determined in good faith by such Lender (such determination shall be made only after consultation with Borrower and the Administrative Agent), the commitment of such Lender hereunder to make LIBOR Loans or to convert all or a portion of Index Rate Loans into LIBOR Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender’s Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Index Rate Loans for the duration of the respective LIBOR Periods (or, if permitted by applicable law, at the end of such LIBOR Periods) and all payments of principal which would otherwise be applied to such LIBOR Loans shall be applied instead to such Lender’s Index Rate Loans. Any such affected Lender shall promptly notify Borrower of such determination; provided, that the failure to so notify Borrower shall not limit such Lender’s rights hereunder. Borrower hereby agrees to pay any Lender, promptly upon its demand, any amounts payable pursuant to subsection 4.15 in connection with any conversion in accordance with this subsection 4.13 (such Lender’s notice of such costs, as certified in reasonable detail as to such amounts to Borrower through the Administrative Agent, to be conclusive absent manifest error).

4.14.    Requirements of Law. (a) In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date that any Lender becomes a party to this Agreement:

(i)    does or shall impose, modify or hold applicable any reserve (excluding any reserve to the extent included in the calculation of the LIBOR Rate for any Loans), special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the LIBOR Rate;

(ii)    does or shall impose on such Lender any other condition which is applicable to lenders generally; and the result of any of the foregoing is to increase the cost to such Lender or its LIBOR Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its LIBOR Loans, then, in any such case, Borrower shall pay such Lender, within fifteen (15) Business days of such written demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to Borrower shall be conclusive absent manifest error; or

(iii)    subject the Administrative Agent or any Lender to any Taxes (other than (1) Covered Taxes and (2) Taxes described in the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto.

(b)    If, after the date of this Agreement, any Lender determines that (i) any Change of Law affects the amount of capital or liquidity required or expected to be maintained by such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital or liquidity maintained by such Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), Borrower shall pay to such Lender or such Person, within fifteen (15) Business Days after demand of such Lender, such amounts as such Lender or such Person shall determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital or liquidity. A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to Borrower shall be conclusive absent manifest error.

(c)    Borrower shall not be required to make any payments to any Lender for any additional amounts pursuant to this subsection 4.14 unless such Lender has given written notice to Borrower, through the Administrative Agent, of its intent to request such payments prior to or within 180 days after the date on which such Lender became entitled to claim such amounts (provided that if such law has retroactive effect, such 180 day period shall commence on the date such law becomes effective, without giving effect to the retroactivity). Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.14 with respect to such Lender, it will, if requested by Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its LIBOR Lending Office); provided that such avoidance or minimization can be made in such a manner that such Lender, in its reasonable determination, suffers no economic, legal or regulatory disadvantage.

(d)    (i) Subject to subsection 4.14(d)(iv) and (v) below, all payments by Borrower or any Guarantor to or for the account of any Lender, Issuing Lender or Administrative Agent hereunder or under any Note shall be made free and clear of, and without deduction or withholding for, any and all Taxes, unless such withholding is required by Law. If Borrower shall be required by Law to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder to any Lender, Issuing Lender or Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this subsection 4.14(d)) such Lender, Issuing Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (b) Borrower or the Administrative Agent, as appropriate, shall make such deductions or withholdings, (c) Borrower or the Administrative Agent, as appropriate, shall pay the full amount deducted or withheld to the relevant authority in accordance with applicable Law and (d) to the extent amounts are withheld and remitted by Borrower, Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to the Administrative Agent within 30 days after such payment is made.

(ii)    In addition, and without duplication of amounts described in clause (i), Borrower hereby agrees to pay, and indemnify and hold harmless the Administrative Agent and each Lender and Issuing Lender from, any Other Taxes. Borrower shall furnish to Administrative Agent the original copy of a receipt evidencing payment of any Other Taxes or other evidence reasonably satisfactory to the Administrative Agent within 30 days after such payment is made.

(iii)    Without duplication of amounts paid under clauses (i) and (ii), Borrower and the Guarantors, jointly and severally, hereby agree to indemnify and hold harmless the Administrative Agent and each Lender and the Issuing Lender for the full amount of Covered Taxes (including, without limitation, any Covered Taxes imposed on amounts payable under this subsection 4.14(d)) paid by the Administrative Agent or such Lender or the Issuing Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender or the Issuing Lender makes demand therefor.

(iv)    Each Lender and Issuing Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender or Issuing Lender becomes a Lender or Issuing Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent or upon the expiration or the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered), such properly completed and duly executed documentation prescribed by applicable Laws and such other reasonably requested information as will pennit Borrower and/or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C)to establish such Person’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Person pursuant to any Credit Document or otherwise to establish such Person’s status for withholding tax purposes in an applicable jurisdiction (including, if applicable, any documentation necessary to prevent withholding under Sections 1471-1474 of the Code). Without limiting the generality of the foregoing, on or prior to the date on which such Lender or Issuing Lender becomes a Lender or Issuing Lender under this Agreement (and at such other time prescribed above) (I) each Lender or Issuing Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to Borrower and the Administrative Agent two duly completed copies of whichever of the following forms and certificates is applicable (or applicable successor forms or certificates): U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (in the case of a Lender claiming treaty benefits), U.S. Internal Revenue Service Form W-8ECI or an applicable successor form (in the case of a lender claiming an exemption from withholding Tax for income that is effectively connected with a U.S. trade or business), a Portfolio Interest Certificate along with two copies of U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, (in the case of a Lender claiming the benefit of portfolio interest exemption under Section 881(c) of the Code) or U.S. Internal Revenue Service W-81MY accompanied by the applicable Internal Revenue Form W-8ECI, W-8BEN, W-8BEN-E, W-8EXP, Form W-9, Form W-8IMY, Portfolio Interest Certificate or any other required information from each beneficial owner, as applicable (for any Lender receiving a payment for which it is not the beneficial owner for U.S. federal income tax purposes), and (II) each Lender or Issuing Lender that is a “United States person” (within the meaning of Section 7701 (a)(30) of the Code), shall deliver to Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-9 (or successor forms); in each case along with such other forms and certificates as may be required in order to establish the legal entitlement of such Lender of Issuing Lender to a complete exemption from, or a reduced rate of, U.S. federal withholding taxes with respect to interest payments hereunder.

(v)    An Administrative Agent that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code), shall deliver to Borrower on or prior to the date such Person becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent or upon the expiration or the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered) a withholding certificate (on Internal Revenue Service Form W-8IMY) that satisfies the requirements of Treasury Regulation Sections 1.1441-l(b)(2)(iv) and 1.1441-1 (e)(3)(v) as applicable to a U.S. branch that has agreed to be treated as a U.S. person for withholding tax purposes. Each Administrative Agent that is a “United States Person” (within the meaning of Section 7701(a)(30) of the Code), shall deliver to Borrower on or prior to the date it becomes the Administrative Agent under this Agreement a duly completed United States Internal Revenue Service Form W-9.

(e)    A certificate in reasonable detail as to any amounts payable under this subsection submitted by such Lender or Issuing Lender, through the Administrative Agent, to Borrower, shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.14 shall survive the termination of this Agreement and repayment of the Loans.

(f)    Any Lender or Issuing Lender claiming any additional amounts in respect of Covered Taxes payable pursuant to this Section 4.14 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Lender’s or Issuing Lenders’ internal policies) to file any certificate or document reasonably requested by Borrower, if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts and would not, in the sole detennination of such Lender or Issuing Lender, result in any unreimbursed loss, cost or expense to such Lender or otherwise be disadvantageous to such Lender or issuing Lender other than in a deminimis way.

(g)    If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund (whether received in cash or as an overpayment applied to a future Tax payment) of any Covered Taxes as to which it has been indemnified by Borrower (or the Guarantors) or with respect to which Borrower (or the Guarantors) has paid additional amounts pursuant to this Section 4.14, the Administrative Agent, Lender or Issuing Lender, as the case may be, shall pay over the amount of such refund to Borrower (or the Guarantors) net of all out-of-pocket expenses of the Administrative Agent or such Lender or Issuing Lender (including any Covered Taxes imposed with respect to such refund) as is determined by the Administrative Agent, such Lender or Issuing Lender in good faith in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower (or the Guarantors), upon the request of the Administrative Agent, such Lender or Issuing Lender, agrees to repay the amount paid over to Borrower (or the Guarantors) to the Administrative Agent, or such Lender or Issuing Lender in the event such person is required to repay such refund to the applicable Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the Administrative Agent, any Lender or Issuing Lender be required to pay any amount to Borrower (or the Guarantors) pursuant to this clause (g) the payment of which would place the Administrative Agent, Lender or Issuing Lender in a less favorable net after-Tax position than the Administrative Agent, Lender or Issuing Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause shall not be construed to require the Administrative Agent, any Lender or Issuing Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower (or the Guarantors) or any other Person.

4.15.    Indemnity. Borrower and the Guarantors agree to jointly and severally indemnify each Lender and to hold such Lender harmless from any loss or expense (but (x) without duplication of any amounts payable as default interest, (y) excluding any loss of anticipated profits and (z) determined without reference to any interest rate “floor”) which such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of a LIBOR Loan after Borrower has given a notice in accordance with subsection 4.1 or in making a conversion of Index Rate Loans to LIBOR Loans or in continuing LIBOR Loans as such, in either case, after Borrower has given notice in accordance with subsection 4.2, (b) default by Borrower in making any prepayment of a LIBOR Loan after Borrower has given a notice in accordance with subsection 4.4 or (c) a payment or prepayment of a LIBOR Loan or conversion (including without limitation, as a result of subsections 4.4, 4.5 or 4.6 and/or a conversion pursuant to subsection 4.13) of any LIBOR Loan into an Index Rate Loan, in either case on a day which is not the last day of an LIBOR Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Loans hereunder (but excluding loss of profit). This covenant shall survive termination of this Agreement and repayment of the Loans. The payment of an amount due hereunder as a result of Borrower failing to make a borrowing, voluntary payment or conversion after delivering notice of the same shall constitute a cure of any Default arising therefrom.

4.16.    Repayment of Loans; Evidence of Debt. (a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date and (ii) the principal amount of the Tranche B Term Loan (including the principal amount of any Incremental Term Loan that is a Tranche B Tenn Loan) of such Lender, in installments, payable on each Tranche B Installment Payment Date, in accordance with subsection 4.6 (or the then unpaid principal amount of such Tranche B Tenn Loan on the date that the Tranche B Tenn Loans become due and payable pursuant to Section 9). Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum and on the dates set forth in subsection 4.8.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)    The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan, Tranche B Term Loan and any Incremental Tenn Loan made hereunder, the Type thereof and each LIBOR Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from Borrower and each Lender’s share thereof.

(d)    The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.16(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register, which shall be promptly corrected, or any such account, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower by such Lender or to repay any other obligations in accordance with the terms of this Agreement; provided further, that in the event of any conflict between the accounts maintained by each Lender and the Register, the Register shall control, absent manifest error.

(e)    Borrower agrees that, upon the request to the Administrative Agent by any Lender, Borrower will execute and deliver to such Lender (i) a promissory note of Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Revolving Credit Note”), (ii) a promissory note of Borrower evidencing the Tranche B Tenn Loan of such Lender, substantially in the form of Exhibit B with appropriate insertions as to date and principal amount (a “Tranche B Term Note”) and (iii) a promissory note of Borrower evidencing any Incremental Term Loan of such Lender that is not a Tranche B Term Loan in a form to be agreed in the applicable Incremental Loan Amendment (an “Incremental Term Note”).

4.17.    Replacement of Lenders. In the event any Lender or the Issuing Lender is a Defaulting Lender, exercises its rights pursuant to subsection 4.13 or requests payments pursuant to subsections 3.9 or 4.14, Borrower may require, at Borrower’s expense (including payment of any processing fees under subsection 11.6(e)) and subject to subsection 4.15, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and its Notes and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by Borrower; provided that (a) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (b) Borrower shall have paid to the assigning Lender or the Issuing Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to subsections 3.9, 4.13, 4.14 and 4.15), (c) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender, replaced or backstopped with alternate letters of credit reasonably satisfactory to the Administrative Agent, or cash in an amount equal to 103% of the amount available to be drawn under such Letters of Credit shall be deposited to a cash collateral account established by the Administrative Agent for such purpose and (d) such assignment shall comply with subsection 11.6. Any Lender being replaced pursuant to this subsection 4.17 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and L/C Participating Interests in respect thereof, and (ii) deliver any Notes evidencing such Loans to Borrower or the Administrative Agent. In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Lender.

4.18.    Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to subsection 11.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection 3.13; fourth, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection 3.13; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligation in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in subsection 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Credit Commitment Percentages without giving effect to subsection 4.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection 4.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee or default rate of interest for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee or default rate of interest that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to subsection 3.13.

(C)    With respect to any L/C Fees not required to be paid to any Defaulting Lender pursuant to clause (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)     Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in subsection 6.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified the Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)    Defaulting Lender Cure. If Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to subsection 4.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless such Defaulting Lender’s L/C Obligations have been fully reallocated among the Non-Defaulting Lenders in accordance with subsection 4.18(a)(iv) or Borrower shall have Cash Collateralized the Issuing Lender’s Fronting Exposure with respect to any such Letter of Credit.

(d)    Termination of Defaulting Lender. Borrower may terminate the unused amount of the Revolving Credit Commitment of any Revolving Credit Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of subsection 4.18(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, the Administrative Agent, the Issuing Lender or any Lender may have against such Defaulting Lender.

SECTION 5. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lender to issue, and the Participating Lenders to participate in, the Letters of Credit, Borrower hereby represents and warrants to each Lender, the Issuing Lender and the Administrative Agent:

5.1.    Financial Condition. Borrower has heretofore furnished to the Lenders the unaudited pro forma balance sheet and related pro forma income statement of Target as of and for the last twelve months ended June 30, 2016, prepared after giving effect to the Transactions as if the Transactions has occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) (the “Pro Forma Financial Statements”). Each such Pro Forma Financial Statement shall have been prepared by Borrower based on good faith estimates and assumptions believed by Borrower to be reasonable at the time made; provided, that such Pro Forma Financial Statement shall not be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)). Any forecasts of financial performance of Borrower and its Restricted Subsidiaries furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable at the time made, it being understood that actual results may vary from such forecasts and that such variations may be material.

5.2.    No Change. After the Closing Date, there has been no change, development or event which, individually or when taken together with all other circumstances, changes or events, has had, or could reasonably be expected to have, a Material Adverse Effect.

5.3.    Existence; Compliance with Law. Each of Holdings, Borrower and its Restricted Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, pennits, authorizations and approvals the lack of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any Governmental Authority or instrumentality, domestic or foreign, except where noncompliance individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.4.    Power: Authorization.

(a)    Each Credit Party has the organizational power and authority to execute, deliver and perform each of the Credit Documents to which it is a party, and Borrower has the organizational power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each Credit Party has taken all necessary organizational action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party.

(b)    No consent or authorization of, or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by any Credit Party, or for the validity or enforceability in accordance with its terms against any Credit Party, of any Credit Document except for (i) consents, authorizations and filings which have been obtained or made and are in full force and effect, (ii) such consents, authorizations and filings which the failure to obtain or perform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) filings and authorizations required by applicable securities laws in connection with the exercise of remedies with respect to pledged investment property and (iv) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents and release existing Liens pursuant to the Existing Credit Agreements.

5.5.    Enforceable Obligations. This Agreement has been, and each of the other Credit Documents will be, duly executed and delivered on behalf of each Credit Party that is party thereto. This Agreement constitutes, and each of the other Credit Documents constitute or will constitute, as the case may be, upon execution and delivery thereof, the legal, valid and binding obligation of each Credit Party that is party thereto, and is enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.6.    No Legal Bar. None of the execution, delivery or performance by each Credit Party of each Credit Document to which it is a party and the incurrence and use of the proceeds of the Loans and the issuance of and of drawings under the Letters of Credit (a) will violate any Requirement of Law applicable to or binding upon such Credit Party or any of their respective properties or assets in any manner which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) will violate any charter, by-law or other constitutive document applicable to or binding upon such Credit Party, (c) will violate any Contractual Obligation applicable to or binding upon such Credit Party or any of their respective properties or assets, in any manner which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (d) will result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and Permitted Liens.

5.7.    No Material Litigation. Except as disclosed in Schedule 5.7, as of the Closing Date, there is no pending or, to the knowledge of any Credit Party, threatened claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding or any order, complaint, decree or judgment involving or affecting the Transactions, Borrower or any of its Restricted Subsidiaries or any of their respective properties, assets, operations or businesses which have had, or are reasonably likely to have, a Material Adverse Effect.

5.8.    Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended) that is required to be registered under such Act.

5.9.    Federal Regulation. The extensions of credit hereunder will not be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as in effect on the Closing Date and from time to time thereafter in effect or for any purpose that violates the provisions of the regulations of the Board, and the Credit Parties shall not own or hold any “margin stock” as of the Closing Date which, in the aggregate, would constitute a substantial part of the assets of the Credit Parties (taken as a whole) and not more than 25% of the value (as determined by any reasonable method) of the assets of any Credit Party is represented by margin stock. No Credit Party is subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X of the Board.

5.10.    No Event of Default. No Event of Default has occurred and is continuing.

5.11.    Taxes. Each of Borrower and its Restricted Subsidiaries (including after giving effect to the Transactions) (a) has timely filed or caused to be timely filed all federal and other material Tax returns, statements, forms and reports (domestic or foreign) which are required to be filed (and all such Tax returns were true and correct in all material respects when and as filed), (b) has timely paid all material Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than with respect to any Taxes (i) the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of Borrower or one of its Subsidiaries (including after giving effect to the Transactions), as the case may be, or (ii) the failure of which to pay could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) and (c) has not “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

5.12.    Subsidiaries. After giving effect to the consummation of the Transactions, the Subsidiaries of Holdings, their jurisdictions of incorporation, the number of shares of each class of their Capital Stock authorized and the number outstanding and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights, and their equity holders, in each case, as of the Closing Date, shall be as set forth on Schedule 5.12. All Capital Stock of each Subsidiary of Holdings (to the extent owned by Holdings or a Subsidiary of Holdings) (a) that is a corporation is duly and validly issued and is fully paid and non assessable and (b) that is a limited liability company is duly and validly issued without any obligation to make additional capital contributions

5.13.    Ownership of Property; Liens. As of the Closing Date, Borrower does not own any Fee Property. Each Real Property leased by Borrower and its Restricted Subsidiaries as of the Closing Date is listed on Schedule 5.13 under the heading “Leased Properties” (each, a “Leased Property”). Each of Borrower and its applicable Restricted Subsidiary has good and marketable title, or a valid leasehold interest in, or otherwise the right to use, all of their respective tangible properties and assets as reflected in the most recent Subsection 7 Financials (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such financial statements) and all respective tangible assets and properties acquired by Borrower and its Restricted Subsidiaries since such date (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement), in each case, free and clear of all Liens of any nature whatsoever (other than Liens permitted under subsection 8.2), except (i) Permitted Encumbrances, (ii) as to Leased Property, the terms and provisions of the respective lease therefor, including the matters set forth on Schedule 5.13, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto, in all cases, except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect and (iii) such other defects or matters that in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.14.    ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification Subtopic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans by an amount that could reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan is in compliance in all material respects with presently applicable provisions of its terms, ERISA and the Code, except to the extent any noncompliance could not reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of any Credit Party, threatened claims (other than routine claims for benefits), actions or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that could reasonably be expected to have a Material Adverse Effect.

(b)    Neither Borrower nor any of its Restricted Subsidiaries maintains or contributes to any benefit plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States under which Borrower or any of its Restricted Subsidiaries could be reasonably expected to incur any Liability having a Material Adverse Effect.

5.15.    Collateral Documents. (a) As of the Closing Date, the Security Documents are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all rights, title and interest of the Credit Parties in the Collateral consisting of pledged securities described therein and, when certificates representing or constituting the certificated pledged securities described in the Guarantee and Collateral Agreement are delivered to the Administrative Agent, such security interest shall constitute a perfected first priority Lien (subject to non-consensual Permitted Liens) on, and security interest in, all right, title and interest of the pledgor party thereto in the pledged securities described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein).

(b)     As of the Closing Date, the Security Documents are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all right, title and interest of the Credit Parties in the Collateral described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein), and upon the filing of any UCC financing statements delivered to the Administrative Agent for filing and such other filings referenced in subsection 5.15(d), and upon the taking of possession or control by the Administrative Agent of any such collateral the security interests in which may be perfected only by possession or control (to the extent possession or control by the Administrative Agent is required by the Guarantee and Collateral Agreement), such security interests, subject to the existence of Permitted Liens, constitute perfected first priority Liens on, and security interests in, all right, title and interest of the debtor party thereto in the Collateral described therein under the laws of the United States or a jurisdiction therein, except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the UCC of the relevant jurisdiction (or, if a security interest can be perfected only by possession or control, to the extent possession or control by the Administrative Agent is not required pursuant to the Guarantee and Collateral Agreement); provided, however, that additional filings may be necessary to perfect the Administrative Agent’s security interest in any Intellectual Property of Borrower or any of its Subsidiaries included in the Collateral after the Closing Date. Each Credit Party has good and marketable title, valid leasehold interests in (or, in the case of Intellectual Property, a valid license to use) or otherwise the right to use to all Collateral pledged by it under the Guarantee and Collateral Agreement, free and clear of all Liens except those described above in this clause (b) and except for Permitted Liens.

(c)    Each Mortgage, when executed and delivered, will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the rights, title and interest of the applicable Credit Party thereto in the Collateral described therein (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights and remedies generally from time to time in effect and subject to capital maintenance rules and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and upon proper recording of the Mortgages delivered to the Administrative Agent for recording (or, in the case of a Mortgage delivered pursuant to subsection 7.8, the jurisdiction in which the property covered by such Mortgage is located), such security interests and Lien will, subject to the existence of Permitted Encumbrances and other Permitted Liens, constitute first priority liens on, and perfected security interests in, all rights, title and interest of the debtor party thereto in the collateral described therein.

(d)    The recordation of the Guarantee and Collateral Agreement (or a short form thereof) in issued, registered or applied for U.S. Patents and U.S. federal Trademarks owned by a Credit Party in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant to the Guarantee and Collateral Agreement are effective, under applicable law of the United States, to perfect the security interest, as collateral security for the payment and performance of the Loans and the other Obligations, granted to the Administrative Agent for the benefit of the Secured Parties in the registered trademarks and patents covered by such Guarantee and Collateral Agreement in U.S. Patents and Trademarks and the recordation of the Guarantee and Collateral Agreement (or a short form thereof) in U.S. registered Copyrights owned by a Credit Party with the United States Copyright Office together with filings on Form UCC-1 made pursuant to the Guarantee and Collateral Agreement are effective under U.S. federal law to perfect the security interest, as collateral security for the payment and performance of the Loans and the other Obligations, granted to the Administrative Agent for the benefit of the Secured Parties in the registered copyrights covered by such Guarantee and Collateral Agreement in U.S. Copyrights; provided, however, that additional filings may be necessary to perfect the Administrative Agent’s security interest in any Intellectual Property of Borrower or any of its Subsidiaries included in the Collateral after the Closing Date.

5.16.    Copyrights, Patents, Permits, Trademarks and Licenses. Except as disclosed in Schedules 13 A and 13B of the Perfection Certificate, as of the Closing Date, Borrower or one of its Restricted Subsidiaries owns (free and clear of all Liens other than Permitted Liens) or has the right to use all Intellectual Property that is necessary for the operation of the business of Borrower and its Subsidiaries, including, without limitation, the Intellectual Property and applications therefor referred to in such schedule, except to the extent that the failure to own or have the right to use could not reasonably be expected to have a Material Adverse Effect. The operation of the business of Borrower and its Subsidiaries does not infringe or violate any Intellectual Property rights of a third party (“Third Party Intellectual Property”) or constitute a misappropriation of any subject matter of any Third Party Intellectual Property, except to the extent that such infringement, violation or misappropriation could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedules 13A and 13B of the Perfection Certificate, no claims are pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened against Borrower or any of its Subsidiaries by any Person with respect to (i) the ownership, validity, enforceability or Borrower’s or any of its Restricted Subsidiary’s use of such

Intellectual Property or applications therefor, (ii) challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, or (iii) infringement or violation of any Third Party Intellectual Property or misappropriation of the subject matter of any Third Party Intellectual Property, except to the extent such claims individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17.    Environmental Matters. Except insofar as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a)    Borrower and its Restricted Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits required for their respective operations and the occupation of their respective facilities and have obtained and maintain in full force and effect all Environmental Permits required for their respective operations and the occupation of their respective facilities;

(b)    no actions are pending, or to the knowledge of any Credit Party, threatened to revoke, cancel, limit, terminate, modify, appeal or otherwise challenge any Environmental Permits maintained by Borrower or any of its Restricted Subsidiaries;

(c)    there are no Hazardous Materials in amounts or concentrations that constitute a violation of, or could reasonably be expected to give rise to liability of Borrower or its Restricted Subsidiaries under, Environmental Laws at, on or under the properties currently or, to the knowledge of any Credit Party, formerly owned, leased or otherwise operated by Borrower or any of its Restricted Subsidiaries;

(d)    there are no facts, circumstances or conditions that could reasonably be expected to (i) result in a violation of any Environmental Law by Borrower or any of its Restricted Subsidiaries that could interfere with the continued operation of, or impair the otherwise fair saleable value of the properties owned, leased or otherwise operated by Borrower or any of its Restricted Subsidiaries or (ii) result in a violation by Borrower or any of its Restricted Subsidiaries of, or otherwise give rise to liability on the part of Borrower or any of its Restricted Subsidiaries under, any Environmental Laws;

(e)    neither Borrower nor any of its Restricted Subsidiaries has received notice of or is aware of any complaint, notice of violation, alleged violation or notice of investigation or of potential liability under Environmental Laws with regard to Borrower or any of its Restricted Subsidiaries, including related to any properties currently or formerly owned, leased or otherwise operated by any of them, nor does any Credit Party have knowledge that any such action is being threatened;

(f)    there are no administrative actions or judicial proceedings pending or, to the knowledge of any Credit Party, threatened under any Environmental Law to which Borrower or any of its Restricted Subsidiaries is or could reasonably be expected to be a party, nor are there any consent decrees, consent orders, administrative orders or other orders, decrees or agreements to which Borrower or any of its Restricted Subsidiaries is a party, which could reasonably be expected to result in liability or costs on the part of Borrower or any of its Restricted Subsidiaries under any Environmental Law;

(g)    no Lien has been recorded or, to the knowledge of any Credit Party, threatened under any Environmental Law with respect to any Fee Property or assets of Borrower or any of its Restricted Subsidiaries, and no Lien has been recorded or, to the knowledge of any Credit Party, threatened under any Environmental Law with respect to any other Real Property of Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in liability or costs on the part of Borrower or any of its Restricted Subsidiaries under any Environmental Law;

(h)    no Fee Property is (x) listed or, to the knowledge of any Credit Party proposed for listing, on the National Priorities List promulgated pursuant to the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), or (y) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System List promulgated pursuant to CERCLA, or (z) included on any similar list maintained by any Governmental Authority, and, to the knowledge of any Credit Party, there is no such listing, or to the knowledge of any Credit Party proposed listing, with respect to any other Real Property of Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in liability or costs on the part of Borrower or any of its Restricted Subsidiaries under any Environmental Law; and

(i)    neither Borrower nor any of its Restricted Subsidiaries is currently conducting any investigatory, response or other corrective action pursuant to any applicable Environmental Law at any Real Property or at any other location, to the extent any such investigatory, response or other corrective action could reasonably be expected to result in a liability to Borrower or any of its Restricted Subsidiaries, nor has any of Borrower or any of its Restricted Subsidiaries assumed by contract, agreement or operation of law any obligation of any other Person under any Environmental Law.

5.18.    Accuracy and Completeness of Information. All factual information heretofore or contemporaneously furnished by or on behalf of Borrower or any of its Restricted Subsidiaries to the Administrative Agent, the Issuing Lender or any Lender in writing (excluding projections, estimates, budgets and other forward-looking and information of a general economic or industry nature) relating to Borrower and its Subsidiaries for purposes of or in connection with this Agreement do not, when furnished, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made at such time in light of the circumstances under which such information was provided (giving effect to all updates and supplements thereto); provided that, with respect to projections, Borrower represents only that the projections contained in such materials have been prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time made (it being understood and agreed that financial projections are not to be viewed as facts and are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).

5.19.    Labor Matters. There is (i) no unfair labor practice complaint pending against Borrower or any of its Restricted Subsidiaries or, to the knowledge of any Credit Party, threatened against Borrower or any of its Restricted Subsidiaries, before the National Labor Relations Board or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Borrower or any of its Restricted Subsidiaries or, to the knowledge of any Credit Party after due inquiry, threatened against Borrower or any of its Restricted Subsidiaries, and (ii) no strike, labor dispute, slowdown or stoppage pending against Borrower or any of its Restricted Subsidiaries or, to the knowledge of any Credit Party, after due inquiry, threatened against Borrower or any of its Restricted Subsidiaries, except such as could not, with respect to any matter specified in clause (i) or (ii) above, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20.    Solvency. As of the Closing Date, immediately before and after giving effect to the consummation of the Transactions, Holdings and its Subsidiaries on a consolidated basis are Solvent.

5.21.    Use of Proceeds. Holdings and Borrower will use the proceeds of the Tranche B Term Loans and Revolving Credit Loans solely for the purposes set forth in subsections 2.1 and 3.3. Holdings and Borrower will use the proceeds of any Incremental Loan solely for the purposes set forth in subsection 2.3(a) and as may be further set forth in the related Incremental Loan Amendment.

5.22.    Insurance. The properties of Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower or its Restricted Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings, Borrower and its Restricted Subsidiaries operate, as reasonably determined by management of Borrower.

5.23.    Reserved.

5.24.    PATRIOT Act; FCPA.

(a)    To the extent applicable, each of Holdings, Borrower and its Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the PATRIOT Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.

(b)    No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.25.    Foreign Assets Control Regulations and Anti-Money Laundering. Neither Holdings nor Borrower will knowingly use the proceeds of any Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) in violation of OFAC.

5.26.    Status of Holdings. Holdings has not engaged in any business activities and does not have any properties or liabilities other than as permitted by subsection 8.8.

SECTION 6. CONDITIONS PRECEDENT

6.1.     Conditions Precedent on the Closing Date. The obligations of the Lenders to make the Loans comprising the initial Borrowings are subject to the receipt by the Administrative Agent of all documentation listed below and the satisfaction (or waiver) of all other conditions listed below.

(a)    Principal Credit Documents.

(i)    This Agreement, duly executed by Borrower and Holdings;

(ii)    Revolving Credit Notes and Term Loan Notes, duly executed by Borrower, payable to each Revolving Credit Lender or Term Lender, as applicable, so requesting such note at least two Business Days in advance of the Closing Date;

(iii)    The Guarantee and Collateral Agreement, in substantially the form of Exhibit F attached hereto, duly executed by each of the Credit Parties; and

(iv)    The completed Perfection Certificate, duly executed by Borrower.

(b)    Borrower’s Organizational Documents.

(i)    The certificate of formation of Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State of the State of Delaware;

(ii)    A certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, certifying (A) that attached thereto is a true and correct copy of the certificate of formation and limited liability company agreement of Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below; (B) that attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors of Borrower and continuing in effect, which authorize the execution, delivery and performance by Borrower of this Agreement and the other Credit Documents executed or to be executed by Borrower and the consummation of the transactions contemplated hereby and thereby and that such resolutions have not been modified, rescinded or amended and are in full force and effect; (C) that the certificate of formation of Borrower have not been amended since the date of the last amendment thereto shown on the certificate or articles of incorporation furnished pursuant to clause (A) above, and (D) as to the incumbency, signatures and authority of the officers of Borrower authorized to execute and deliver the Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by Borrower; and

(iii)    A certificate of good standing (or comparable certificate) for Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State of the State of Delaware.

(c)    Holdings Organizational Documents.

(i)    The certificate or articles of incorporation of Holdings, certified as of a recent date prior to the Closing Date by the Secretary of State of the State of Delaware;

(ii)    A certificate of the Secretary or an Assistant Secretary (or comparable officer) of Holdings, dated the Closing Date, certifying (A) that attached thereto is a true and correct copy of the certificate or articles of incorporation and bylaws of Holdings as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below; (B) that attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors of Holdings and continuing in effect, which authorize the execution, delivery and performance by Holdings of this Agreement and the other Credit Documents executed or to be executed by Holdings and the consummation of the transactions contemplated hereby and thereby and that such resolutions have not been modified, rescinded or amended and are in full force and effect; (C) that the certificate or articles of incorporation of Holdings have not been amended since the date of the last amendment thereto shown on the certificate or articles of incorporation furnished pursuant to clause (A) above, and (D) the incumbency, signatures and authority of the officers of Holdings authorized to execute and deliver the Credit Documents to be executed by such Person; and

(iii)    A certificate of good standing (or comparable certificate) for each Guarantor, certified as of a recent date prior to the Closing Date by the Secretary of State of the State of Delaware.

(d)    Subsidiary Guarantors Organizational Documents.

(i)    The certificate or articles of incorporation of each Subsidiary Guarantor, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable public official) of such Person’s jurisdiction of incorporation or formation;

(ii)    A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Subsidiary Guarantor, dated the Closing Date, certifying (A) that attached thereto is a true and correct copy of the certificate or articles of incorporation and bylaws of each Subsidiary Guarantor as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below; (B) that attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors of each Subsidiary Guarantor and continuing in effect, which authorize the execution, delivery and performance by Holdings of this Agreement and the other Credit Documents executed or to be executed by each Subsidiary Guarantor and the consummation of the transactions contemplated hereby and thereby and that such resolutions have not been modified, rescinded or amended and are in foil force and effect; (C) that the certificate or articles of incorporation of each Subsidiary Guarantor have not been amended since the date of the last amendment thereto shown on the certificate or articles of incorporation furnished pursuant to clause (A) above, and (D) the incumbency, signatures and authority of the officers of each Subsidiary Guarantor authorized to execute and deliver the Credit Documents to be executed by such Person; and

(iii)    A certificate of good standing (or comparable certificate) for each Guarantor, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable official) of such Person’s jurisdiction of incorporation or formation.

(e)    Financial Statements, Financial Condition, Etc.

(i)    A copy of the (A) audited balance sheets and related statements of operations, owners’ equity and cash flows of Target for the fiscal year ending December 31, 2015, (B) unaudited balance sheets and related Statements of operations of Target for the six months ended June 30, 2016 and (C) the Pro Forma Financial Statements;

(ii)    A certificate of a financial officer of Borrower, in substantially the form attached as Exhibit L hereto, certifying that Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions, are Solvent.

(f)    Other Collateral Documents.

(i)    A payoff letters) with respect to Indebtedness of Target and its Subsidiaries under the Existing Credit Agreements. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, (A) all principal, premium, if any, interest, fees and other amounts due under the Existing Credit Agreements shall have been repaid in full (other than contingent indemnity obligations for which no claim has been made), the commitments thereunder terminated, and all guarantees and security in support thereof shall be discharged and released and (B) Holdings, Borrower and the Subsidiaries shall have outstanding no Indebtedness other than Indebtedness outstanding under this Agreement and Indebtedness set forth on Schedule 8.1(a).

(ii)    The original certificates representing all of the outstanding certificated Capital Stock of (A) Borrower, together with an undated stock power duly executed by Holdings in blank and attached thereto and (B) each Subsidiary Guarantor, together with an undated stock power duly executed by Borrower in blank and attached thereto.

(iii)    The results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Credit Parties in the states of formation of such Persons, together with copies of the financing statements (or similar documents) disclosed by such search.

(g)    Opinions. Opinions, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, from Kirkland & Ellis LLP, counsel to the Credit Parties, and Perkins Coie LLP, special Idaho counsel to the Credit Parties.

(h)    Other Items.

(i)    A duly completed Notice of Loan Borrowing for Revolving Credit Loans, to the extent any Revolving Credit Loans are requested to be made to Borrower on the Closing Date;

(ii)    A duly completed Notice of Loan Borrowing for the Tenn Loans;

(iii)    There shall not have occurred any Closing Date Material Adverse Effect since July 26, 2016;

(iv)    A certificate of a Responsible Officer of Borrower dated the Closing Date certifying that the condition set forth in subsection 6.2(c)(i) with respect to the Specified Representations shall have been satisfied;

(v)    So long as requested at least ten (10) business days prior to the Closing Date, the Administrative Agent shall have received, at least three (3) days prior to the Closing Date, all documentation and other information required by regulatory authorities concerning Borrower and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(vi)    All fees and expenses due to the Lenders and the Administrative Agent on the Closing Date shall have been paid, or will be paid from the proceeds of initial funding of the Loans on the Closing Date (including fees and expenses of counsel to the Lenders in each case, invoiced three (3) days prior to the Closing Date in reasonable detail with supporting documentation);

(vii)    The Administrative Agent shall have, for the benefit of the Secured Parties, a first priority security interest (subject to Permitted Liens) in all Collateral in which a lien can be perfected by (i) the filing of a Uniform Commercial Code financing statement, and/or (ii) the taking of possession of the Collateral referred to in subsection 6.1 (f)(ii); and

(viii)    Prior to, or substantially simultaneous with, the initial advances under the Tranche B Tenn Loan Facility contemplated by subsection 2.1 and the Revolving Credit Loans contemplated by subsection 3.3, (1) Holdings shall have received gross cash proceeds from the Equity Contribution, which gross cash proceeds of the Equity Contribution shall not be less than 60% of the total capitalization of Holdings and its Subsidiaries (after giving effect to the Transactions) and (2) the Merger shall have been consummated in accordance in all material respects with the tenns of the Merger Agreement (without any amendments, modification or waiver of any provision thereof that would be materially adverse to the Lenders in their capacities as Lenders without the consent of the initial Lenders (it being understood and agreed that (i) any increase in the consideration for the Merger shall not be deemed to be materially adverse to the interests of the Lenders so long as such increase in consideration (1) is pursuant to any purchase price or similar adjustment provisions set forth in the Merger Agreement as of July 26, 2016 or (2) is not funded with additional indebtedness), (ii) the following decreases in the consideration for the Merger shall not be deemed to be materially adverse to the interests of the Lenders: (x) decreases pursuant to any purchase price or similar adjustment provisions set forth in the Merger Agreement as of July 26, 2016 and (y) decreases of less than 15% of the purchase price to the extent such decreases are applied first, to reduce the Equity Contribution to a percentage not less than 60% of the total pro forma capitalization of Holdings and its Subsidiaries and second, to reduce the amount of the Tranche B Tenn Loan Commitments and the Equity Contribution on a pro rata basis and (iii) any amendment, modification or waiver of the definition of “Material Adverse Effect” (as defined in the Merger Agreement as in effect on July 26, 2016) or any component definition thereof shall be deemed materially adverse to the Lenders; provided that in each case the initial Lenders shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within 3 business days of receipt of written notice of such modification, amendment, consent or waiver).

6.2.    Conditions to All Loans and Letters of Credit. The obligation of each Lender to make any Loan (other than any Revolving Credit Loan to be made as contemplated by subsections 3.7(b) and (c)) and the Issuing Lender to issue any Letter of Credit is subject to the fiirther conditions that:

(a)    Borrower shall have delivered to the Administrative Agent and, if applicable, the Issuing Lender, the Borrowing Notice or L/C Application, as the case may be, for such Loan or Letter of Credit, as applicable, in accordance with this Agreement.

(b)    Other than in connection with any Loan or Letter of Credit made or issued on (i) the Closing Date or (ii) any Increased Amount Date, if the proceeds of the Incremental Facilities are being used to finance a Permitted Acquisition or other Investment that is subject to customary “funds certain provisions”, no Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made or such Letter of Credit to be issued on such Borrowing Date.

(c)    On the relevant Borrowing Date, after giving effect to such Loan or Letter of Credit, as applicable, the following shall be true and correct:

(i)    with respect to the initial borrowing on the Closing Date only, the Company Representations and the Specified Representations shall be true and correct in all material respects; provided that each reference in such representation or warranty to “Material Adverse Effect” shall be deemed to be “Closing Date Material Adverse Effect”;

(ii)    with respect to any borrowing under an Incremental Facility in order to effect a Permitted Acquisition or other Investment that is subject to customary “funds certain provisions”, the Permitted Acquisition Company Representations and the Specified Representations shall be true and correct in all material respects; provided that each reference in such representation or warranty to “Material Adverse Effect” shall be deemed to be “Material Adverse Effect”, “Company Material Adverse Effect” or like term as defined in the applicable Permitted Acquisition Agreement; and

(iii)    with respect to each Borrowing or issuance of Letter of Credit, other than as set forth in clauses (i) or (ii) above, the representations and warranties of Borrower and its Restricted Subsidiaries set forth in Section 6 and in the other Credit Documents shall be true and correct in all material respects, except to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition.

SECTION 7. AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as any of the Commitments remain in effect, any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless cash in an amount equal to 103% of such amount has been deposited to a cash collateral account established by the Administrative Agent or such Letters of Credit have been replaced or backstopped with alternate letters of credit reasonably satisfactory to the Administrative Agent) or any other amount is owing to any Lender, the Administrative Agent or the Administrative Agent hereunder or under any of the other Credit Documents, Borrower shall, and shall cause each of its Restricted Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent (which the Administrative Agent shall deliver promptly to each Lender via an E-System or other means in its discretion):

(a)    within 120 days after the end of each fiscal year of Borrower (or, with respect to the fiscal year ended December 31, 2016, 135 days), a copy of the consolidated balance sheet of Borrower and its Subsidiaries, in each case as at the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal year, setting forth in comparative form the figures for the previous year and accompanied by a report thereon, without an explanatory note or statement expressing doubt about the ability of Borrower and its Subsidiaries to continue as a going concern (other than any “going concern” or like qualification or exception due solely to the fact that any Loans will become due at their stated maturity or any prospective or actual inability to satisfy the covenant under Section 8.9) or qualification arising out of the scope of the audit, of Eide Bailley or any other independent certified public accountants of nationally recognized standing or such other independent certified public accountants reasonably acceptable to the Administrative Agent;

(b)    not later than 45 days after the end of each fiscal quarter (beginning with the fiscal quarter ending September 30, 2016) of each fiscal year of Borrower (or, with respect to (x) the first two fiscal quarters to occur after the Closing Date, 75 days and (y) the fiscal quarters ending March 31, 2017 and June 30, 2017, 60 days), the unaudited consolidated balance sheet of Borrower and its Subsidiaries, in each case as at the end of each such quarter and the related unaudited consolidated statements of operations and cash flows for such quarterly period and the portion of the fiscal year of Borrower through such date, setting forth, to the extent applicable, beginning with the fiscal quarter ended March 31, 2018, in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by Borrower and furnished to the Administrative Agent, certified by Borrower in an Officer’s Certificate executed on its behalf by a Responsible Officer of Borrower as fairly presenting in all material respects the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) in all material respects; provided, that notwithstanding the foregoing, (x) the financial statements delivered pursuant to this subsection 7.1(b) for the fiscal quarters ended September 30, 2016 and December 31, 2016 shall (I) only be required to consolidate the Borrower and its Domestic Subsidiaries (including, for the avoidance of doubt, the impact of the UK Subsidiary Markup within the statement of operations) and, if such consolidated financial statements of the Borrower and its Domestic Subsidiaries are provided, the Borrower shall also provide detail of the calculation of the UK Subsidiary Markup applicable to the statement of operations, (II) include in comparative form the figures for Borrower and its Domestic Subsidiaries for the corresponding quarter in, and year to date portion of, the previous year with similar detail of the calculation of the UK Subsidiary Markup applicable to the statement of operations and (III) state (i) the balance of cash and Cash Equivalents maintained by the UK Subsidiary as of the end of the applicable fiscal quarter and (ii) the outstanding Indebtedness of the UK Subsidiary as of the end of the applicable fiscal quarter and (y) in addition to the consolidated financial statements delivered pursuant to this subsection 7.1(b) for any fiscal quarter ended in 2017, the Borrower shall also furnish financial statements that (I) consolidate the Borrower and its Domestic Subsidiaries (including, for the avoidance of doubt, the impact of the UK Subsidiary Markup within the statement of operations) and include detail of the calculation of the UK Subsidiary Markup applicable to the statement of operations and (II) include in comparative form the figures for Borrower and its Domestic Subsidiaries for the corresponding quarter in, and year to date portion of, the previous year with similar detail of the calculation of the UK Subsidiary Markup applicable to the statement of operations;

(c)    beginning with the month ended October 31, 2016, 45 days after the end of each of the first two calendar months of each fiscal quarter (or, for the months ended October 31, 2016 through November 30, 2016, 60 days after the end of each such month), internally-generated financial statements of Borrower and its Subsidiaries (which may be a subset of the monthly reports delivered to Sponsor), which internally generated financial statements shall include, solely to the extent provided to Sponsor and reasonably requested by the Administrative Agent or any Lender on the Closing Date, the consolidated balance sheet of Borrower and its Subsidiaries, in each case as at the end of each such month and the related unaudited consolidated statements of operations for such month and the portion of the fiscal year of Borrower through such date, setting forth, to the extent applicable, beginning with the month ended January 31, 2018, in comparative form the figures for the corresponding month in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by Borrower and furnished to the Administrative Agent; provided, that notwithstanding the foregoing, (x) the financial statements delivered pursuant to this subsection 7.1 (c) for the calendar months ended October 31, 2016 through November 30, 2016 shall (I) only be required to consolidate the Borrower and its Domestic Subsidiaries (including, for the avoidance of doubt, the impact of the UK Subsidiary Markup within the statement of operations) and, if such consolidated financial statements of the Borrower and its Domestic Subsidiaries are provided, the Borrower shall also provide detail of the calculation of the UK Subsidiary Markup applicable to the statement of operations and (II) include in comparative form the figures for Borrower and its Domestic Subsidiaries for the corresponding month in, and year to date portion of, the previous year with similar detail of the calculation of the UK Subsidiary Markup applicable to the statement of operations and (y) in addition to the consolidated financial statements delivered pursuant to this subsection 7.1(c) for any fiscal month ended in 2017, the Borrower shall also furnish financial statements that (I) consolidate the Borrower and its Domestic Subsidiaries (including, for the avoidance of doubt, the impact of the UK Subsidiary Markup within the statement of operations) and include detail of the calculation of the UK Subsidiary Markup applicable to the statement of operations and (II) include in comparative form the figures for Borrower and its Domestic Subsidiaries for the corresponding month in, and year to date portion of, the previous year with similar detail of the calculation of the UK Subsidiary Markup applicable to the statement of operations;

(d)    as soon as available, but in any event not later than 45 days after the beginning of each fiscal year of Borrower, a consolidated operating budget for Borrower and its Subsidiaries, together with a reasonably detailed description of the assumptions underlying such budget; and

(e)    simultaneously with the delivery of each set of consolidated financial statements referred to in subsections 7.1(a), 7.1(b) and 7.1(c) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Any financial statement required to be delivered pursuant to subsection 7.1(a), 7.1(b) and 7.1(c) or other document required to be delivered pursuant to this subsection 7.1 may be satisfied with respect to such financial statements or other documents by (i) the filing of Borrower’s (or, after Qualified Public Offering, the public company’s) Form 10-K or 10-Q, as applicable, with the SEC (to the extent any such financial statement or document is included in materials otherwise filed with the SEC), or (ii) with respect to the financial statements required to be delivered pursuant to subsection 7.1(a), 7.1(b) and 7.1(c), by furnishing financial information (together with accountants reports in the case of annual financial information) relating to Holdings or Parent (or any direct or indirect parent company thereof); provided, with respect to any financial statement required to be delivered pursuant to subsection 7.1(a), 7.1(b) and 7.1(c), if such financial statements are delivered by furnishing information of any Person other than Borrower, that (1) such information is accompanied by consolidating schedules that explain in reasonable detail the differences between the information relating to such Person, on the one hand, and the information relating to Borrower and its Restricted Subsidiaries on a consolidated basis, on the other hand and (2) Borrower shall not be permitted to so satisfy such obligations by providing such information with respect to any other Person if during the applicable period such Person has conducted or engaged in any operations or business which Holdings would not be permitted to conduct or engage in under subsection 8.8.

All financial statements and other documents required to be delivered pursuant to this Section 7.1 or Section 7.2 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto, on Borrower’s website, and notifies the Administrative Agent thereof (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)), or (ii) on which such documents are posted on Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access, and Borrower notifies the Administrative Agent thereof (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)); provided that Borrower shall, at the request of the Administrative Agent, continue to deliver copies (via electronic transmission (including Adobe pdf copy) or paper copy, as requested by the Administrative Agent) of such documents to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

7.2.    Certificates; Other Information. Furnish to the Administrative Agent (which the Administrative Agent shall promptly deliver to each Lender via an E-System or other means in its discretion):

(a)    concurrently with the delivery of the financial statements referred to in subsection 7.1(a) and subsection 7.1(b) (other than for the period ending September 30, 2016) for the end of each of the first three quarterly periods, a Compliance Certificate:

(i)    stating that during such period no Subsidiary has been formed or acquired except as specified in such Compliance Certificate and identifying any designation or redesignation of a Subsidiary under subsection 7.15,

(ii)    stating that during such period neither Borrower nor any of its Restricted Subsidiaries has changed its legal name or jurisdiction of organization except as specified in such certificate,

(iii)    stating that during such period the officer executing such Officer’s Certificate on Borrower’s behalf has obtained no knowledge of any Default, in each case, except as specified in such certificate, and

(iv)    showing in reasonable detail as of the end of the related accounting period the figures and calculations supporting such statement in respect of subsection 8.9;

(b)    promptly upon their becoming available to the public generally, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by Borrower or any of its Restricted Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions;

(c)    concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a management’s discussion and analysis describing and analyzing the performance of Borrower and its Subsidiaries during the periods covered by such financial statements;

(d)    promptly, such additional financial and other information as the Administrative Agent (or any Lender through the Administrative Agent) may from time to time reasonably request; provided that none of Holdings, Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or agents) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product;

(e)    no later than 2 days before the date for the making of any Tax Distribution, a schedule setting forth in reasonable detail the calculation, amount and recipient of each Tax Distribution made; and

(f)    within 15 days of the delivery of the financial statements referred to in subsection 7.1(a) (excluding financial statements for the fiscal year ended December 31, 2016), an Excess Cash Flow Certificate setting forth the calculation of Excess Cash Flow and the Available Amount as at the end of the fiscal year to which such financial statements relate.

7.3.    Conduct of Business and Maintenance of Existence. Except as disclosed in Schedule 5.13 and as otherwise permitted by subsections 8.4 and 8.5, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain, preserve and protect all of its rights to enjoy and use all of its licenses, leases, intellectual property, qualifications, privileges, franchises and other authority reasonably necessary to the conduct of its business and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect or pursuant to a transaction permitted by Section 8.

7.4.    Maintenance of Property; Insurance. (a) Keep all owned Real Property, other tangible property and assets material and necessary in its business in good working order and condition (ordinary wear and tear, casualty and condemnation and dispositions permitted hereunder excepted), except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or pursuant to a transaction permitted by Section 8.

(b) (i) Maintain insurance with financially sound and reputable insurers, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, as reasonably determined by management of Borrower, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law and (ii) deliver to the Administrative Agent, with respect to the insurance maintained pursuant to clause (i), certificates of insurance on an annual basis, and in any event, on or prior to the date of expiration of any previously delivered certificates of insurance.

(c)    Cause all such casualty policies covering any Collateral to be endorsed, or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to Borrower or the Credit Parties under such policies directly to the Administrative Agent.

(d)    If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require.

7.5.    Inspection of Property; Books and Records; Discussions; Annual Lender Conference Call. (a) Keep proper books of record and account in which full, true and correct entries (in all material respects) are made of all material dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity in all material respects with GAAP; and permit representatives of (i) the Administrative Agent and (ii) any Lender accompanying the Administrative Agent (in the case of this clause (ii), at its own risk and expenses) upon reasonable prior notice (made through the Administrative Agent and no more frequently than annually unless an Event of Default shall have occurred and be continuing) to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records (including without limitation insurance policies) at any reasonable time and upon reasonable prior notice, and to discuss the business, operations, assets and financial and other condition of Borrower and its Restricted Subsidiaries with officers thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer, the treasurer or other officer of equivalent duties of Borrower (and such officers of Borrower shall be afforded the opportunity to participate in any discussions with such accountants) and the Administrative Agent, provided that Borrower shall not be obligated to reimburse any costs or expenses in connection with any such inspection unless an Event of Default has occurred and is continuing at the time of such inspection; provided, further, that none of Holdings, Borrower nor any Restricted Subsidiary will be required to disclose or pennit the inspection or discussion of any document, infonnation or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or agents) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(b)    Lender Conference Call. Within 15 Business Days after the delivery of the financial statements delivered pursuant to subsection 7.1(a), upon reasonable prior notice, hold a conference call with all Lenders who choose to participate, on which conference call the financial results of the such fiscal year, the financial condition of Borrower and its Subsidiaries and the projections presented for the current fiscal year of Borrower shall be reviewed.

7.6.    Notices. Promptly upon a Responsible Officer of Borrower obtaining knowledge thereof, give notice to the Administrative Agent (to be distributed by the Administrative Agent to the Lenders via an E-System or other means in its discretion):

(a)    of the occurrence of any Event of Default, specifying the nature and extent thereof and what action Borrower proposes to take with respect thereto;

(b)    of any (i) event of default under any instrument or other agreement, guarantee or collateral document of Borrower or any of its Restricted Subsidiaries which default or event of default has not been cured (to the extent able to be cured) or waived and would have a Material Adverse Effect, or (ii) litigation, investigation (of which Borrower is aware) or proceeding which may exist at any time between Borrower or any of its Restricted Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against Borrower or any of its Restricted Subsidiaries by any Governmental Authority or any other Person, which the case of any item described in this clause (ii) would have a Material Adverse Effect;

(c)    of any litigation or proceeding against Borrower or any of its Restricted Subsidiaries involving potential monetary damages or injunctive or similar relief in which there is a reasonable likelihood that such damages or relief shall be granted and, if obtained, the granting of such damages or relief would have a Material Adverse Effect;

(d)    of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Borrower, its Subsidiaries or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or to the knowledge of Borrower threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(e)    upon reasonable request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Entity (with respect to which any Credit Party has or could reasonably obtain access) with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan (with respect to which any Credit Party has or could reasonably obtain access); (iii) all notices received by any Credit Party or, if known to a Responsible Officer of any Credit Party, any ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan or Multiemployer Plan as the Administrative Agent shall reasonably request;

(f)    of any filing made by any Credit Party on Form 8-K with the SEC (together with a copy of any such filing); and

(g)    of a Material Adverse Effect known to Borrower or any of its Subsidiaries.

Each notice pursuant to this subsection 7.6 shall be accompanied by an Officer’s Certificate of Borrower executed on its behalf by a Responsible Officer of Borrower setting forth in reasonable detail the occurrence referred to therein and (in the cases of clauses (a) through (d) and (g)) stating what action (if any) Borrower proposes to take with respect thereto. It is understood that, in an effort to comply with its covenants hereunder, Borrower may from time to time deliver notices of events (including events of the types described above) to the Administrative Agent and/or the Lenders, and that the notification of any event or events shall not constitute an admission or determination by Borrower that the event or events covered by such notice have resulted or will result in a Material Adverse Effect.

7.7.    Environmental Laws. (a) Except to the extent the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect (i) comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Pennits necessary for its operations as conducted and as planned; (ii) ensure that all of its tenants, subtenants, contractors, subcontractors and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them; (iii) comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to Borrower or any of its Restricted Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and with respect to which reserves have been taken where necessary in accordance with GAAP; and (iv) conduct any response, remedial or corrective action in response to a release or threatened release of any Hazardous Materials to the extent required for compliance with Environmental Laws.

(b)    Except to the extent the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect, ensure that Borrower and its Restricted Subsidiaries undertake reasonable efforts to identify and evaluate material issues of compliance with and material liability under Environmental Laws with respect to and prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that has a fair market value of at least $2,000,000 that could reasonably be expected to give rise to Borrower or any of its Restricted Subsidiaries being subject to liability under any Environmental Law.

(c)    Provide such information which the Administrative Agent may reasonably request from time to time relating to compliance with this subsection 7.7, to the extent such information is in the possession, custody or control of any Credit Party.

7.8.    Additional Collateral and Guarantees. (a) Subject to subsection 7.8(d), with respect to any assets constituting Collateral acquired after the Closing Date by Borrower or any Guarantor that are intended to be subject to the Lien created by any of the Security Documents (subject to all applicable exceptions and limitations therein) but which are not so subject (but, in any event, excluding any assets described in paragraph (b) of this subsection), promptly (and in any event within 30 days after the acquisition thereof (as such period may be extended in the reasonable discretion of the Administrative Agent)): (x) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such properties or assets subject to no Liens other than Permitted Liens, and (y) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Each Credit Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents (including, without limitation, customary legal opinions to the extent reasonably requested by the Administrative Agent) as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents (subject to all applicable exceptions and limitations therein) against such after acquired properties or assets.

(b)    With respect to any Person that is or becomes a Restricted Subsidiary that has assets having either book value or fair market value in excess of $2,000,000, promptly (and in any event within 30 days (as such period may be extended in the reasonable discretion of the Administrative Agent) after such Person becomes a Restricted Subsidiary or has such assets) (i) to the extent constituting Collateral, deliver to the Administrative Agent the certificates (if any) representing, the Capital Stock of such Subsidiary, together with undated stock powers executed and delivered in blank by a duly authorized officer of Borrower or such Guarantor, as the case may be, and all intercompany notes owing from such Subsidiary to any Credit Party constituting Collateral and required to be delivered under the Security Documents; provided that, notwithstanding anything to the contrary herein, none of Borrower nor any of its Subsidiaries shall be required to pledge any Excluded Equity Interests, and (ii) cause such Subsidiary (other than an Excluded Subsidiary) to (x) become a Guarantor and Grantor pursuant to the Guarantee and Collateral Agreement, and (y) take all actions reasonably necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law (under the law of the United States, or any jurisdiction thereof), including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c)    If (A) at any time any two or more wholly-owned Domestic Subsidiaries that are Restricted Subsidiaries in the aggregate not otherwise subject to subsection 7.8(b) have assets having either a book value or fair market value in excess of $5,000,000, comply with subsection 7.8(b) within the time frames set forth in such subsection so that no two or more such Subsidiaries hold assets having either a book value or fair market value in excess of $5,000,000 or (B) any Restricted Subsidiary which is not a Guarantor guarantees any Indebtedness of Borrower or any of its Domestic Subsidiaries that are Restricted Subsidiaries, comply promptly with subsection 7.8(b).

(d)    Upon the written request of the Administrative Agent, promptly grant to the Administrative Agent, within 90 days of such request (or such longer period as the Administrative Agent may in its reasonable discretion determine), security interests and Mortgages in such owned Real Property located in the United States of Borrower and the Guarantors as is acquired after the Closing Date by Borrower or such Guarantor and that, together with any improvements thereon, individually has a fair market value of at least $2,000,000 and is not already subject to a Lien in favor of a third party permitted to remain in place under subsection 8.2, as additional security for the Obligations (as defined in the Mortgages). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent (including a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, together with a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower or such Guarantor) and shall constitute valid and enforceable perfected Liens subject only to Pennitted Encumbrances and other Permitted Liens. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law (in the United States or any jurisdiction thereof) to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all Taxes, fees and other charges payable in connection therewith shall be paid in full. Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, without limitation, a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage) within 90 days of the written request of the Administrative Agent (or such longer period as the Administrative Agent may in its reasonable discretion determine).

(e)    Notwithstanding anything to the contrary in this subsection 7.8 subsection 7.10 or any other Credit Document (except as expressly agreed by such Credit Party), no Credit Party or Restricted Subsidiary shall be required to (i) to obtain any landlord, bailee or warehousemen waiver, estoppel or consent or any other document of similar effect, or (ii) to take any action in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled or arising under any laws outside of the U.S., including any non- U.S. Intellectual Property, or to perfect such security interests. Notwithstanding anything herein to the contrary, if the Administrative Agent, in consultation with Borrower, determines in its reasonable discretion that the cost of creating or perfecting any Lien on any Property is excessive in relation to the benefits intended to be afforded to the Lenders thereby, then such Property may be excluded from the Collateral for all purposes of the Credit Documents.

7.9.    Compliance with Law. Conduct its business and affairs in compliance with all Laws applicable thereto except to the extent failure to do so would not, in the aggregate, have a Material Adverse Effect.

7.10.    Security Interests; Further Assurances. Subject to subsection 7.8(e), promptly, upon the reasonable request of Administrative Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate United States governmental office, any document or instrument with respect to the Collateral supplemental to or confirmatory of the Security Documents (subject to all applicable exceptions and limitations therein) and deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to other Liens except as permitted by the Security Documents, or use commercially reasonable efforts to obtain any landlord or similar lien waivers and consents with respect to any material leased Real Property, as may be necessary or appropriate in connection therewith. The Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents (subject to all applicable exceptions and limitations therein) continue to be perfected under the UCC or otherwise after the establishment of any Incremental Facilities and deliver or cause to be delivered to the Administrative Agent from time to time such other documentation in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents (subject to all applicable exceptions and limitations therein). Upon the exercise by the Administrative Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Lenders may be so required to obtain.

7.11.    Control Agreements. Subject to subsection 7.13, with respect to deposit accounts (other than Excluded Accounts) existing on the Closing Date and within 90 days after the creation or acquisition of any new deposit accounts or securities accounts (other than Excluded Accounts), as may be extended by the Administrative Agent in its reasonable discretion, Borrower shall, and shall cause each other Credit Party to, with respect to any deposit or securities account maintained by any Credit Party (other than Excluded Accounts) deliver to the Administrative Agent a fully-executed Control Agreement with respect to each such accounts.

7.12.    Payment of Taxes. Each of Borrower and its Restricted Subsidiaries shall timely file all Tax returns required by any Governmental Authority and timely pay and discharge all Taxes imposed on it or on its income or profits or on any of its Property (except for any such Taxes (or

Tax returns with respect to such Taxes) (a) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP or (b) the failure to so file or pay such Tax returns or Taxes individually or in the aggregate is not reasonably expected to have a Material Adverse Effect).

7.13.    Certain Post-Closing Obligations. Within the time periods after the Closing Date specified in Schedule 7.13 or such later date as tire Administrative Agent agrees to in writing, Borrower and each other Credit Party will deliver the documents and take the actions specified on Schedule 7.13.

7.14.    [Reserved],

7.15.    Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, Borrower shall be in compliance, on a Pro Forma Basis, with the covenant set forth in subsection 8.9 (and as a condition precedent to the effectiveness of any such designation, Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (c) neither any Borrower nor any Restricted Subsidiary shall contribute any Material Intellectual Property to any Unrestricted Subsidiary, (d) no Unrestricted Subsidiary may own any Intellectual Property that is required for the operation of the business of Borrower or any of its Restricted Subsidiaries unless such Intellectual Property is acquired by such Unrestricted Subsidiary after the Closing Date and (e) notwithstanding anything else in this subsection 7.15 to the contrary, any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary may not be subsequently redesignated as an Unrestricted Subsidiary without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of such Person’s (as applicable) investment therein (as determined in good faith by Borrower) and the Investment resulting from such designation must otherwise be in compliance with subsection 8.6. Upon any such redesignation, except to the extent such Returns have been applied to increase the Available Amount pursuant to clause (d) of the definition thereof, the applicable Borrower and/or the applicable Restricted Subsidiaries shall receive a credit against the applicable clause in subsection 8.6 that was utilized for the Investment in such Unrestricted Subsidiary for all Returns in respect of such Investment. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTIONS. NEGATIVE COVENANTS

Borrower hereby agrees that it shall not, and Borrower shall not permit any of its Restricted Subsidiaries to, and for purposes of subsection 8.8 hereof, Holdings hereby agrees that it shall not, directly or indirectly, so long as any of the Commitments remain in effect or any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless cash in an amount equal to 103% of such amount has been deposited to a cash collateral account established by the Administrative Agent or such Letters of Credit have been replaced or backstopped with alternate letters of credit reasonably satisfactory to the Administrative Agent) or any other amount is owing to the Issuing Lender, any Lender, the Administrative Agent or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 8 is in addition to, and may be aggregated with, and, except to the extent expressly provided, is not overlapping with, any other of such permitted exceptions):

8.1.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    the Indebtedness outstanding on the Closing Date and disclosed in Schedule 8.1(a), and the Refinancing Indebtedness in respect thereof;

(b)    Indebtedness under the Credit Documents;

(c)    Indebtedness:

(i)    of any Credit Party to any other Credit Party,

(ii)    of any Non-Credit Party to any other Non-Credit Party,

(iii)    of any Credit Party to any Non-Credit Party, and

(iv)    of any Non-Credit Party to any Credit Party,

provided that (I) all intercompany Indebtedness owed to a Credit Party (excluding intercompany Indebtedness in respect of transfer pricing in the ordinary course of business) shall be evidenced by promissory notes issued for the benefit of such Credit Party, which notes shall be pledged to the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement (subject to all applicable exceptions and limitations therein), and (II) all intercompany Indebtedness owed by a Credit Party to any Non-Credit Party shall be subordinated in right of payment to the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement on terms and conditions reasonably acceptable to the Administrative Agent;

(d)    (A) unsecured Indebtedness of Borrower or any Credit Party, in the form of senior unsecured notes, so long as (i) such unsecured Indebtedness would mature at least 91 days after the final Maturity Date of the Term Loans and would not require mandatory amortization (other than (x) customary AHYDO catch-up payments, if applicable, and (y) after the seventh anniversary of the Closing Date), (ii) no Event of Default shall have occurred and be continuing or would result therefrom, and (iii) on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, (x) Borrower shall be in compliance on a Pro Forma Basis with the covenant set forth in subsection 8.9 and (y) the Consolidated Total Net Leverage Ratio shall not be greater than (I) 7.25 to 1.00 if such Indebtedness is incurred on or prior to the two year anniversary of the Closing Date and (II) 6.75 if such Indebtedness is incurred after the two year anniversary of the Closing Date (in each case, to the extent used to fund a Permitted Acquisition or other Investment subject to “funds certain provisions”, such compliance in the case of clauses (x) and (y) above shall be tested as of the most recently ended twelve month period for which financial statements have been delivered prior to the date of execution of the related acquisition agreement) and (B) Refinancing Indebtedness in respect of any Indebtedness incurred under clause (A) hereof;

(e)    (A) Subordinated Indebtedness of Borrower or any Credit Party, so long as (i) such Subordinated Indebtedness and the documentation for such Subordinated Indebtedness (including intercreditor provisions) are reasonably satisfactory to the Administrative Agent (but in any event, such Subordinated Indebtedness would mature at least 91 days after the final Maturity Date of the

Term Loans and would not require mandatory amortization (other than (x) customary AHYDO catchup payments, if applicable, and (y) after the seventh anniversary of the Closing Date), (ii) no Event of Default shall have occurred and be continuing or would result therefrom and (iii) on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, Borrower shall be in compliance with the covenant set forth in subsection 8.9, and (B) Refinancing Indebtedness in respect of any Indebtedness incurred under clause (A) hereof;

(f)    Contingent Obligations in respect of Indebtedness otherwise permitted to be incurred by Borrower or any Restricted Subsidiary;

(g)    Indebtedness of Borrower and its Restricted Subsidiaries in respect of Capitalized Leases and Purchase Money Indebtedness of Borrower and its Restricted Subsidiaries, and Refinancings thereof, in an aggregate amount not to exceed $15,000,000 at any time outstanding;

(h)    Indebtedness (i) of a Person assumed in connection with an Acquisition of such Person (or Indebtedness of such Person existing at the time such Person was acquired) so long as such Indebtedness was not incurred in anticipation of, or in connection with, such Acquisition or (ii) to any one or more Persons selling the equity or assets acquired in an Acquisition; provided, however, Indebtedness under subsection 8. l(h)(i), and Refinancings thereof, shall not exceed $5,000,000 in the aggregate at any time outstanding and Indebtedness under subsection 8.l(h)(i) and (ii) shall not exceed $20,000,000 in the aggregate at any time outstanding;

(i)    Indebtedness in connection with surety bonds, letters of credit, bid bonds, appeal bonds, completion guaranties, performance bonds and similar obligations, or with respect to workers’ compensation obligations, health, safety and environmental obligations of Borrower and its Restricted Subsidiaries, in each case incurred in the ordinary course of business or consistent with past practice;

(j)    Indebtedness of Borrower and its Restricted Subsidiaries under Hedge Agreements (i) entered into to hedge or mitigate risks to which such person has actual exposure or (ii) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of such person;

(k)    Indebtedness owed to a seller in a Permitted Acquisition or to a buyer in a disposition permitted under subsection 8.5 that (i) relates to post-closing adjustments with respect to accounts receivable, accounts payable, net worth and/or similar items or (ii) relates to indemnities granted to the seller or buyer in such transactions;

(l)    obligations in respect of any overdraft protections, netting services and similar arrangements arising from treasury, depository and cash management services, any automated clearing house transfers of funds or any credit card or similar services and other financial accommodations of the type described in “Cash Management Services” or the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business;

(m)    Indebtedness (i) arising in connection with the endorsement of instruments for deposit in the ordinary course of business and (ii) consisting of trade payables and accrued expenses in the ordinary course of business;

(n)    Indebtedness in an aggregate principal amount not to exceed $17,500,000 at any time outstanding; provided that Indebtedness of Foreign Subsidiaries under this clause (n) shall not exceed $12,500,000 at any time outstanding;

(o)    Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business;

(p)    Indebtedness in connection with the repurchase of Capital Stock pursuant to subsection 8.11(c);

(q)    Indebtedness resulting from (x) the financing of insurance premiums by its insurance providers or (y) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(r)    [reserved];

(s)    Indebtedness representing deferred compensation or other obligations under employment agreements to employees of Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business; and

(t)    accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the fonn of additional Indebtedness on obligations described in the foregoing clauses (a) through (s).

8.2.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, assets, income or profits, whether owned on the Closing Date or thereafter acquired, except:

(a)    Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) any proceeding instituted contesting such Lien shall operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b)    carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet delinquent or which are bonded or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) any proceeding instituted contesting such Lien shall operate to stay the sale or forfeiture of any portion of tire Collateral on account of such Lien;

(c)    pledges or deposits made and Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)    deposits to secure the performance of bids, tenders, trade or government contracts, leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (in each case, other than for borrowed money) incurred in tire ordinary course of business, deposits and/or escrow accounts in respect of Acquisitions or divestitures that are otherwise permitted hereunder;

(e)    easements (including, without limitation, reciprocal easement agreements), rights of way, building, zoning and similar restrictions, utility agreements and other similar minor encumbrances, defects or irregularities in title which do not, individually or in the aggregate materially detract from the value of the Real Property to which they relate or, individually or in the aggregate, materially interfere with or adversely affect in any material respect the ordinary conduct of the business of Borrower and its Restricted Subsidiaries on the Real Property subject thereto;

(f)    Liens in favor of the Administrative Agent and the Secured Parties pursuant to the Credit Documents, including Liens pursuant to the Credit Documents in respect of Hedge Agreements, Cash Management Services and bankers’ liens arising by operation of law relating thereto;

(g)    Liens securing Indebtedness permitted by subsection 8.1(g); provided that no such Lien incurred in connection with such Indebtedness shall extend to or cover other property of Borrower or such Subsidiary other than the respective property so acquired;

(h)    Liens existing on the Closing Date after giving effect to the consummation of the Transactions and described in Schedule 8.2(h); provided that no such Lien shall extend to or cover other assets or property of Borrower or its Subsidiaries other than the respective assets or property encumbered by such Lien on the Closing Date (other than any replacements of such property or assets and additions and accessions thereto, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender);

(i)    Liens on documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;

(j) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which Borrower or any of its Restricted Subsidiaries has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any Real Property;

(k)    leases, subleases or licenses with respect to the assets or properties of Borrower or any of its Restricted Subsidiaries, in each case, entered into in the ordinary course of Borrower’s or such Subsidiary’s business so long as such leases or subleases affecting Mortgaged Property (i) are subordinate in all respects to the Liens granted and evidenced by the Security Documents and, in the case of any lease or sublease entered into after the Closing Date affecting any Mortgaged Property, such lease or sublease shall also be entered into in compliance with the provisions of the applicable Mortgage and (ii) do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries or (B) materially impair the use (for its intended purposes) or the value of the assets or property subject thereto;

(l)    Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit issued in accordance with the terms of this Agreement;

(m)    Permitted Encumbrances;

(n)    interests of lessors under operating leases and UCC financing statements in respect thereof;

(o)    Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking or other financial institution arising as a matter of Law or under customary general tenns and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) or arising pursuant to such banking institutions general terms and conditions, and (iii) that are contractual rights of setoff or rights of pledge relating to purchase orders and other agreements entered into with customers of Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(p)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(q)    Liens on a Person or assets acquired in an Acquisition which were existing on the date of such Acquisition or date of designation and not created in anticipation of such Acquisition or designation; provided, however, that (1) such Liens do not extend beyond the assets of the Person or assets acquired (other than any replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, or asset of Borrower or any Restricted Subsidiary, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (2) any Indebtedness secured by such Liens is permitted by subsection 8.1(h);

(r)    Licenses or sublicenses with respect to the assets or properties of Borrower or any of its Restricted Subsidiaries that do not, individually or in the aggregate, materially impair the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries;

(s)    deposits in the ordinary course of business to secure liabilities to insurance carriers, lessors, utilities and other service providers;

(t)    Liens arising out of judgments or decrees and not resulting in an Event of Default;

(u)    Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(v)    precautionary UCC financing statements filed against a Credit Party as lessee or sublessee or consignee;

(w)    Liens incurred in connection with the Refinancing of the Indebtedness secured by the Liens described in clause (g), (h) or (q) above (in each case, to the extent such Indebtedness constitutes Refinancing Indebtedness);

(x)    Liens securing Indebtedness or other obligations in a principal amount not to exceed $8,750,000 in the aggregate at any time outstanding;

provided that no consensual Liens shall be permitted to exist, directly or indirectly, on any Pledged Securities (as defined in the Guarantee and Collateral Agreement), other than Liens granted pursuant to the Security Documents.

8.3.    Specified Litigation Liabilities.

(a)    Make any settlement or judgment payment, including legal fees and expenses, with respect to the Specified Litigation Liabilities, other than Excluded Claim Payments, unless: (a) the first $30,000,000 of such payments are made from the Special Escrow Account, (b) after giving effect to such payment (other than payments made from the Special Escrow Account), the sum of (1) unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries plus (2) the Available Revolving Credit Commitments shall equal or exceed $10,000,000 and (c) after giving effect to such payment (other than payments made from the Special Escrow Account), the Consolidated Total Net Leverage Ratio shall not exceed the Consolidated Total Net Leverage Ratio as of the Closing Date.

(b)    Agree to any amendments to the terms of the Special Escrow Agreement that would be materially adverse to the Lenders in their capacities as Lenders (it being understood that using the Special Escrow Account as collateral for any purpose other than making payments in connection with the Specified Litigation Liabilities shall be materially adverse to the Lenders).

8.4.    Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except:

(a)    for the transactions otherwise permitted pursuant to paragraph (b), (g), (m) or (n) of subsection 8.5 or pursuant to subsection 8.6,

(b)    any Subsidiary may be merged, consolidated or amalgamated with and into Borrower or a Subsidiary in a transaction in which (i) Borrower or a Guarantor is the surviving Person, (ii) such surviving entity becomes a Credit Party substantially concurrently with the consummation of such transaction or (iii) the disposition of such Credit Party would otherwise be permitted under subsection 8.5 or such Credit Party would otherwise be permitted to be to designated as an Excluded Subsidiary immediately prior to such transaction (and shall be deemed to be so disposed or designated), or if no Credit Party is a party to such transaction, a Subsidiary is the surviving Person,

(c)    any Subsidiary may liquidate, dissolve or be wound up if Borrower determines in good faith that such liquidation, dissolution or winding up is in the best interest of Borrower; provided that if such transferor is a Guarantor, (i) all of the assets of such Guarantor are transferred upon such liquidation, dissolution or winding up to Borrower or another Subsidiary that is a Guarantor, (ii) the disposition of such Guarantor would otherwise be permitted under subsection 8.5 or (iii) such Guarantor would otherwise be permitted to be to designated as an Excluded Subsidiary immediately prior to such transaction (and shall be deemed to be so disposed or designated),

(d)    Borrower or any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Acquisition or other Investment permitted by subsection 8.6, provided that (i) the surviving entity shall be subject to the requirements of subsection 7.8 (to the extent applicable) and (ii) if Borrower is a party to such transaction, Borrower shall be the surviving entity,

(e)    [reserved];

(f)    Borrower or any Restricted Subsidiary may change its legal form; and

(g)    the consummation of the Merger, related transactions contemplated by the Merger Agreement and the Transactions;

provided that in connection with the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by the Administrative Agent to maintain the perfection or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security Documents (including, in connection with subsection 8.4(e), maintaining the perfected security interest of the Administrative Agent in the Capital Stock of Borrower) and otherwise comply with the provisions of subsection 7.8 to the extent applicable.

8.5.    Sale of Assets. Convey, sell, lease (other than a sublease of real property), assign, transfer or otherwise dispose of (including through a merger, consolidation or amalgamation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables), whether owned on the Closing Date or thereafter acquired, except:

(a)    sales or other dispositions of inventory in the ordinary course of business, and dispositions of cash and Cash Equivalents;

(b)    that (i) Borrower or any Subsidiary of Borrower may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Credit Party, (ii) any Non-Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets to any, other Non-Credit Party, (iii) Borrower or any Subsidiary of Borrower may sell or otherwise dispose of, or part with control of any or all of, the Capital Stock of any Subsidiary to a Credit Party, and (iv) Borrower or any Subsidiary Guarantor may transfer the Capital Stock of any Foreign Subsidiary to another Foreign Subsidiary, 65% of the Capital Stock of which has been pledged under the Security Documents to secure the Obligations; provided that no Person other than Borrower or a Subsidiary shall receive any consideration in connection with such transaction and all actions necessary or reasonably requested by the Administrative Agent shall be taken by the appropriate Credit Parties to maintain the perfection or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security Documents;

(c)    leases of and subleases of Real Property; provided that in the case of any lease of Mortgaged Property, such lease shall be subject to the provisions of the applicable Mortgage;

(d)    any Taking or Destruction affecting any property or assets;

(e)    substantially like kind exchanges of real property or equipment; provided that any cash received by Borrower or any Subsidiary of Borrower in connection with such an exchange shall be deemed to be potential Net Proceeds subject to subsection 4.5(c) and, to the extent the real property or equipment subject to such exchange constituted Collateral under the Security Documents, then the property exchanged therefor shall be mortgaged or pledged contemporaneously with such exchange, as the case may be, for the benefit of the Secured Parties in accordance with subsection 7.8;

(f)    the sale or other disposition of any property or asset that, in the reasonable judgment of Borrower has become surplus, uneconomic, obsolete or worn out, and which is sold or disposed of in the ordinary course of business, the trade in of equipment for equipment in better condition or of better quality or the abandonment, allowance to lapse or other disposition of any Intellectual Property that is no longer material to the business of Borrower or any of its Restricted Subsidiaries;

(g)    the sale or other disposition of any property or assets (other than Material Intellectual Property) for fair market value (as reasonably determined by Borrower); provided that (i) the Consolidated EBITDA generated by or attributable to all such property or assets sold or disposed of pursuant to this subsection 8.5(g) constitutes no more than 15% of Consolidated EBITDA

(determined as of the most recently ended four fiscal quarter period for which financial statements have been delivered and calculated at the time of such asset sale) and (ii) at least 75% of the consideration for asset sales in excess of $1,500,000 consists of cash and Cash Equivalents;

(h)    transactions permitted by subsection 8.4 (other than clause (a));

(i)    Investments permitted by subsection 8.6, Restricted Payments pennitted by subsection 8.11 and Liens permitted by subsection 8.2;

(j)    licenses or sublicenses (and the termination thereof) by Borrower or any of its Restricted Subsidiaries of software, Intellectual Property and general intangible and leases, licenses or subleases (and the termination thereof) of other property in the ordinary course of business and which do not materially interfere with the business of Borrower or any of its Restricted Subsidiaries;

(k)    sales or other dispositions of Investments pennitted by subsection 8.6(i) for not less than fair market value or to the extent required by, or made pursuant to, customary buy-sell arrangements between the joint venture parties set forth in arrangements between the joint venture parties;

(l)    sales, transfers and other dispositions, or the discount or forgiveness of accounts receivable or customer delinquent notes in connection with the compromise, settlement or collection thereof consistent with past practice or in the ordinary course of business and not for purposes of financing;

(m)    dispositions of non-core assets acquired in connection with any Pennitted Acquisition;

(n)    sales or dispositions of any asset not constituting Collateral;

(o)    sales or dispositions of immaterial Capital Stock to qualify directors where required by applicable law or to satisfy similar requirements of applicable law with respect to the ownership of Capital Stock;

(p)    sales, transfers, leases and other dispositions to Borrower or any Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Credit Party (other than pursuant to an intercompany license) shall be made in compliance with subsection 8.12 and otherwise no less favorable to such Credit Party than arm’s length basis for fair market value (as reasonably determined by Borrower);

(q)    dispositions to consummate the Transactions;

(r)    the unwinding of a Hedge Agreement; and

(s)    Borrower or any Restricted Subsidiary may (i) convert any intercompany Indebtedness to Capital Stock, (ii) transfer any intercompany Indebtedness to Holdings, Borrower or any Restricted Subsidiary, (iii) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by Holdings, Borrower or any Subsidiary, (iv) settle, discount, write off, forgive or cancel any Indebtedness, in the ordinary course of business and consistent with past practice, owing by any present or former consultants, directors, officers or employees of any Holdings (or any direct or indirect parent company), Borrower or any Subsidiary or any of their successors or assigns and (v) surrender or waive contractual rights and settle or waive contractual or litigation claims, in the ordinary course of business and consistent with past practice.

8.6.    Investments. Make or permit to exist any Investment in (including, without limitation, any acquisition of all or substantially all of the assets, and any acquisition of a business or a product line, of other companies), any other Person, except:

(a)    loans, advances or Indebtedness permitted by subsection 8.1(c) (i), (ii) and (iii);

(b)    Investments

(i)    by Borrower or any Subsidiary in Borrower or any Subsidiary Guarantor;

(ii)    by Borrower or any Subsidiary Guarantor in any Subsidiary (including to create any Subsidiary); provided that, in any such case, the requirements of subsection 7.8 are satisfied; and provided, further that the aggregate amount of all Investments by Credit Parties in Non-Credit Parties (or Subsidiaries that do not become Guarantors in connection with such Investment) pursuant to this subclause 8.6(b)(ii) shall not exceed $7,500,000;

(iii)    intercompany receivables among Holdings, Borrower and any Subsidiaries relating to transfer pricing arrangements; and

(iv)    by any non-Credit Party in any other non-Credit Party;

(c)    Borrower and its Restricted Subsidiaries may invest in, acquire and hold cash and Cash Equivalents or assets that were Cash Equivalents when made;

(d)    (i) Borrower and its Restricted Subsidiaries may make payroll and commission and entertainment, petty cash and travel advances to employees in the ordinary course of business and (ii) Borrower and its Restricted Subsidiaries may advances to employees in the ordinary course of business in the form of any purchasing card program established to enable such employees to purchase goods, supplies and services from vendors in an aggregate amount not exceeding $2,000,000 at any one time outstanding;

(e)    Borrower and its Restricted Subsidiaries may (i) make loans or advances to the officers, directors and employees of Holdings (or any direct or indirect parent thereof) in connection with such Person’s purchase of Capital Stock of Holdings (or any direct or indirect parent thereof) in an aggregate amount not exceeding $3,000,000 at any one time outstanding and (ii) hold promissory notes received from stockholders of Holdings (or any direct or indirect parent thereof) in connection with the exercise of stock options in respect of the Capital Stock of Holdings (or any direct or indirect parent thereof); provided that all such promissory notes in favor of a Credit Party shall be pledged to the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement (subject to all applicable exceptions and limitations therein);

(f)    Borrower and its Restricted Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and Borrower or any of its Restricted Subsidiaries may offer such concessionary trade terms, or receive such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances;

(g)    Borrower or any of its Restricted Subsidiaries may make relocation and other loans to officers and employees of Holdings or any of its Subsidiaries or any direct or indirect parent thereof; provided that the aggregate principal amount of all such loans and advances outstanding at any time, shall not exceed $3,000,000 at any one time outstanding;

(h)    other Investments by Borrower or any of its Restricted Subsidiaries not exceeding in the aggregate outstanding at any time (without giving effect to any write downs or write offs thereof) $15,000,000; provided, however, that at the time of making any such Investments and after giving effect thereto no Event of Default shall exist or would arise therefrom;

(i)    Borrower or any of its Restricted Subsidiaries may make Investments in joint ventures or other Persons engaged primarily in one or more businesses in which Borrower and its Restricted Subsidiaries are engaged or generally related thereto in an aggregate amount not to exceed $15,000,000, and Borrower or any of its Restricted Subsidiaries may make Investments in or to any Non-Credit Party to fund Investments in joint ventures made in compliance with this clause (i); provided that at the time of and after giving effect thereto no Event of Default shall have occurred and be continuing;

(j)    transactions effected in accordance with subsection 8.1(c), subsection 8.4 (other than clause (a) thereof), subsection 8.5 (other than clause (i) thereof) and acquisitions of Term Loans permitted pursuant to subsection 11.6(k);

(k)    Investments existing as of the Closing Date and set forth on Schedule 8.6 and Investments consisting of any modification, replacement, renewal, extension or reinvestment of any such Investment; provided, that no such modification, replacement, renewal, extension or reinvestment shall increase the aggregate amount of such Investment;

(l)    Borrower or any of its Restricted Subsidiaries may make any Investment; provided that such Investment is funded solely by the issuance of Permitted Securities;

(m)    Investments in order to consummate Acquisitions; provided, however, that (i) no Event of Default exists before or after giving effect to the Acquisition and any Indebtedness assumed or incurred in connection therewith, in each case, subject to “funds certain provisions” in which case no Event of Default shall exist at the time the relevant acquisition agreement is executed, (ii) in the event that any Indebtedness is incurred or assumed in connection with such Acquisition, on a Pro Forma Basis, after giving effect to such Acquisition and the related incurrence of Indebtedness, the Consolidated Total Net Leverage Ratio of Borrower would be no greater than 7.25:1.00; (iii) the aggregate Acquisition Consideration provided by Credit Parties to make any such purchase or acquisition of assets that are not purchased or acquired (or do not become owned) by any Credit Party or in the Capital Stock of Persons that do not become Credit Parties upon consummation of such purchase or acquisition shall not exceed (1) $10,000,000 in any single Acquisition and $20,000,000 in the aggregate plus (2) the Available Amount plus (3) any proceeds from the issuance of Permitted Securities; (iv) the Credit Parties shall comply with the requirements of subsection 7.8, to the extent required by and subject to the limitations set forth therein, (v) with respect to any Acquisition involving Acquisition Consideration of $15,000,000 or more, Borrower shall have delivered to the Administrative Agent, at least two days prior to the consummation of such Acquisition (or such later date as the Administrative Agent shall agree), (1) a description of the material terms of such proposed

Acquisition and (2) to the extent available and permitted to be shared, a diligence package including historical financial statements and all available due diligence reports and materials, (vi) with respect to any Acquisition involving Acquisition Consideration of $25,000,000 or more, Borrower shall have delivered to the Administrative Agent, at least two days prior to the consummation of such Acquisition (or such later date as the Administrative Agent shall agree), a quality of earnings report and (vii) such Acquisition shall be consensual (not “hostile”) and, if applicable, shall have been approved by the Board of Directors of the target of such Permitted Acquisition (any such Acquisition in compliance with this subsection 8.6(m), a “Permitted Acquisition”);

(n)    Investments in an amount not to exceed the sum of (x) any amounts dividended or distributed to Borrower or any Restricted Subsidiary from such Investment in cash, plus (y) the Available Amount; provided that at the time of each such Investment made in reliance on this clause (y), and giving pro forma effect thereto, except to the extent such Investments are made in reliance on clause (c) of the definition of “Available Amount”, no Event of Default exists;

(o)    Investments acquired in connection with a Permitted Acquisition so long as such Investment was not made in connection with such Permitted Acquisition;

(p)    non-cash consideration received in connection with any asset disposition permitted under subsection 8.5 and pledges and deposits permitted under subsection 8.2;

(q)    (i) extensions of trade credit in the ordinary course of business to customers of the Credit Parties, (ii) endorsements of negotiable instruments held for collection in the ordinary course of business, and (iii) the making of lease, utility and other similar deposits in the ordinary course of business;

(r)    without duplication, Investments by Borrower or any Subsidiary Guarantor in Non-Credit Parties to fund a Permitted Acquisition by such Non-Credit Party made in compliance with subsection 8.6(m); provided that any Indebtedness incurred by any Non-Credit Party in connection with any such Permitted Acquisition shall be subordinated in right of payment to the payment in full of the Obligations on terms reasonably satisfactory to the Administrative Agent;

(s)    the consummation of the Merger, related transactions contemplated by the Merger Agreement and the Transactions; and

(t)    intercompany advances by Borrower or any Restricted Subsidiary to Holdings (or any direct or indirect parent company of Holdings) for purposes and in amounts that would otherwise be permitted to be made as Restricted Payments to Holdings (or any direct or indirect parent company of Holdings) pursuant to subsection 8.8; provided that the principal amount of any such advances shall reduce the amounts that would otherwise be permitted to be paid for such purposes in the form of Restricted Payments pursuant to such Section.

8.7.    Modification of Organizational Documents. Amend or modify in any way its charter, by-laws or other organizational documents in a manner that is materially adverse to the interests of the Lenders.

8.8.    Limitations on Holdings. Notwithstanding anything to the contrary set forth herein, Holdings shall not conduct or engage in any operations or business (including the issuance of securities, incurrence of debt, making of loans or Investments, or the payment dividends or other distributions) other than:

(i)    those incidental to (1) its ownership of the Capital Stock of Borrower, (2) the maintenance of its legal existence and (3) the performance of its obligations under the Credit Documents, the management agreements with the Sponsor, the Merger Agreement, the Special Escrow Agreement and the other agreements contemplated by the Merger Agreement;

(ii)    any Qualified Public Offering or any other issuance of Permitted Securities or contributions to the capital of Holdings on account thereof;

(iii)    guarantees of leases or other obligations of Borrower and its Subsidiaries not prohibited hereunder;

(iv)    participating in tax, accounting and other administrative matters as a member of the consolidated, combined or unitary group including Holdings and Borrower;

(v)    the making of dividends, distributions or other payments; provided, that to the extent made with any cash or property received as a Restricted Payments made by Borrower or any of its Restricted Subsidiaries to Holdings pursuant to subsection 8.11, such dividend, distribution or other payment shall be applied for the purposes for which such Restricted Payment was permitted to be made thereunder (and holding such cash or property pending such application thereof);

(vi)    Investments by Holdings in Borrower and loans or advances by Holdings to Borrower to the extent permitted by subsection 8.1(c)(i), and holding loans or advances made by Borrower or any Restricted Subsidiary permitted pursuant to subsection 8.6(f); and

(vii)    providing indemnification to officers and directors.

8.9.    Financial Covenant. Permit the Consolidated Total Net Leverage Ratio as of the last day of any fiscal quarter or fiscal year ending during any period set forth below to be greater than the ratio set forth below opposite such period:

Period Ended	Ratio
December 31,2016	8.50:1.00
March 31, 2017	8.50:1.00
June 30,2017	8.25:1.00
September 30,2017	8.00:1.00
December 31,2017	7.75:1.00
March 31, 2018	7.50:1.00
June 30,2018	7.00:1.00
September 30,2018	7.00:1.00
December 31, 2018	6.75:1.00
March 31, 2019	6.50:1.00
June 30, 2019	6.50:1.00
September 30, 2019	6.25:1.00

Period Ended	Ratio
December 31,2019	6.25:1.00
March 31, 2020	6.00:1.00
June 30,2020	6.00:1.00
September 30,2020	5.75:1.00
December 31, 2020	5.75:1.00
March 31,2021 and thereafter	5.50:1.00

8.10.    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, Borrower or any other Restricted Subsidiary of Borrower, (b) make loans or advances to, or other Investments in, or guarantee Indebtedness of, Borrower or any other Restricted Subsidiary of Borrower or (c) transfer any of its assets to Borrower or any other Restricted Subsidiary of Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Credit Documents or any agreement set forth on Schedule 8.10; (ii) on joint ventures permitted under subsection 8.6, (iii) applicable to an entity acquired pursuant to a Permitted Acquisition or other permitted Investment at the time such entity became a Restricted Subsidiary, so long as such restriction or encumbrance was not created in contemplation of or in connection with such Permitted Acquisition or Investment and applies only to such entity and its subsidiaries; (iv) any restrictions with respect to a Subsidiary or assets imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or other disposition permitted pursuant to subsection 8.5, as applicable, provided such restrictions apply only to the Subsidiary or assets to be disposed of and such disposition is permitted hereunder; (v) restrictions on Restricted Subsidiaries pursuant to Indebtedness of such Restricted Subsidiaries permitted hereunder, which such restrictions are customary for such type of Indebtedness; (vi) any restrictions and conditions imposed by law; (vii) customary provisions in leases, licenses and other contracts restricting the assignment thereof; (viii) Contractual Obligations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary or of this provision; (ix) Contractual Obligations that arise in connection with cash or other deposits permitted under subsection 8.1 or are restrictions on net worth, cash or other deposits imposed by customers, suppliers, landlords or other holder of a Lien permitted pursuant to subsection 8.2 under contracts entered into in the ordinary course of business, (x) clause (c) of the foregoing shall not apply to restrictions or conditions (A) that are customary provisions in leases, licenses and other contracts restricting the assignment thereof and any right of first refusal, (B) imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (C) imposed by agreements relating to Indebtedness of Non-Credit Parties permitted by this Agreement and (xi) any encumbrance or restrictions imposed by any modifications, amendments or Refinancings that are otherwise permitted pursuant to this Agreement of the contracts, instruments or obligations referred to in the preceding clauses (i) through (x) so long as such modification, amendment or Refinancing (taken as a whole) does not materially expand the scope of such Contractual Obligation (as reasonably determined by Borrower).

8.11.    Restricted Payments. Declare, make or pay any Restricted Payments on any shares of any class of Capital Stock, either directly or indirectly, except that:

(a)    Restricted Subsidiaries may pay Restricted Payments pro rata to the holders of their Capital Stock (giving effect to relative preferences and priorities);

(b)    Borrower and its Restricted Subsidiaries may pay or make Restricted Payments or distributions to any holder of its Permitted Securities in the form of additional shares of Permitted Securities of the same class and type;

(c)    Borrower may make Restricted Payments to Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) for the repurchase of shares of Capital Stock of Holdings (or any direct or indirect parent of Holdings) owned by former, present or future employees, consultants, directors, managers or officers of Holdings (or any direct or indirect parent of Holdings) or their assigns, estates and heirs; provided that the aggregate amount of Restricted Payments made by Borrower pursuant to this paragraph (c) shall not in the aggregate exceed $3,000,000 in any fiscal year and $10,000,000 in the aggregate (in each case, net of Returns received by Holdings (or any direct or indirect parent of Holdings) and contributed to Borrower subsequent to the date hereof in connection with resales of any Capital Stock so purchased, except to the extent such Returns have been applied to increase the Available Amount pursuant to clause (d) of the definition thereof); provided that the cancellation of Indebtedness owing to Holdings (or any direct or indirect parent of Holdings), Borrower or any of its Restricted Subsidiaries in connection with a repurchase of any such Capital Stock and the redemption or cancellation of such Capital Stock without cash payment will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(d)    [reserved];

(e)    Borrower may make Restricted Payments to Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) corporate overhead expenses incurred in the ordinary course and as may be necessary to permit Holdings (or any direct or indirect parent thereof) to pay their expenses and liabilities incurred in the ordinary course, including, without limitation, (i) customary and reasonable salary, bonus and other benefits payable to officers, employees and consultants of Holdings (or any direct or indirect parent thereof), (ii) customary and reasonable fees and expenses paid to members of the Board of Directors of Holdings or any direct or indirect parent thereof or payments in respect of indemnification obligations to such board members and (iii) reasonable general corporate overhead expenses of Holdings or any direct or indirect parent thereof, to the extent allocable to the operations of Borrower and its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made by Borrower pursuant to this paragraph (e) shall not exceed $1,750,000 in any fiscal year;

(f) (i) for so long as Borrower and Holdings are treated as pass-through entities for federal and applicable state and local income tax purposes, Borrower and Holdings may make Tax Distributions to their direct or indirect equityholders and (ii) from and after the time that Borrower and Holdings are members (or disregarded entities owned by members) of a group filing a consolidated, combined or unitary return for federal, state or local income Tax purposes, Borrower may make Restricted Payments to Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) federal, state and local income Taxes then due and owing, in an aggregate amount not to exceed the amount of the relevant federal and/or state income Taxes that Parent would be required to pay if it filed a consolidated, combined or unitary return for the relevant federal and/or state income Tax purposes as the common parent of a group, but only including Parent, Holdings, Borrower and Borrower’s eligible Subsidiaries (including Taxes, if any, attributable to any such Subsidiary that is deconsolidated from the group during such taxable year); provided, however, that in computing such Tax, in the cases of Parent and Holdings, only income attributable to each such entity’s direct or indirect ownership of Borrower and Borrower’s Subsidiaries shall be included;

(g)    Borrower may make Restricted Payments to Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) franchise taxes, Taxes and other similar fees and expenses (including licensing expenses), in each case required to maintain its corporate existence;

(h)    [reserved];

(i)    Borrower and its Restricted Subsidiaries may make Restricted Payments in an amount not to exceed the Available Amount; provided that at the time of each such Restricted Payment, and giving pro forma effect thereto, (x) except to the extent such Restricted Payments are made in reliance on clause (c) of the definition of “Available Amount”, no Event of Default exists and (y) except to the extent such Restricted Payments are made in reliance on clauses (c), (d) or (e) of the definition of “Available Amount”, the Consolidated Total Net Leverage Ratio does not exceed 4.00:1.00;

(j)    Borrower may repurchase Permitted Securities of Borrower deemed to occur upon exercise of stock options or warrants, if such Permitted Securities represent a portion of the exercise price of such options or warrants;

(k)    payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Permitted Securities of Borrower;

(l)    the making of any Restricted Payment in exchange for, or out of the cash proceeds of the substantially concurrent contribution to, or issuance of Permitted Securities by, Borrower, excluding any Cure Amount or Excluded Claim Payment;

(m)    payments permitted by subsection 8.12(g), (h) and (i);

(n)    Restricted Payments to effect the Merger, related transactions contemplated by the Merger Agreement and the Transactions; and

(o)    other Restricted Payments in an amount not to exceed $2,500,000 so long as no Event of Default exists before or after giving effect to any such Restricted Payment;

8.12.    Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement, which are upon terms no less favorable (taken as a whole) to Borrower or such Restricted Subsidiary than it would obtain in a hypothetical comparable ann’s length transaction with a Person not an Affiliate; provided that nothing in this subsection 8.12 shall prohibit Borrower or its Subsidiaries from engaging in the following transactions: (a) transactions between or among Credit Parties or any entity that becomes a Credit Party as a result of such Transaction, (b) the performance of Borrower’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement on the Closing Date or thereafter entered into in the ordinary course of business, (c) the payment of fees, compensation (including severance) and other benefits to, and customary indemnity and reimbursement provided on behalf of, employees, officers, directors or consultants of Holdings, Borrower or any Subsidiary in the ordinary course of business, (d) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business, (e) transactions permitted by subsection 8.11, (f) transactions existing on the Closing Date and included on Schedule 8.12 on the terms in effect on the Closing Date or pursuant to any amendments thereto to the extent such amendments are not materially less favorable to the Credit Parties than those provided for in the original agreements (as determined in good faith by Borrower), (g) either by Borrower directly or by Holdings following a cash dividend from Borrower to pay such amounts, tire payment or reimbursement of all reasonable out- of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel) and any indemnities incurred by the Sponsor or its Affiliates and pursuant to management agreements with the Sponsor in connection with (A) the Transactions; (B) any amendments, modifications or waivers of the provisions of the Credit Documents (whether or not the transactions contemplated hereby or thereby shall be consummated or any such amendment, modification or waiver becomes effective) or (C) their investment in Borrower and participation in the management and affairs of the Credit Parties, (h) the payment of customary management, consulting and monitoring or advisory fees to the Sponsor or its Affiliates in an aggregate amount not to exceed the sum of (x) $2,000,000 in any year plus any unpaid management, consulting and monitoring advisory fees accrued in any prior year plus (y) amounts prefunded on the Closing Date and paid within eighteen (18) months of the Closing Date, (i) customary payments to the Sponsor or its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) in an amount not to exceed 2.0% of the value of any such transaction, (j) [reserved], (k) the issuance of Permitted Securities and any transaction where the consideration is paid solely with the proceeds of Permitted Securities, (1) transactions permitted by subsections 8.6 (other than clause (i)), (m) Investments in Subsidiaries or joint ventures permitted under subsection 8.6., to the extent such Investment is in the form of a capital contribution or purchase of additional Capital Stock, (n) transactions between or among Credit Parties and Restricted Subsidiaries in the ordinary course of business or an express provision of this Section 8, (o) any transaction or series of related transactions between or among Credit Parties and Restricted Subsidiaries involving aggregate consideration not exceeding $5,000,000, (p)(i) the Transactions and the payment of fees and expenses in connection therewith and (ii) any payments required to be made pursuant to the Merger Agreement and (q) transactions pursuant to the subsection 11.6(j) with Affiliated Lenders.

8.13.    Changes in Fiscal Year. Pennit (a) the fiscal year of Borrower to end on a day other than on December 31 in any calendar year or (b) any change in the method of determining the Borrower’s fiscal quarters or fiscal months; provided, however, Borrower may, upon written notice to the Administrative Agent, change such fiscal year (and the fiscal year of the Restricted Subsidiaries) to any other fiscal year, or change such method of detennining such fiscal quarter or fiscal month in any way, reasonably acceptable to the Administrative Agent, in which case, Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and to the covenants contained herein that are that are reasonably necessary in order to reflect such change.

8.14.    Lines of Business. Engage in any material line of business substantially different from the lines of business in which Borrower and any of its Subsidiaries are engaged on the Closing Date (or which are substantially related, complementary or ancillary thereto or are reasonable extensions thereof and non-core incidental businesses acquired in connection with any Acquisition or permitted Investment).

8.15.    Prepayments and Amendments of Certain Junior Indebtedness. (a) Optionally prepay, retire, redeem, purchase or defease, or make or arrange for any mandatory prepayment, retirement, redemption, purchase or defeasance of any outstanding Junior Indebtedness (other than intercompany Indebtedness) of Borrower and its Restricted Subsidiaries (other than (1) any refinancing of Indebtedness permitted by this Agreement, (2) any payments expressly permitted by the subordination provisions approved by the Administrative Agent and the Required Lenders pursuant to subsection 8.1(e) and payments expressly approved in writing by the Required Lenders, (3) payments made in an amount not to exceed the Available Amount (provided that at the time of each such payment is made, and giving pro forma effect thereto, (x) except to the extent such payments are made in reliance on clause (c) of the definition of “Available Amount”, no Event of Default exists and (y) except to the extent such payments are made in reliance on clauses (c), (d) or (e) of the definition of “Available Amount”, the Consolidated Total Net Leverage Ratio does not exceed 4.25:1.00) and (4) the conversion or exchange of Indebtedness for or into Permitted Securities); or (b) except as permitted by the terms of any subordination and/or intercreditor agreement governing such Junior Indebtedness to which the Administrative Agent is a party or which the Administrative Agent had previously deemed satisfactory, waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Junior Indebtedness of Borrower or any of its Restricted Subsidiaries if the effect of such amendment is to: (A) increase the interest rate on such Indebtedness; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner adverse to Borrower or any Credit Party any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to Borrower or any Credit Party the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrower, any Credit Party, the Administrative Agent or the Lenders; provided that the foregoing shall not prohibit any amendment or modification of Subordinated Indebtedness if Borrower would be permitted to incur such Subordinated Indebtedness, as so amended or modified, under subsection 8.1(e).

8.16.    Negative Pledges. Except with respect to prohibitions against other encumbrances on specific property encumbered to secure payment of particular Indebtedness permitted hereunder, customary prohibitions in joint venture agreements with respect to the Capital Stock or assets of such joint venture, or prohibitions in license agreements under which Borrower or any of its Restricted Subsidiaries is the licensee, enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether owned on the Closing Date or thereafter acquired, except pursuant to (a) the Credit Documents, (b) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on Collateral (whether owned on the Closing Date or thereafter acquired) securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of Collateral to secure the Obligations, (c) any industrial revenue or development bonds, acquisition agreement or operating leases of real property and equipment entered into in the ordinary course of business, (d) restrictions or encumbrances applicable to (i) an entity acquired pursuant to a Permitted Acquisition at the time such entity became a Restricted Subsidiary or (ii) an Unrestricted Subsidiary redesignated as a Restricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, so long as such restriction or encumbrance was not created in contemplation of or in connection with such Pennitted Acquisition or redesignation and applies only to such entity and its subsidiaries or assets, (e) restrictions and conditions imposed by law, (f) restrictions and conditions existing on the Closing Date identified on Schedule 8.16, (g) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (h) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (i) restrictions in Indebtedness of a Non-Credit Party pennitted by this Agreement, (i) customary provisions in leases and other contracts restricting the assignments thereof, (j) Contractual Obligations that arise in connection with cash or other deposits pennitted under subsection 8.12 or are restrictions on net worth, cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or other holders of Pennitted Liens and (k) restrictions imposed by any modifications, amendments or Refinancings that are otherwise pennitted pursuant to this Agreement of the contracts, instruments or obligations referred to in the preceding clauses (a) through (j) so long as such modification, amendment or Refinancing (taken as a whole) does not materially expand the scope of such Contractual Obligation (as reasonably determined by Borrower).

8.17.    Sales and Leasebacks. Except as provided in subsection 8.1 or 8.5, enter into any arrangement with any Person providing for the leasing by Borrower or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower or such Restricted Subsidiary.

8.18.    Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in subsection 5.21.

SECTION 9. EVENTS OF DEFAULT

(A) Upon the occurrence and during the continuance of any of the following events:

(a)    Borrower shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with subsection 3.7 or (ii) pay any interest on any Loan or Note or any other amount payable under any Credit Document within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) (i) on the Closing Date, any Specified Representation shall prove to have been incorrect in any material respect as of the Closing Date, (ii) to the extent the proceeds of any Incremental Facility are used to finance a Permitted Acquisition or other Investment subject to customary “funds certain provisions”, on any date Increased Amount Date, any Specified Representation shall prove to have been incorrect in any material respect as of such Increased Amount Date and (iii) on any other date, any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made (and in any respect if qualified by materiality); or

(c)    Borrower shall default in the observance or performance of any agreement contained in subsection 7.3 (solely with respect to the legal existence of Borrower in its jurisdiction of organization), subsection 7.6(a) (provided that, unless the Administrative Agent has commenced the exercise of any remedy under the Credit Documents or applicable law on the basis of such Event of Default, the delivery of a notice of Event of Default at any time will cure an Event of Default under this subsection 9(A)(c) arising from the failure of Borrower or any Restricted Subsidiary to timely deliver such notice of Event of Default) or Section 8 of this Agreement or Holdings shall default in the observance of performance of any agreement contained in subsection 8.8 of this Agreement; or

(d)    Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document (other than those contained in clause (a) or (c) of this Section 9) and such default shall continue unremedied for a period of 30 days after Borrower’s receipt of written notice of such default from the Administrative Agent or the Required Lenders; or

(e)    With respect to any Indebtedness with an aggregate amount in excess of $7,500,000 (other than the Loans and L/C Obligations), (A) Borrower or any of its Material Subsidiaries that are Restricted Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, the L/C Obligations and any intercompany debt), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default (after giving effect to any applicable grace period and notice requirement) in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit (with all applicable grace periods having expired and all required notices having been given) the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to become due prior to its stated maturity (or in the case of Hedge Agreements, to be terminated) to become payable, (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by regularly scheduled required repayment prior to the stated maturity thereof, or (C) any such Indebtedness shall mature and remain unpaid, in each case, other than any required repayment of Indebtedness secured by assets that are disposed of or subject to any Destruction, to the extent repayment of such Indebtedness is required as a result of such event pursuant to the terms thereof, provided that this clause (e) shall not apply to any such failure that (x) is remedied by Borrower or applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Indebtedness, in either case, prior to such time as the Administrative Agent or Secured Party has commenced the exercise of any remedy under the Credit Documents or applicable law on the basis of such Event of Default; or

(f) (i) Holdings, Borrower or any of Borrower’s Material Subsidiaries that are Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Holdings, Borrower or any of Borrower’s Material Subsidiaries that are Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, Borrower or any of Borrower’s Material Subsidiaries that are Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above, and such case, proceeding or other action remains undismissed or unstayed for 60 days or more or such court shall enter a decree or order granting the relief sought in such case, proceeding or action; or (iii) there shall be commenced against Holdings, Borrower or any of Borrower’s Material Subsidiaries that are Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, and such case, proceeding or other action remains undismissed or unstayed for 60 days or more or such court shall enter a decree or order granting the relief sought in such case, proceeding or action; or (iv) Holdings, Borrower or any of Borrower’s Material Subsidiaries that are Restricted Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) Holdings, Borrower or any of Borrower’s Material Subsidiaries that are Restricted Subsidiaries shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    [Reserved]; or

(h)    One or more final non-appealable judgments or decrees shall be entered against Borrower or any of its Material Subsidiaries that are Restricted Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance or indemnification as to which the relevant insurance company or third party has not disputed coverage or out of proceeds from the Special Escrow Account) of $7,500,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i)    Any material Credit Document shall cease, for any reason, to be in full force and effect or Holdings, Borrower or any of its Subsidiaries shall so assert in writing, or any Security Document shall cease to give the Administrative Agent for the benefit of the Secured Parties any material right, power or privilege purported to be created thereby or cease to be effective to grant a perfected Lien on any material portion of the Collateral described in such Security Document (in each case, if and to the extent required to be perfected under the applicable Security Document) with the priority purported to be created thereby (other than solely as a result of any action or inaction by the Administrative Agent), subject to such exceptions as may be permitted therein or herein; or

(j)    There shall have occurred a Change of Control;

then, and in any such event, (x) if such event is an Event of Default specified in paragraph (f) above with respect to Borrower, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (ii) all obligations of Borrower in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligations to issue the Letters of Credit shall immediately terminate and (y) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, the following actions may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to Borrower, (a) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (b) declare all or a portion of the obligations of Borrower in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that Borrower discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 9 on account of undrawn Letters of Credit shall be made by Borrower directly to a cash collateral account established by the Administrative Agent for such purpose for application to Borrower’s reimbursement obligations under subsection 3.7 as drafts are presented under the Letters of Credit, (x) with the balance, if any, to be applied to Borrower’s obligations under this Agreement and the Notes in the manner set forth in the Guarantee and Collateral Agreement and (y) after all Letters of Credit have terminated in accordance with their terms (or been fully drawn upon), and after all obligations under this Agreement and the Notes have been paid in full (other than ongoing indemnity obligations where no demand for payment has been made), any excess amounts on deposit shall be returned to Borrower. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

(B) Notwithstanding anything to the contrary contained in this Section 9, in the event that Borrower fails to comply with the requirements of subsection 8.9, from the day after the end of the applicable four fiscal quarter period until the expiration of the twelfth Business Day subsequent to the date the Officer’s Certificate contemplated by subsection 7.2(a) is required to be delivered for such fiscal period, Borrower shall have the right (the “Cure Right”) to issue Permitted Securities for cash or otherwise receive cash common equity contributions to its capital or other equity contributions on terms in the nature of Permitted Securities or otherwise reasonably satisfactory to the Administrative Agent (in either case, the “Cure Amount”) and upon exercise of such Cure Right, such subsection 8.9(A) and/or (B), as the case may be, shall be recalculated giving effect to the following pro forma adjustments:

(a)    Consolidated EBITDA shall be increased, solely for the purpose of measuring such compliance with the requirements of such subsection for such fiscal quarter and any subsequent Test Period that includes such fiscal quarter and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(b)    If, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of such subsection, Borrower shall be deemed to have satisfied the requirements of such subsection as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default or Event of Default of such subsection that had occurred shall be deemed cured for purposes of this Agreement.

Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be at least two fiscal quarters during which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than five times during the term of this Agreement, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the subsection 8.9, (iv) the Cure Amount shall be disregarded for any purpose other than the measurement of compliance with such subsection (and, for the avoidance of doubt, the Cure Amount shall not be included in the calculation of any basket, threshold, exception or Applicable Margin calculation for any purpose and shall not result in any adjustment to any amounts (including the amount of Indebtedness) at the end of such current (but no other) fiscal quarter other than as expressly provided in this subsection 9(B)) and (v) Borrower shall comply with subsection 4.5(a).

Neither the Administrative Agent nor any Lender or Secured Party shall exercise any remedy under the Credit Documents or applicable law on the basis of an Event of Default caused by the failure to comply with subsection 8.9 (including any failure to deliver notice thereof) until after Borrower’s ability exercise its Cure Right has lapsed and Borrower has not exercised the Cure Right.

SECTION 10. THE AGENTS AND THE ISSUING LENDER

10.1.    Appointment and Duties.

(a)    Appointment of Administrative Agent and Administrative Agent. Each Lender and each Issuing Lender hereby appoints Ares Capital (together with any successor Administrative Agent pursuant to subsection 10.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (x) execute and deliver the Credit Documents and accept delivery thereof on its behalf from any Credit Party, (y) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Credit Documents and (z) exercise such powers as are reasonably incidental thereto.

(b)    Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above:

(i)     the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and Issuing Lenders), and is hereby authorized, to (t) except as otherwise provided in clause (ii) of this paragraph (b), to act as the disbursing and collecting agent for the Lenders and the Issuing Lenders with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in subsection 9(A)(f) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (u) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 9(A)(1) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (v) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (w) manage, supervise and otherwise deal with the Collateral, (x) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (y) except as may be otherwise specified in any Credit Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Credit Documents, applicable Law or otherwise and (z) execute any amendment, consent or waiver under the Credit Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and Issuing Lender to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuing Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or Issuing Lender, and may further authorize and direct such Lenders and the Issuing Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent and each Lender and Issuing Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed; and

(ii) the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Administrative Agent, the Lenders and Issuing Lenders), and is hereby authorized, to (x) act as the disbursing and collecting agent for the Revolving Credit Lenders and the Issuing Lenders with respect to all payments made in respect of the Revolving Credit Loans and L/C Obligations and fees related thereto, all as more specifically provided in Section 3 and (y) to perform such other duties and exercise such other powers as are specifically provided to the Administrative Agent in this Agreement.

(c)    Limited Duties. Under the Credit Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders or the Revolving Credit Lenders and the Issuing Lenders, as applicable (except to the limited extent provided in subsection 11.6(d) with respect to the Register and in subsection 10.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined terms “Administrative Agent” and “Administrative Agent”, the terms “administrative agent,” “agent”, “collateral agent” and similar terms in any Credit Document to refer to the Administrative Agent or the Administrative Agent, as the case may be, which terms are used for title purposes only, (ii) is not assuming any obligation under any Credit Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, Issuing Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Lender and Issuing Lender hereby waives and agrees not to assert any claim against the Administrative Agent or the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

10.2.    Binding Effect. Each Lender and each Issuing Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Credit Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

10.3.    Use of Discretion.

(a)    No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Credit Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)    Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, no Agent shall be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Affiliate thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Credit Document or applicable Law.

10.4.    Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Credit Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 10 to the extent provided by the Administrative Agent.

10.5.    Reliance and Liability.

(a)    The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with subsection 11.6, (ii) rely on the Register, (iii) consult with any of its Affiliates or advisors and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)    No Agent and none of the Affiliates of the Administrative Agent shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Credit Document, and each Lender, Issuing Lender, Holdings and Borrower hereby waive and shall not assert (and each of Holdings and Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Affiliate (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Affiliates selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)    shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Credit Document;

(iii)    makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Affiliate or any Credit Party in connection with any Credit Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Credit Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Credit Documents; and

(iv)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Credit Document, whether any condition set forth in any Credit Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower, any Lender or Issuing Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, Issuing Lender, Holdings and Borrower hereby waives and agrees not to assert (and each of Holdings and Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

10.6.    Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Credit Lender”, “Term Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Credit Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Credit Lender, Term Lender or as one of the Required Lenders, respectively.

10.7.    Lender Credit Decision.

(a)    Each Lender and each Issuing Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or Issuing Lender or any of their Affiliates or upon any document, solely or in part because such document was transmitted by the Administrative Agent or any of its Affiliates, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Credit Document or with respect to any transaction contemplated in any Credit Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Credit Document to be transmitted by die Administrative Agent to the Lenders or Issuing Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender or Issuing Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Administrative Agent or any of its Affiliates.

(b)    If any Lender or Issuing Lender has elected to abstain from receiving material non-public information (“MNPI”) concerning the Credit Parties or their Affiliates, such Lender or Issuing Lender acknowledges that, notwithstanding such election, the Administrative Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or Issuing Bank hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to the Administrative Agent and the Credit Parties upon request therefor by the Administrative Agent or the Credit Parties. Notwithstanding such Lender’s or Issuing Lender’s election to abstain from receiving MNPI, such Lender or Issuing Bank acknowledges that if such Lender or Issuing Bank chooses to communicate with the Administrative Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

10.8.    Expenses; Indemnities.

(a)    Each Lender agrees to reimburse the Administrative Agent and each of its Affiliates (to the extent not reimbursed by any Credit Party) promptly upon demand for such Lender’s Commitment Percentage with respect to the Facilities (in the case of the Administrative Agent and its Affiliates) of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Administrative Agent or any of its Affiliates in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Credit Document.

(b)    Each Lender further agrees to indemnify the Administrative Agent and each of its Affiliates (to the extent not reimbursed by any Credit Party) from and against such Lender’s aggregate Commitment Percentage with respect to the Facilities (in the case of the Administrative Agent and its Affiliates) of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Affiliates in any matter relating to or arising out of, in connection with or as a result of any Credit Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Affiliates to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Affiliate, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)    To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and such Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that such Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify such Administrative Agent fully for all amounts paid, directly or indirectly, by such Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

10.9.    Resignation of Administrative Agent or Issuing Lender.

(a)    The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if not such date is set forth therein, upon the date such notice shall be effective. If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders, that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default under subsections 9(A)(a) or 9(A)(f).

(b)    Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Credit Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent and the Revolving Credit Lenders shall assume and perform all of the duties of the retiring Administrative Agent, in each case, until a successor Administrative Agent or Administrative Agent, as the case may be, shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Affiliates shall no longer have the benefit of any provision of any Credit Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because the Administrative Agent had been, validly acting as Administrative Agent or Administrative Agent, as the case may be, under the Credit Documents and (iv) subject to its rights under subsection 10.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Administrative Agent under the Credit Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent or Administrative Agent, as the case may be, a successor Administrative Agent or Administrative Agent, as the case may be, shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent or Administrative Agent, as the case may be, under the Credit Documents.

(c)    Any Issuing Lender may resign at any time by delivering notice of such resignation to the Administrative Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the Issuing Lender shall remain an Issuing Lender and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such Issuing Lender prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Credit Documents.

10.10.    Additional Secured Parties. The benefit of the provisions of the Credit Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or Issuing Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 10, subsection 11.6(f), and subsection 11.7 and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by subsection 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Commitment Percentage or similar concept, (b) except as set forth specifically herein, each of the Administrative Agent, the Lenders and the Issuing Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Credit Document

10.11.    Release of Collateral or Guarantors; Subordination of Liens.

(a) Each Secured Party hereby consents to the release, and hereby directs the Administrative Agent to release, the following:

(i)    any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Equity Interests of such Subsidiary owned by any Credit Party is sold or transferred in a transaction permitted under the Credit Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to subsection 7.10;

(ii)    any Lien held by the Administrative Agent for the benefit of the Secured Parties against any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party to a Person that is not a Credit Party in a transaction permitted by the Credit Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to subsection 7.10 after giving effect to such transaction have been granted; and

(iii)    all Liens held by the Administrative Agent for the benefit of the Secured Parties against all Collateral, and all Credit Parties from their Obligations, in each case upon the occurrence of (x) the indefeasible payment in full of the Loans and all the other Obligations (other than unasserted expense reimbursement and contingent indemnity obligations), (y) the expiration or termination of all Commitments hereunder and (z) the cash collateralization, cancellation or backing by standby Letters of Credit of all outstanding L/C Obligations in the manner provided in subsection 3.13.

(b)    With respect to any asset of a Credit Party covered by a Permitted Lien, each Secured Party hereby consents to the subordination by the Administrative Agent of any Lien held by the Administrative Agent in and to such asset to the Liens constituting such Permitted Liens

10.12.    Third Party Beneficiaries. The Credit Parties shall be third party beneficiaries under subsections 10.1,10.9,10.11 and this subsection 10.12.

SECTION 11. MISCELLANEOUS

11.1.    Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. The Required Lenders and the applicable Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such tenns and conditions as the Required Lenders (other than with respect to any amendment or waiver contemplated by paragraphs (a) through (f) below, which shall only require the consent of the Lenders expressly set forth therein and not the consent of the Required Lenders) may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:

(a)    no such waiver and no such amendment, supplement or modification shall release all or substantially all of the Collateral or release all or substantially all the value of the Guarantees, in any such case without the written consent of all Lenders; provided that, notwithstanding the foregoing, this paragraph (a) shall not be applicable to and no consent shall be required for (x) the subordination of liens in Collateral in connection with any Liens permitted pursuant to subsection 8.2 and releases of Collateral in connection with any dispositions permitted by subsection 8.4 or 8.5, as it may be amended from time to time, or in connection with the enforcement of rights and remedies by the Administrative Agent in accordance with the tenns of the Credit Documents, (y) release of any Guarantor in connection with the sale or other disposition of a Guarantor (or all or substantially all of its assets) pennitted by this Agreement, as it may be amended from time to time, or (z) amendments to any applicable intercreditor or subordination agreements entered into by the Administrative Agent for the purpose of effectuating the terms, or carrying out the purpose, thereof;

(b)    subject to subsection 11.1(f), no such waiver and no such amendment, supplement or modification shall (1) forgive the principal amount or extend tire final scheduled date of maturity of any Loan or Note (provided that the waiver of any mandatory prepayment under subsection 4.5, waiver of any condition set forth in Section 6 or the waiver of any Default or Event of Default shall not be considered extensions or forgiveness of principal amounts), (2) extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Termination Date as then in effect, (3) reduce the stated rate of any interest, fee or letter of credit commissions payable hereunder (except in connection with the waiver of any Default or Event of Default or applicability of any post-default increase in interests, fees or letter of credit commission, and it being further understood and agreed that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest, fees or letter of credit commissions for the purposes of this clause (b)), (4) extend the scheduled date of any payment of any interest, fee or commitment commission, (5) increase the amount or extend the date of the Commitments of any Lender except as a result of an Incremental Loan Amendment or Extension Election entered into or accepted by such Lender, respectively, pursuant to this Agreement (it being understood that waivers or modifications of conditions precedent, covenants or any definition set forth therein or principally used therein, Defaults or Events of Defaults or of mandatory prepayments or reductions in the Commitments shall not constitute an increase in the Commitments of any Lender), (6) modify subsections 4.12 or 11.7(a) in a manner that would alter the pro rata sharing of payments or other amounts required thereby (for the avoidance of doubt, this Section shall not limit the ability of Holdings, any Borrower or any Restricted Subsidiary, to the extent expressly permitted by the tenns of this Agreement, to (i) purchase and retire Term Loans pursuant to an open market purchase or a “Dutch auction” or other debt buyback or (ii) pay principal, fees, premiums and interest with respect to Replacement Tenn Loans, Incremental Loans or Extended Term Loans or Extended Revolving Credit Commitments following the effectiveness of any amendment with respect to Replacement Term Loans, any Extension Election or Incremental Loan Amendment, as applicable, on a basis different from the Loans of such Class that will continue to be held by Lenders that were not Extending Term Lenders, Lenders with an Extended Revolving Credit Commitment or Lenders pursuant to such Incremental Loan Amendment or amendment with respect to Replacement Tenn Loans, as applicable)), or (7) modify, or with respect to any Borrowing, waive, any condition set forth in Section 6 (other than any waiver of a Default or Event of Default previously approved by the Required Lenders and not in connection with any current request for a Borrowing solely for the purpose of satisfying any such condition), in each case (other than clause (2)), without the written consent of each Lender whose obligations, Loans or Commitments, as the case may be, held hereunder are directly adversely affected thereby and in the case of clause (2), without the written consent of the Issuing Lender with respect to that Letter of Credit;

(c)    no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of this subsection 11.1 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loans and the Commitments on the Closing Date), consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Credit Documents (except to the extent expressly permitted by subsection 8.4), or reduce any percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Administrative Agent but without the consent of any Lender, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Revolving Credit Commitments are included in the Closing Date), in each case without the written consent of all Lenders;

(d)    no such waiver and no such amendment, supplement or modification affecting the Administrative Agent or Issuing Lender shall amend, modify or waive any of its rights hereunder (in such capacity) without the written consent of the Administrative Agent or Issuing Lender, as the case may be;

(e)    without the consent of any Lender, the Credit Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable law; and

(f)    with respect to any Incremental Facility, Extended Tenn Loans, Extended Revolving Credit Commitments and Replacement Term Loans, the related Incremental Loan Amendment, Loan Modification Offer, Extension Notice or amendment in respect of a Replacement Term Loan, and any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate any Incremental Facility, Extended Term Loans, Extended Revolving Credit Commitments and Replacement Term Loans or any provision thereof in accordance with the terms of, or the intent of, this Agreement, shall be effective when executed by Borrower, the Administrative Agent, (x) in the case of any Incremental Revolving Credit Commitments, the Administrative Agent, and each Incremental Term Lender making the related Incremental Term Commitment or Incremental Revolving Lender making the related Incremental Revolving Credit Commitment, as the case may be, (y) (i) in the case of any Extended Revolving Credit Commitment, the Administrative Agent and each Revolving Credit Lender with an Extended Revolving Credit Commitment and (ii) in the case of any Extended Term Loans, each Extending Term Lender and (z) with respect to any Replacement Tenn Loans, the Lenders providing such Replacement Term Loans;

provided, further, that notwithstanding anything to the contrary, any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party, the Lenders, the Administrative Agent and the Issuing Lender and all future holders of the Notes and the Loans. Any extension of a Letter of Credit by the Issuing Lender shall be treated hereunder as a new Letter of Credit. In the case of any waiver, the Credit Parties, the Lenders, the Administrative Agent and Issuing Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Lenders extending such credit, the Administrative Agent and Borrower (a) to add one or more additional credit facilities not otherwise permitted or contemplated by this Agreement to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facilities in any detennination of the Required Lenders and (c) to allow Borrower to prepay Loans of a Tranche on a non-pro rata basis in connection with offers made to all the Lenders of such Tranche pursuant to procedures approved by the Administrative Agent.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tenn Loans (“Refinanced Tenn Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Tenn Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, expenses and premium, including, if applicable, pursuant to subsection 4.7(d)), (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans unless the maturity is at least one year later than the maturity of the Refinanced Tenn Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans prior to the time of such incurrence), (d) all other terms applicable to such Replacement Term Loans (taken as a whole) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing and (e) the proceeds of such Replacement Tenn Loans shall immediately be applied to repay the Refinanced Term Loans (plus accrued interest, fees, expenses and premium, including, if applicable, pursuant to subsection 4.7(d)).

In connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans is refinanced with a replacement Class of Tenn Loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower yield (calculated in a manner consistent with subsection 2.3(e)(vi)) (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment.

In addition, the Administrative Agent and Borrower may amend any Credit Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of (I) all Lenders or (II) each directly and adversely affected Lender (in the case of this clause (II), to the extent such Defaulting Lender is directly and adversely affected) shall require the consent of such Defaulting Lender.

Each Secured Party hereby agrees that the Administrative Agent may enter into any intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted pursuant to subsection 8.1 and defined terms referenced therein) on its behalf, may make such other changes to the applicable intercreditor agreement and/or subordination agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appoint of Ares Capital (or its affiliated designee) on its behalf as collateral agent, respectively, thereunder.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, the consent of the Required Lenders or 50.1% of the affected Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this subsection 11.1 being referred to as a “Non-Consenting Lender”), then, at Borrower’s request, the Administrative Agent or an Eligible Assignee shall have the right, subject to compliance with subsection 11.6, to purchase from such Non- Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon Borrower’s request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non- Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption, provided that Borrower shall have first paid to such Non-Consenting Lender all monies other than principal, interest and fees accrued and owing to it hereunder (including pursuant to subsections 4.7, 4.13, 4.14 and 4.15). Any Non-Consenting Lender being replaced pursuant to this subsection 11.1 shall (i) execute and deliver an Assignment and Assumption with respect to such Non-Consenting Lender’s applicable Commitment and outstanding Loans and L/C Participating Interests in respect thereof, and (ii) deliver any Notes evidencing such Non-Consenting Loans to Borrower or the Administrative Agent. In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non- Consenting Lender. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.

11.2.    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and delivered, faxed, mailed or emailed, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of fax or email notice, when sent, confirmation of receipt received, addressed as follows in the case of Borrower or any other Credit Party or the Administrative Agent and in the case of any Lender as set forth in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto, or to such other address as may be notified after the Closing Date by the respective parties hereto and any future holders of the Notes:

Borrower:	Clearwater Analytics, LLC
777 W. Main Street
Suite 900
Boise, ID 83702
Attention: Controller, Finance Department
Telecopy: [***]
Telephone: [***]

with a copy of notices (that will not constitute notice) to:	Kirkland & Ellis LLP 300 N LaSalle
Chicago, IL 60654
Attention: Christopher Butler, P.C.
Telecopy: [***]
Telephone: [***]

and

Welsh, Carson, Anderson & Stowe XII, L.P.
320 Park Avenue, Suite 2500
New York, NY 10022
Attention: Chris Solomon
Telecopy.: [***]
Telephone [***]

The Administrative Agent and Issuing Lender:	Ares Capital Corporation
245 Park Avenue, 44th Floor
New York, NY 10167
Attention: Raymond L. Wright
Telecopy: [***]
Email: [***]

with a copy of notices (that will not constitute notice) to:	Proskauer Rose LLP Eleven Times Square
New York, NY 10036
Attention: Justin Breen, Esq.
Telecopy: [***]
Telephone: [***]

; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 3.4, 4.1, 4.2, 4.3 and 4.4 shall not be effective until received and; provided, farther, that the failure to provide the copies of notices to Borrower provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent.

11.3.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Notes and the making of the extensions of credit hereunder.

11.5.    Payment of Expenses; Indemnification. (a) Borrower agrees to pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (provided that, in the case of legal fees, Borrower’s obligations under this clause (i) shall be limited for each such party to reasonable and documented fees, charges and expenses of one primary counsel, and to the extent necessary, one local counsel in each relevant jurisdiction and, solely in the event of any actual conflict of interest, one additional counsel to all similarly situated persons) in connection with the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not such amendment, modification or waiver becomes effective),

(ii) all reasonable and documented out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Issuing Lender or any other Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Lender or any other Lender (provided that, in the case of legal fees, Borrower’s obligations under this clause (iii) shall be limited for the Administrative Agent, the Issuing Lender and the other Lenders, taken as a whole, to reasonable and documented fees, charges and expenses of one primary counsel, and to the extent necessary, one local counsel in each relevant jurisdiction and, solely in the event of any actual conflict of interest, one additional counsel to all similarly situated persons), in connection with the enforcement or protection of their rights in connection with the Credit Documents, including their rights under this subsection 11.5, or in connection with the Loans made, or Letters of Credit issued or drawn hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    The Credit Parties agree, jointly and severally, to indemnify the Administrative Agent, the Issuing Lender and each Lender, and each of the Affiliates, officers, directors, employees, agents, trustees, advisors and controlled parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel (and environmental consultants or professionals) for the Administrative Agent, the Issuing Lender and the other Lenders, taken as a whole, (and one local counsel in each applicable jurisdiction for each group and, in the event of any actual conflict of interest, one additional counsel of each type to the affected parties), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any Mortgaged Property or any other property currently or formerly owned, leased or otherwise operated by Borrower or any of its Subsidiaries, or any liability or obligation under Environmental Laws related in any way to Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, complaint, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether such matter is initiated by a third party or by Borrower, any other Credit Party or any of their respective Affiliates; provided that such indemnity shall not, in each case, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence, material breach of this Agreement or other Credit Documents or willful misconduct or fraud of such Indemnitee (or any of its Affiliates, officers, directors, employees, representatives, agents and third party advisors), (ii) to the extent that such losses, claims, damages, liabilities or related expenses relate to a dispute solely among Indemnified Persons not arising from a breach by any Credit Party of any of its obligations hereunder that does not involve, result from or relate to, directly or indirectly, any act or omission by any Credit Party or its Affiliates or (iii) any settlement is effected without Borrower’s consent (not to be unreasonably withheld, conditions or delayed); provided, further, that each Indemnitee agrees (by accepting the benefits hereof) to refund and return any and all amounts paid by Borrower to such Indemnitee to the extent any of the foregoing items described in clauses (i) through (iii) occurs. This subsection 11.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    To the extent that a Credit Party fails to pay any amount required to be paid by them to the Administrative Agent or an Issuing Lender under paragraph (a) or (b) of this subsection 11.5, each Lender severally agrees to pay to the Administrative Agent, or each Revolving Credit Lender severally agrees to pay to such Issuing Lender, as the case may be, such Lender’s or such Revolving Credit Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Lender in its capacity as such. For purposes hereof, a Lender’s or Revolving Credit Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate amount of the total Term Loans and Revolving Credit Commitments and/or Incremental Revolving Credit Commitments (whether used or unused) (or, following termination of the Revolving Credit Commitments and any Incremental Revolving Credit Commitments, of the outstanding Revolving Credit Loans and Incremental Revolving Credit Loans), or its Revolving Credit Commitment Percentage, as the case may be, at the time.

(d)    To the extent permitted by applicable law, no party hereto (and by its acceptance of the terms hereof, no Indemnitee) shall assert, and each party hereto (and by its acceptance of the terms hereof, each Indemnitee) hereby waives, any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)    All amounts due under this subsection 11.5 shall be payable promptly, and in any event within ten business days, after delivery of a reasonably detailed invoice therefor.

(f) The Credit Parties shall indemnify the Administrative Agent, the Lenders and each Issuing Lender for, and hold the Administrative Agent, the Lenders and each Issuing Lender harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuing Lender for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of Borrower or any of Borrower’s Subsidiaries in connection with the transactions contemplated by this Agreement.

(g) The Credit Parties agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this subsection 11.5) or any other Credit Document shall (i) survive the payment in full of the Obligations, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any tenn or provision of this Agreement or any other Credit Document or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Lender, (ii) survive the release of all or any portion of the Collateral and (iii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Credit Document.

11.6.    Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, the Administrative Agent, all future holders of the Notes and the Loans, and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (other than Disqualified Lenders unless an Event of Default exists under subsections 9(A)(a) or 9(A)(f)), Borrower or its Subsidiaries or Affiliates (“Participants”) participating interests in any Loan owing to such Lender, any participating interest in the Letters of Credit of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that such right of set-off shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in subsection 11.7. Borrower also agrees that each Participant shall be entitled to the benefits of subsections 3.9,4.14 and 4.15 (subject to the conditions and requirements of each) with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that such Participant agrees to comply with subsection 4.14(d)(iv) as if it were a Lender; provided further that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender agrees that the participation agreement pursuant to which any Participant acquires its participating interest (or any other document) may afford voting rights to such Participant, or any right to instruct such Lender with respect to voting hereunder, only with respect to matters requiring the consent of either all of the Lenders hereunder or all of the Lenders (or all affected Lenders if such Participant is an affected Lender) holding the relevant Term Loans or Revolving Credit Commitments and/or Incremental Revolving Credit Commitments subject to such participation. Each Lender that sells a participation, which for purposes of this subsection 11.6(b) only shall be deemed to be the agent of Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to Borrower or any other Person (including the existence or identity of any Participant or any infonnation relating to a Participant’s interest in the Loans or other obligations under this Agreement) except that the portion of such Participant Register relating to any Participant requesting payment from Borrower under any of subsections 3.9, 4.14 or 4.15 hereof shall be made available to Borrower and the Administrative Agent upon reasonable request and otherwise to the extent that such disclosure is necessary to establish that such Loans or other obligations are in “registered form” under Section 5f.l 03-1 (c) of the applicable United States Treasury Regulations. The entries in the Participant Register shall be conclusive in the absence of manifest error, and such Lender shall treat each person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)     Subject to paragraph (g), paragraph (j) (with respect to Affiliated Lenders) and paragraph (k) (with respect to Holdings, Borrower and their respective Subsidiaries) of this subsection 11.6, any Lender may at any time and from time to time, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, assign to one or more Eligible Assignees all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Assumption executed by such Assignee and such assigning Lender, the

Administrative Agent and, solely in the case of Revolving Credit Loans, Revolving Credit Commitments or Incremental Revolving Credit Commitments, the Issuing Lender, and delivered to the Administrative Agent for its acceptance and recording in the Register.

Each sale pursuant to this subsection 11.6 shall be in a principal amount of at least $1,000,000 (or such lesser amounts as the Administrative Agent and Borrower may determine) unless the assigning Lender is transferring all of its rights and obligations; provided that simultaneous assignments by or to two or more Approved Funds shall be combined for purposes of determining whether the minimum assignment requirement is met. The parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Affiliates and the officers, directors, employees, agents and attomeys-in-fact of each of the foregoing, or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. In the event of a sale of less than all of such rights and obligations, such Lender after any such sale shall retain Tenn Loans aggregating at least $1,000,000 and/or Revolving Credit Loans and/or Revolving Credit Commitments and/or L/C Participating Interests aggregating at least $1,000,000 (or in such lesser amount as the Administrative Agent and Borrower may determine). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption and subject to clause (j) below, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of the indemnification provisions set forth in subsection 11.5); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d)    The Administrative Agent, which for purposes of this subsection 11.6(d) only shall be deemed to be the agent of Borrower, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Assumption delivered to it and a register (collectively, the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower, the other Agent, or any Lender at any reasonable time and from time to time upon reasonable prior notice. This subsection shall be construed so that the Loans and any other obligations, if any, are at all times maintained in “registered form” for U.S. federal income tax purposes.

(e)    Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and by Borrower, the Administrative Agent and the Issuing Lender to the extent required by paragraph (c) of this subsection 11.6), together with payment to the Administrative Agent of the recordation and processing fee and, if applicable, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), and any applicable tax forms, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register (and no such assignment shall become effective unless and until so recorded). On or prior to such effective date, Borrower at its own expense, shall execute and deliver to the Administrative Agent (in exchange for any or all of the Term Notes or Revolving Credit Notes of the assigning Lender, if any (or if any Note is lost, an affidavit of such loss and indemnity satisfactory to Borrower)) new Term Notes or Revolving Credit Notes, as the case may be, such Assignee (if requested) in an amount equal to the Revolving Credit Commitment and/or Incremental Revolving Credit Commitment or the Term Loans, as the case may be, assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained a Commitment or any Tenn Loans hereunder, new Term Notes or Revolving Credit Notes, as the case may be, to the assigning Lender in an amount equal to the Commitment or such Term Loans, as the case may be, retained by it hereunder (if requested).

(f)    The Administrative Agent and the Lenders agree that they will protect the confidentiality of any confidential information concerning Borrower and its Subsidiaries and Affiliates. Each Credit Party authorizes each Lender to disclose (i) to its employees, officers, Affiliates and advisors, who shall be bound by the confidentiality provisions hereof and the Administrative Agent or Lender shall be responsible for its employees’ and officers’ compliance with this paragraph, (ii) to any regulatory authority as requested or required by law or to any quasi- regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) purporting to have jurisdiction over such Person (provided that prior to such disclosure, Borrower is given notice to the extent permitted by law and such authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply with Securities and Exchange Commission filing requirements) (provided that prior to such disclosure, Borrower is given notice to the extent permitted by law), (iv) to (x) any Participant or Assignee (each, a “Transferee”) and any prospective Transferee unless Borrower’s consent is required for any assignment to such Transferee (other than a Disqualified Lender unless an Event of Default exists under subsection 9(A)(a) or 9(A)(1)) and Borrower has affirmatively declined to consent to such assignment; provided that each Lender shall cause its respective prospective and actual Transferees to agree in writing to protect the confidentiality of any confidential information concerning each Credit Party and its Subsidiaries and Affiliates and (y) any persons that hold a security interest in any Lender’s rights under this Agreement in accordance with subsection 11.6(h) (and those Persons for whose benefit such holder of a security interest is acting), (v) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower, provided that, to the knowledge of such Administrative Agent, Lender, Issuing Lender or Affiliate, as applicable, such source is not bound by a confidentiality agreement with Borrower or any of its Affiliates, (vi) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such party or to the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (vii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or regulatory proceeding (provided that such party shall cooperate with Borrower to oppose any such summons or subpoena provided that such party shall not be required to incur any costs and expenses in connection therewith, and to the extent incurred, any such costs and expenses shall be subject to reimbursement pursuant to Section 11.5)), (viii) on a confidential basis to (a) any rating agency in connection with rating Borrower or its Subsidiaries or the Facilities or (b) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, (ix) to the extent necessary or customary for inclusion in league table measurements or (x) with the consent of Borrower; provided, however, that each Credit Party acknowledges that the Administrative Agent has disclosed and may continue to disclose such information as the Administrative Agent in its sole discretion determines is appropriate to the Lenders from time to time.

(g)    If, pursuant to this subsection 11.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the terms of this Agreement including without limitation subsection 4.14(d).

(h)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 11.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)    Notwithstanding anything to the contrary contained herein, any Lender (the “Granting Lender”) may grant to a special purpose funding vehicle (an “SPY”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that the Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 11,6(i), any SPV may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to in writing by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis, subject to and in accordance with subsection 11.6(f), any information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This clause may not be amended without the written consent of any adversely affected SPV.

(j)    Assignments to Affiliated Lenders pursuant to subsection 11.6(c) shall be subject to the following additional conditions:

(i)    following any such assignment, Affiliated Lenders will not be entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be entitled to attend or participate in meetings attended solely by the Lenders and the Administrative Agent;

(ii)    Affiliated Lenders will not be permitted to vote on matters submitted to Lenders for consideration that require “Required Lender” consent, or on any Chapter 11 plan under the Bankruptcy Code, and their Tranche B Term Loan shall be disregarded in determining other Lenders’ commitment and Loan percentages and the Affiliated Lenders will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on any such matter; provided that (A) the commitments of any Affiliated Lender shall not be increased, (B) the due dates for payments of interest, fee and scheduled amortization (including at maturity) owed to any Affiliated Lender will not be extended, (C) the amounts owing to any Affiliated Lender will not be reduced without the consent of such Affiliated Lender, (D) any amendment or other action that results in a disproportionate and adverse effect on an Affiliated Lender, in relation to all non-Affiliated Lenders’ Tranche B Tenn Loan or otherwise require the consent of each Lender or each affected Lender, in each instance in (A) through (D), without the consent of such Affiliated Lender; provided, further, that any Affiliated Lender that holds Tenn Loans shall receive any fee paid to consenting Lenders in connection with any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom pursuant to subsection 11.1;

(iii)    no assignment of Revolving Credit Loans, Revolving Credit Commitments or Incremental Revolving Credit Commitments may be made to any Affiliated Lender;

(iv)    the aggregate principal amount of all Tenn Loans purchased by Affiliated Lenders may not exceed 25% of the aggregate principal amount of all Tenn Loans then outstanding at the time of purchase;

(v)    any Term Loans assigned to an Affiliated Lender in accordance with this subsection may be contributed to Holdings, Borrower or any of its Restricted Subsidiaries and be exchanged for Pennitted Securities of Borrower (or any debt or equity securities of its direct or indirect parent) to the extent otherwise pennitted herein; and

(vi)    Affiliated Lenders shall not exceed in number (treating all Affiliated Lenders and their Affiliates and Approved Funds as individual Lenders for purposes hereof) more than 49% of the aggregate number of Lenders at any time (treating a Lender and its Affiliates and Approved Funds as a single Lender when determining the aggregate number of Lenders at any time) (it being agreed to and understood that if the foregoing would not be satisfied at any time, Affiliated Lenders shall only be required to assign Loans amongst themselves in order to satisfy the foregoing condition until only one Affiliated Lender remains).

(k)    Notwithstanding the foregoing, there shall be no assignments to Holdings, Borrower or their respective Subsidiaries, except pursuant to the following: any Lender may assign all or a portion of its Tenn Loans to Holdings, Borrower or any of its Subsidiaries if (v) no Event of Default exists or would exist after giving effect to such purchase, (w) such assignment is made pursuant to a bid made in the open market to all Lenders, on a pro rata basis, through tire Administrative Agent, (x) such assignment is not financed with the proceeds of any Revolving Credit Loans, (y) after giving effect to such purchase, the amount of unrestricted cash and Cash Equivalents of Borrower and its subsidiaries at such time is greater than the outstanding amount of all Revolving Credit Loans and L/C Obligations then outstanding and (z) any Tenn Loans so purchased shall be immediately cancelled. Upon any purchase of Term Loans pursuant to this clause (k), the remaining scheduled repayments of the Term Loans shall be reduced in direct order of maturity by the principal amount of Term Loans so purchased and cancelled.

(l)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or’ subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

11.7.    Adjustments; Set off. (a) If any relevant Lender (a “benefited Lender”) shall at any time receive any payment of all or part of any of its Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 9, or otherwise) in a greater proportion than any such payment to and collateral received by any other relevant Lender (other than in accordance with any provision hereof expressly providing for such payment (including the application of funds arising from the existence of a Defaulting Lender)), if any, in respect of such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefited Lender shall purchase for cash from the other relevant Lenders such portion of each such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or shall provide such other relevant Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Credit Party agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

The Administrative Agent shall promptly give Borrower notice of any set off; provided that the failure to give such notice shall not affect the validity of such set off.

(b)     In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by each Credit Party to the extent permitted by applicable law, upon the occurrence of any Event of Default to set off and apply against any indebtedness then due and owing of any Facility to such Lender, any amount owing from such Lender to any Credit Party, at or at any time after, the happening of any of the above mentioned events. As security for such indebtedness, any Credit Party hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of any Credit Party (other than escrow, payroll, petty cash, trust and tax accounts) then or thereafter maintained with such Lender, subject in each case to subsection 11.7(a) of this Agreement. The aforesaid right of set-off may, to the extent permitted by applicable law, be exercised by such Lender against any Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of any Credit Party, or against anyone else claiming through or against any Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement shall become effective with respect to Borrower, the Administrative Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by Borrower, the Administrative Agent and the Lenders. Delivery of a signed counterpart by facsimile or Adobe “pdf’ file shall be effective as delivery of a manually executed counterpart.

11.9.    Governing Law; Third Party Rights. This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in subsection 11.5, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

11.10.    Submission to Jurisdiction. Waivers. (a) Each party to this Agreement hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York, in each case located in the Borough of Manhattan, and appellate courts from any thereof (it being understood and agreed that a final judgment or action in any such proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law);

(ii)    consents that any such action or proceeding may be brought in such courts, and waives any objection that it may on the Closing Date or thereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b)     EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (A) ABOVE AND ANY COUNTERCLAIM THEREIN. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

11.11.    Marshaling; Payments Set Aside. None of the Administrative Agent, any Lender or the Issuing Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuing Lender or any such Person receives payment from the proceeds of the Collateral or exercises its rights of set off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

11.12.    Interest. Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by Borrower for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit Documents by Borrower or in any other event, earned interest on the Loans and such other obligations of Borrower may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to Borrower or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, Borrower and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.

11.13.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14.    Integration. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Administrative Agent, the Issuing Lender and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Issuing Lender or any Lender relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in die other Credit Documents.

11.15.    Acknowledgments. Each Credit Party hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)    neither the Administrative Agent, the Issuing Lender nor any Lender has any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Issuing Lender and the Lenders, on one hand, and each Credit Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Credit Party and the Lenders.

11.16.    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107- 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address and tax identification number of the Credit Parties and other information regarding the Credit Parties that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lender and the Administrative Agent.

11.17.    Loan Modification Offers.

(a)    Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Tranche (an “Existing Tranche”) be converted to extend the scheduled maturity date(s) of any payment or payments of principal (including at final maturity) with respect to such Tenn Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this subsection 11.17. In order to establish a Tranche of Extended Term Loans, Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Tranche) (each, a “Loan Modification Offer”) setting forth (i) the terms and conditions of the Extended Tenn Loans to be established (which shall be identical in all material respects to the Term Loans under the Existing Tranche from which such Extended Term Loans are to be converted except that (i) all or any of the scheduled amortization payments of principal and payment at maturity of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal and payment at maturity of the Term Loans of such Existing Tranche to the extent provided in such Loan Modification Offer, (ii) the Applicable Margin, the LIBOR “floor” set forth in clause (a) of the definition of LIBOR Rate and/or fees payable with respect to the Loans may be different from the same provisions for the Tenn Loans of such Existing Tranche, in each case to the extent provided in the Loan Modification Offer, (iii) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Loan Modification Offer, and (iv) the Loan Modification Offer may provide for other covenants and terms (x) that apply solely to any period after the latest final maturity of the Term Loans and Commitments in effect on the effective date of the Loan Modification Offer immediately prior to the establishment of such Extended Term Loans, or after approval thereof by the Required Lenders or (y) that are less favorable to the holders of the Extended Term Loans than the covenants and terms applicable to the Existing Tranche). Borrower shall provide the applicable Loan Modification Offer at least five Business Days prior to the date on which Lenders are requested to respond. Each Lender under the applicable Existing Tranche shall be afforded a pro rata opportunity to participate in any Loan Modification Offer (subject to notice and conditions to be agreed by Borrower and the Administrative Agent in their reasonable discretion). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Tranche converted into Extended Term Loans pursuant to any Loan Modification Offer. Any Lender wishing to have all or a portion of its Term Loans of the applicable Existing Tranche subject to such Loan Modification Offer converted into Extended Term Loans (each such Lender, an “Extending Term Lender”) shall notify the Administrative Agent in writing (an “Extension Election”) on or prior to the date specified in such Loan Modification Offer of the amount of its Term Loans of the applicable Existing Tranche which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements set forth in such Loan Modification Offer). In the event that the aggregate amount of Tenn Loans of the applicable Existing Tranche subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Tenn Loans of the applicable Existing Tranche subject to Extension Elections shall be converted to Extended Tenn Loans on a pro rata basis based on the amount of Term Loans of the applicable Existing Tranche included in each such Extension Election.

(b)    Borrower and any one or more Revolving Credit Lenders may from time to time agree that such Revolving Credit Lenders will establish Revolving Credit Commitments through the conversion of a previously established Revolving Credit Commitment of any such Revolving Credit Lender to an Extended Revolving Credit Commitment of such Lender (any Revolving Credit Commitments being established in accordance with this subsection 11.17(b) an “Extended Revolving Credit Commitment”, which for the avoidance of doubt, shall also be a “Revolving Credit Commitment”) by executing and delivering to the Administrative Agent a notice (a “Revolving Extension Notice”; each Revolving Extension Notice and each Loan Modification Offer being an “Extension”) specifying (i) the amount of Extended Revolving Credit Commitments established thereby, (ii) the Revolving Credit Termination Date for such Extended Revolving Credit Commitments; provided that the Revolving Credit Termination Date for any Extended Revolving Credit Commitments shall in no event be earlier than the Revolving Credit Termination Date for the Revolving Credit Commitments established on the Closing Date and there shall not be more than three Revolving Credit Termination Dates in effect at any time, (iii) the Applicable Margin and/or fees payable with respect to the Loans may be different from the same provisions for the Extended Revolving Credit Commitments of such Existing Tranche, in each case to the extent provided in the Revolving Extension Notice, and (iv) whether clause (ii) above shall be amended to provide that future Extended Revolving Credit Commitments may not have a Revolving Credit Termination Date prior to the Revolving Credit Termination Date for such Extended Revolving Credit Commitments. Except as set forth above, the terms of the Extended Revolving Credit Commitments shall be identical in all material respects to the Revolving Credit Commitments established on the Closing Date. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion, provided that all Revolving Credit Lenders shall be afforded a pro rata opportunity to participate in any Extensions (subject to notice and conditions to be agreed by Borrower and the Administrative Agent in their reasonable discretion). On each date on which Extended Revolving Credit Commitments are established, each Revolving Credit Lender shall purchase at par from and/or sell at par to each of the other Revolving Credit Lenders such portions of the outstanding Revolving Credit Loans, if any, as may be specified by the Administrative Agent so that, immediately following such purchases, all LIBOR Loans and all Index Rate Loans that are Revolving Credit Loans shall be held by the Revolving Credit Lenders on a pro rata basis in accordance with their respective Revolving Credit Commitment Percentages.

(c)     No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Term Lender agreeing to a Loan Modification Offer as evidenced by its delivery of an Extension Election, (B) the consent of each Revolving Credit Lender agreeing to an Extended Revolving Credit Commitment as evidenced by its execution of a Revolving Extension Notice and (C) with respect to the establishment of any Extended Revolving Credit Commitment, the consent of the Issuing Lender and the Administrative Agent. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this subsection (and the Administrative Agent are hereby directed to enter into any such amendments). Without limiting the foregoing, in connection with the establishment of any Extended Term Loans or Extended Revolving Credit Commitments, the respective Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

11.18.    Assumption by Successor Borrower.

(a) Immediately following the consummation of the the Merger on the Closing Date, Merger Sub shall cause Target to duly execute and deliver to the Administrative Agent (or its counsel) the Acknowledgement and assume the rights and obligations of Borrower hereunder.

(b)    Target, in its capacity as Borrower, hereby expressly confirms that, effective immediately upon its execution and delivery of the Acknowledgement and thereafter, it assumes, and hereby agrees to perform and observe and be bound by, and join in the execution of as a Borrower or Grantor (as applicable) under, each and every one of the covenants, promises, agreements, terms, obligations, duties and liabilities of (i) a Borrower under this Agreement and each other Credit Document applicable to a Borrower and (ii) a “Grantor” under each Security Document applicable to it. By virtue of the foregoing, immediately upon its execution and delivery of the Acknowledgement and thereafter, Target, in its capacity as Borrower, hereby accepts and assumes all liability of Merger Sub in its capacity as Borrower related to each representation, warranty, covenant or obligation made by Borrower in this Agreement or any other Credit Document.

(c)    Immediately upon the completion of the foregoing actions pursuant to subsections 11.18(a) and (b), Merger Sub shall be automatically released from its obligations as a Borrower hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

CARBON ANALYTICS MERGER SUB LLC,
as Borrower

By:	/s/ Douglas Bates
	Name:	Douglas Bates
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

CARBON ANALYTICS ACQUISITION LLC,
as Holdings

By:	/s/ Douglas Bates
	Name:	Douglas Bates
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

ARES CAPITAL CORPORATION, as Administrative Agent, Lender and Issuing Lender

By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

AO MIDDLE MARKET CREDIT L.P., as a Lender

by its general partner, OCM Middle Market Credit G.P. Inc.

By:	/s/ K. Patel
Name:	K. Patel
Title:	Director

By:	/s/ Jeremy Ehrlich
Name:	Jeremy Ehrlich
Title:	Director

AC AMERICAN FIXED INCOME IV, L.P., as a
Lender

by Ares Capital Management LLC, as manager

By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

GOLUB CAPITAL LLC,
as Joint Lead Arranger Joint Bookrunner and
Syndication Agent

By:	/s/ Robert G. Tuchscherer
	Name:	Robert G. Tuchscherer
	Title:	Managing Director

[Signature Page to Credit Agreement]

GOLUB CAPITAL FlNANCE FUNDING LLC
By: GC Advisors, LLC, its Manager,
as a Lender

By:	/s/ Robert G. Tuchscherer
	Name:	Robert G. Tuchscherer
	Title:	Managing Director

[Signature Page to Credit Agreement]

GC FINANCE OPERATIONS LLC
By: GC Advisors, LLO, its Manager,
as a Lender

By:	/s/ Robert G. Tuchscherer
	Name:	Robert G. Tuchscherer
	Title:	Managing Director

[Signature Page to Credit Agreement]

GOLUB CAPITAL BDC FUNDING LLC
By: GC Advisors LLC, as agent,
as a Lender

By:	/s/ Robert G. Tuchscherer
	Name:	Robert G. Tuchscherer
	Title:	Managing Director

[Signature Page to Credit Agreement]

GOLUB CAPITAL BDC HOLDINGS LLC
By: GC Advisors LLC, its Manager,
as a Lender

By:	/s/ Robert G. Tuchscherer
	Name:	Robert G. Tuchscherer
	Title:	Managing Director

[Signature Page to Credit Agreement]

GCIC FUNDING LLC
By: Golub Capital Investment Corporation, its sole member
By: GC Advisors LLC, its Manager,
as a Lender

By:	/s/ Robert G. Tuchscherer
	Name:	Robert G. Tuchscherer
	Title:	Managing Director

[Signature Page to Credit Agreement]

GCIC HOLDINGS LLC
By: Golub Capital Investment Corporation, its sole member
By: GC Advisors LLC, its Manager,
as a Lender

By:	/s/ Robert G. Tuchscherer
	Name:	Robert G. Tuchscherer
	Title:	Managing Director

[Signature Page to Credit Agreement]

GOLUB CAPITAL INVESTMENT CORPORATION
CLO 2016(M) LLC
By: GC Advisors LLC, as Collateral Manager,
as a Lender

By:	/s/ Robert G. Tuchscherer
	Name:	Robert G. Tuchscherer
	Title:	Managing Director

[Signature Page to Credit Agreement]

GOLUB CAPITAL PEARLS DIRECT LENDING
PROGRAM, L.P.
By: GC Advisors LLC, its Manager,
as a Lender

By:	/s/ Robert G, Tuchscherer
	Name:	Robert G, Tuchscherer
	Title:	Managing Director

[Signature Page to Credit Agreement]

ACKNOWLEDGMENT TO CREDIT AGREEMENT

AND CREDIT DOCUMENTS BY CLEARWATER ANALYTICS, LLC

September 1,2016

The undersigned hereby is executing and delivering this acknowledgment for the purposes of evidencing, from and after the consummation of the Merger, its assumption of the Obligations (including, without limitation, its assumption of the Obligations of Merger Sub by operation of law pursuant to the Merger), and agrees and acknowledges that, for the benefit of the Administrative Agent and the Secured Parties, as evidenced by the signature below on its behalf, upon the consummation of the Merger:

(a)    Clearwater Analytics, LLC (as successor by merger to Merger Sub) shall be and is a Borrower under the foregoing Credit Agreement and the other Credit Documents with the same force and effect as if originally named therein as a “Borrower,” “Grantor” or “Credit Party” the effect of which shall be, without limitation, that (i) each reference to “Borrower”, “Grantor” or “Credit Party” in the Credit Agreement and the other Credit Documents shall be deemed to include it and (ii) it shall hereby join in the execution of and be bound by all of the terms and provisions of the Credit Agreement and the other Credit Documents and hereby shall be deemed to have assumed all of the obligations, liabilities and indebtedness of its predecessor thereunder; and

(b)    the undersigned, as borrower, debtor, grantor, mortgagor, pledgor or assignor, or in any other similar capacities in which such Person grants Liens or security interests in any Collateral or otherwise acts as an accommodation party or guarantor, as the case may be, in any case under the Credit Documents, hereby (i) ratifies and reaffirms all of its payment, performance and observance obligations and liabilities, whether contingent or otherwise, under the Credit Documents, and (ii) ratifies and reaffirms its grant of security under the Security Documents and confirms and agrees that such Liens and security interests secure all of the Obligations.

The undersigned agrees and acknowledges that the Administrative Agent and each Secured Party are relying on the foregoing agreements in entering into and performing their obligations under the Credit Documents and that the foregoing shall not constitute a novation of any of the Obligations.

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IN WITNESS WHEREOF, the undersigned has caused a counterpart of this Acknowledgment to be duly executed and delivered as of the date first above written.

CARBON ANALYTICS, LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Acknowledgement to Credit Agreement]